As filed with the Securities and Exchange Commission on November 6, 2006
Registration No. 333-136972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Name of Small Business Issuer in Its Charter)

Minnesota	7373	41-1967918
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
14700 Martin Drive
Eden Prairie, Minnesota 55344
(952) 224-8110
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Jeffrey C. Mack
Chairman of the Board of Directors, President and Chief Executive Officer
Wireless Ronin Technologies, Inc.
14700 Martin Drive
Eden Prairie, Minnesota 55344
(952) 224-8110
(Name, Address and Telephone Number for Agent For Service)

Copies to:

Avron L. Gordon, Esq.
Brett D. Anderson, Esq.
Alec C. Sherod, Esq.
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)	William M. Mower, Esq. Alan M. Gilbert, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 (612) 672-8200 (phone) (612) 672-8397 (fax)

      Approximate Date of Commencement of Proposed Sale to the Public:     As soon as practicable after this Registration Statement becomes effective.
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2006
4,500,000 Shares
Common Stock

        This is a firm commitment initial public offering of 4,500,000 shares of common stock of Wireless Ronin Technologies, Inc. Prior to this offering, there has been no public market for our common stock. We are selling all of the shares of common stock being offered by means of this prospectus. The initial public offering price of our common stock is expected to be between $4.00 and $5.00 per share. We intend to apply to list our common stock on The Nasdaq Capital Market under the symbol “RNIN.”
      The underwriter may also purchase up to 675,000 additional shares of our common stock at the initial offering price, less underwriting discounts and commissions within 45 days from the date of this prospectus to cover over-allotments.
       Investing in our common stock involves risks, including the risk that we have had substantial losses since inception and have received a report from our independent registered accounting firm concerning our ability to continue as a going concern, and as a result may be considered to be in an unsound financial condition. See “Risk Factors” on page 6.

		Underwriting	Proceeds to
		Discounts and	Wireless Ronin
	Price to Public	Commissions	Technologies

Per Share	$	$	$
Total	$	$	$
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriter expects to deliver the shares of our common stock on or about                     , 2006.
The date of this prospectus is                     , 2006.

RONINCAST®
Dynamic Digital Signage

Communicating at Life Speed.™

RETAIL

ShowTickets.com
a Travelocity Company

Push my buttons.

Sealy

CHICO'S
CHICO'S

Chico's

Hirshfield's

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
      WIRELESS RONIN®, RONINCAST® and RONIN CAST® are our registered trademarks. This prospectus also makes references to trademarks and tradenames that are owned by other entities.
      For investors outside the United States: Neither we nor the underwriter have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

      Investment in our company is subject to certain limitations:

•	Offers of securities to residents of the State of Alaska are limited to investors who have either (i) annual gross income of at least $65,000 and net worth of at least $65,000 or (ii) net worth of at least $150,000.

•	Offers of securities in the State of California are limited to investors who have either (i) annual gross income of at least $65,000 and a net worth of at least $250,000 or (ii) net worth of at least $500,000. Additionally, an investment in our company may not exceed 10% of the investor’s net worth.

•	Investment in our company by a resident of the State of North Dakota may not exceed 10% of the net worth of the resident.

•	Sales of securities in the State of Ohio are limited to investors who have either (i) annual income of at least $65,000 and a net worth of at least $250,000 or (ii) are deemed to be an accredited investor as that term is defined by Rule 501(a) of Regulation D under the Securities Act.

•	Offers of securities to residents of the State of Washington are limited to investors who have either (i) annual gross income of at least $60,000 and net worth of at least $60,000 or (ii) net worth of at least $225,000.

•	Offers of securities to residents of the State of Iowa are limited to investors who have either (i) annual gross income of at least $60,000 and net worth of at least $60,000, or (ii) net worth of at least $225,000.

•	Offers and sales of our common stock to residents of the Commonwealth of Massachusetts are limited to investors that meet the definition of an “accredited investor” under Rule 501(a) of Regulation D under the Securities Act.
      In calculating net worth for each limitation above, an investor’s home, home furnishings and automobiles are excluded.

ii

PROSPECTUS SUMMARY
      The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements. You should read this prospectus carefully, especially the risks and uncertainties described under “Risk Factors.” The terms “Wireless Ronin,” “we” or “us” refer to Wireless Ronin Technologies, Inc.
Business Summary
General
      We provide dynamic digital signage solutions targeting specific retail and service markets. Digital signage is an electronic communication media viewed by a person on a video display. A common example of digital signage is an electronic billboard display in an arena or other public area. Through a suite of software applications marketed as RoninCast®, we provide an enhanced enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast’s flexibility allows us to develop custom solutions for specific customer applications.
      RoninCast is a digital alternative to static signage, such as cardboard, paper or other forms of temporary displays delivering a static message, that provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. For example, digital signage utilizing our technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. RoninCast enables us to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content development, implementation, maintenance and 24/7 help desk support.
      We have installed digital signage systems in over 200 locations since the introduction of RoninCast in January 2003. We generate revenues through system sales, license fees and separate service fees, including consulting, training, content development and implementation services, as well as ongoing customer support and maintenance. We currently market and sell our software and service solutions primarily through our direct sales force and value added resellers.
Business Strategy
      Our objective is to be the premier provider of dynamic digital signage solutions to customers in our targeted markets. To achieve this objective, we intend to pursue the following core strategies:
      Focus on Vertical Markets. Our direct sales force focuses primarily on the following market segments:

•	retail (including Sealy Corporation and Best Buy);

•	hospitality (including Foxwoods Resort Casino);

•	specialized services (including St. Mary’s Duluth Clinic Health System); and

•	public spaces (including Las Vegas Convention and Visitors Authority and Minneapolis Convention Center).
      We market to companies that deploy point-of-purchase advertising or visual display systems and whose business model incorporates marketing, advertising, or delivery of messages. We believe that any businesses promoting a brand or advertisers seeking to reach consumers at public venues are also potential customers.

      Marketing and Branding Initiatives. Our marketing initiatives convey our products’ distinguishing and proprietary features — wireless networking, centralized content management and custom software solutions.
      Leverage Strategic Partnerships and Reseller Relationships. We seek to establish and leverage relationships with market participants to integrate complementary technologies with our solutions. We believe that strategic partnerships will enable access to emerging new technologies and standards and increase our market presence.
      Outsource Essential Operating Functions. We intend to outsource certain operating functions such as system installation, integration and technical field support. In addition, we contract with manufacturers for items such as stands, mounts, custom enclosures, monitors and computer hardware.
      Custom Solutions. Although RoninCast is an enterprise solution designed for an array of standard applications, we also develop custom solutions in which we retain rights derived from our development activities.
      New Product Development. Developing new products and technologies is critical to our success. We intend to integrate our solutions with other enterprise systems such as inventory control, point-of-sale and database applications.
Our Competitive Challenges
      We are an emerging growth company in the digital signage industry. We are not currently a major factor in this industry and our products have not yet gained wide customer acceptance. Many of our current competitors in the digital signage industry have far greater resources and name recognition. These factors, among others discussed in the risk factor portion of this prospectus, represent substantial obstacles to our achieving customer acceptance and realizing our strategic plans.
Our Competitive Advantages
      Our key competitive advantages are:

•	Patent-Pending Wireless Delivery System — By utilizing wireless technology, our dynamic digital signage system can be securely implemented and operated in a variety of different venues, resulting in lower installation costs.

•	Centralized Content Management Software — Our enterprise software controls and manages a digital signage network from one centralized location. Delivery of required content is assured and recorded, making our customers’ marketing programs easier to implement.

•	Custom Solutions — In many instances, our customers require customized software solutions. Our sales team and software engineers tailor solutions that meet our customers’ needs.

•	Turn-Key Operation — In addition to our RoninCast software, we provide the necessary hardware, accessories, deployment/installation support and service to ensure our customers have all the necessary components for a successful digital signage solution.
      We were incorporated in the State of Minnesota on March 23, 2000. Our principal executive office is located at 14700 Martin Drive, Eden Prairie, Minnesota 55344. Our telephone number at that address is (952) 224-8110. We maintain a website at www.wirelessronin.com. Our website, and the information contained therein, is not a part of this prospectus.

The Offering

Common stock offered by us	4,500,000 shares

Common stock outstanding prior to this offering	874,368 shares

Common stock to be outstanding after this offering	7,199,329 shares, including 1,824,961 shares that will be issued at the closing of this offering upon conversion of certain of our convertible debentures and notes.

Use of proceeds	At an assumed initial public offering price of $4.50 per share, we expect the net proceeds to us from this offering will be approximately $17.9 million, or approximately $20.7 million if the underwriter exercises its over-allotment option in full. We expect to use the net proceeds from this offering as follows:

• approximately $7.5 million to repay outstanding debt and accrued interest; and

• the remainder for working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 6 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	RNIN
      Except as otherwise indicated, all information in this prospectus:

•	gives effect to a one-for-six reverse stock split of our common stock completed in April 2006;

•	gives effect to the two-for-three reverse stock split of our common stock completed in August 2006;

•	assumes no exercise of the underwriter’s over-allotment option or underwriter’s warrant; and

•	assumes 1,824,961 shares of common stock will be issued at the closing of this offering upon conversion of an aggregate principal amount of $5,029,973 of our convertible debentures and notes (assuming an initial public offering price of $4.50 per share).
      In this prospectus, the number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of November 3, 2006, and excludes:

•	2,160,748 shares of common stock issuable upon exercise of outstanding warrants;

•	450,000 shares of common stock issuable upon exercise of a warrant to be issued to the underwriter of this offering at a per share exercise price of 120% of the initial public offering price; and

•	1,510,000 shares of common stock reserved for future issuance pursuant to options under our equity incentive plan and non-employee director stock option plan, of which 493,333 have been issued subject to shareholder approval.

Recent Financing Transactions
      Our $3,000,000 convertible debenture issued to the Spirit Lake Tribe is presently convertible into 30 percent of our issued and outstanding shares of common stock determined on a fully diluted basis. In February and July 2006, the debenture was amended to provide for automatic conversion of the debenture, simultaneous with the closing of this offering, into 30 percent of our issued and outstanding shares on a fully diluted basis, but determined without giving effect to shares issued and issuable: (i) in this offering, including shares issuable upon exercise of the warrant to be issued to the underwriter or (ii) upon conversion of the 12% convertible bridge notes we sold in March, July and August 2006 and exercise of warrants issued to the purchasers of such notes. Based on our current capitalization, we will issue 1,261,081 shares of common stock to the Spirit Lake Tribe at the closing of this offering upon conversion of this convertible debenture.
      In February and March 2006, we entered into agreements with the holders of $2,029,973 of our outstanding convertible notes to provide, among other things, that the outstanding principal balances (plus, at the option of each holder, interest accrued through the closing of this offering) will be automatically converted into shares of our common stock simultaneously with the closing of this offering at a per share amount equal to the lower of: (i) $9.00 or (ii) 80% of the initial public offering price. The information contained in this prospectus assumes that accrued interest on these convertible notes will be paid in cash upon the closing of this offering out of the proceeds therefrom.
      In March 2006, we sold to a group of accredited investors 12% convertible bridge notes in a principal amount of $2,775,000, together with warrants to purchase an aggregate of 555,000 shares of our common stock. The notes mature on the earlier of 30 days following completion of this offering or March 10, 2007. The notes are convertible and the warrants exercisable by the holders thereof at $7.20 per share or, following this offering, at 80% of the initial public offering price per share. The holders of these notes or warrants are not obligated to convert or exercise them.
      In July and August 2006 we sold to a group of accredited investors $2,974,031 aggregate principal amount of additional 12% convertible bridge notes, together with warrants to purchase 594,806 shares of our common stock to purchasers of the bridge notes, on the same terms as the notes and warrants issued in the March 2006 offering.

Summary of Selected Financial Information
      You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 and 2004 are derived from our audited financial statements that are included elsewhere in this prospectus.

			Unaudited
			Nine Months Ended
	Years Ended December 31,		September 30,

	2005	2004	2006	2005

Statement of Operations Data:
Sales	$710,216	$1,073,990	$1,917,414	$542,455
Cost of revenue(1)	939,906	1,029,072	765,264	394,583
Selling, general and administrative	2,889,230	2,168,457	3,540,574	2,130,901
Research and development expenses	881,515	687,398	623,883	678,255
Other expenses	789,490	528,433	3,305,978	654,925
Net loss	(4,789,925)	(3,339,370)	(6,318,285)	(3,316,209)

Loss per common share	$(7.18)	$(6.87)	$(7.79)	$(5.18)

Weighted average basic and diluted shares outstanding	666,712	486,170	811,174	640,650

			As of September 30, 2006

	December 31,	December 31,	Actual	As
	2005	2004	(unaudited)	Adjusted(2)	Pro Forma(2)

Balance Sheet Data:
Current assets	$768,187	$364,924	$1,146,510	$1,057,164	$11,460,313
Total assets	1,313,171	701,598	2,583,938	2,494,592	12,364,099
Current liabilities	7,250,478	3,999,622	9,910,300	9,820,954	1,118,577
Non-current liabilities	1,668,161	1,397,563	1,675,859	1,675,859	129,308
Total liabilities	8,918,639	5,397,185	11,586,159	11,496,813	1,247,885

Shareholders equity (deficit)	$(7,605,468)	$(4,695,587)	$(9,002,221)	$(9,002,221)	$11,116,214

(1)	Includes $390,247 in inventory write downs for the year ended December 31, 2005 and $0 in inventory write-downs for the year ended December 31, 2004.

(2)	The balance sheet data above sets forth summary financial data as of September 30, 2006, December 31, 2005 and December 31, 2004, on an actual basis, and as of September 30, 2006:

•	as adjusted for certain debt payments anticipated before this offering of $89,346;

•	adjusted on a pro forma basis to give effect to:

•	the sale by us of 4,500,000 shares of common stock at an assumed initial public offering price of $4.50 per share in this offering and the receipt of the estimated proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $17,949,250;

•	the conversion of an aggregate of $5,029,973 principal amount of debentures and notes upon the completion of this offering into 1,824,961 shares of common stock; and

•	payment of certain outstanding indebtedness and accrued interest totaling $7,546,101.

RISK FACTORS
      Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. You should also refer to the other information in this prospectus, including our financial statements and the related notes. If any of the following risks actually occurs, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.
Risks Related to Our Business

Our operations and business are subject to the risks of an early stage company with limited revenue and a history of operating losses. The report of our independent registered public accounting firm included in this prospectus contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have incurred losses since inception, and we have had only nominal revenue. We may not ever become or remain profitable.
      Since inception, we have had limited revenue from the sale of our products and services, and we have had losses. We had net losses of $4,789,925 and $3,339,370, respectively, for the years ended December 31, 2005 and 2004 and $6,318,285 for the nine months ended September 30, 2006. As of September 30, 2006, we had an accumulated deficit of $24,964,261 and a shareholders deficit of $9,002,221. We expect to increase our spending significantly as we continue to expand our infrastructure. We need the proceeds from this offering to expand our sales and marketing efforts and continue research and development. The report of our independent registered public accounting firm related to our financial statements as of and for the years ended December 31, 2004 and 2005 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.
      We have not been profitable in any year of our operating history and anticipate incurring additional losses into the foreseeable future. We do not know whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods. We may require additional financing in the future to support our operations. For further information, please review the risk factor “Adequate funds for our operations may not be available, requiring us to curtail our activities significantly” below.
      We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. However, our assessments regarding market size, market share, or market acceptance of our services or a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

Our success depends on our RoninCast system achieving and maintaining widespread acceptance in our targeted markets. If our products contain errors or defects, our business reputation may be harmed.
      Our success will depend to a large extent on broad market acceptance of RoninCast and our other products and services among our prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static signage, unfamiliarity with our technology or perceived lack of reliability. We believe that the acceptance of RoninCast and our other products and services by our prospective customers will depend on the following factors:

•	our ability to demonstrate RoninCast’s economic and other benefits;

•	our customers becoming comfortable with using RoninCast; and

•	the reliability of the software and hardware comprising RoninCast and our other products.

      Our software is complex and must meet stringent user requirements. Our products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause our customers to reject our products, result in increased service costs and warranty expenses and harm our reputation. We must develop our products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, we may experience delays in releasing new products as problems are corrected. Errors or defects in our products could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. In addition, some undetected errors or defects may only become apparent as new functions are added to our products. Delays, costs and damage to our reputation due to product defects could harm our business.

Our prospective customers often take a long time to evaluate our products, with this lengthy and variable sales cycle making it difficult to predict our operating results.
      It is difficult for us to forecast the timing and recognition of revenues from sales of our products because our prospective customers often take significant time evaluating our products before purchasing them. The period between initial customer contact and a purchase by a customer may be more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

•	reduced need to upgrade existing visual marketing systems;

•	introduction of products by our competitors;

•	lower prices offered by our competitors; and

•	changes in budgets and purchasing priorities.
      Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.
      Based on our current expense levels, we anticipate that the net proceeds from this offering will be adequate to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including our ability to successfully market and sell our products, develop new products and establish and leverage our strategic partnerships and reseller relationships. In order to meet our needs beyond 2007, we may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, our plans to expand our business may be adversely affected and we could be required to curtail our activities significantly.

Difficulty in developing and maintaining relationships with third party manufacturers, suppliers and service providers could adversely affect our ability to deliver our products and meet our customers’ demands.
      We rely on third parties to manufacture and supply parts and components for our products and provide order fulfillment, installation, repair services and technical and customer support. Our strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in our products and reduced control over delivery schedules, quality and costs. For example, we do not generally maintain a significant inventory of parts or components, but rely on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on our forecasts. If delivery of our products and services to our customers is interrupted, or if our products experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect our ability to deliver our products and meet our customers’ demands and harm our business.

Reductions in hardware costs will likely decrease hardware pricing to our customers and would reduce our per unit revenue.
      Our product pricing includes a standard percentage markup over our cost of product components, such as computers and display monitors. As such, any decrease in our costs to acquire such components from third parties will likely be reflected as a decrease in our hardware pricing to our customers. Therefore, reductions in such hardware costs could potentially reduce our revenues.

Because our future business model relies upon strategic partners and resellers, we expect to face risks not faced by companies with only internal sales forces.
      We currently sell most of our products through an internal sales force. We anticipate that strategic partners and resellers will become a larger part of our sales strategy. We may not, however, be successful in forming relationships with qualified partners and resellers. If we fail to attract qualified partners and resellers, we may not be able to expand our sales network, which may have an adverse effect on our ability to generate revenues. Our reliance on partners and resellers involves several risks, including the following:

•	we may not be able to adequately train our partners and resellers to sell and service our products;

•	they may emphasize competitors’ products or decline to carry our products; and

•	channel conflict may arise between other third parties and/or our internal sales staff.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and develop new products to keep up with these rapid changes, we will not be able to obtain or maintain market share.
      The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product introductions. If we fail to develop new products or modify or improve existing products in response to these changes in technology, customer demands or industry standards, our products could become less competitive or obsolete.
      We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products or enhancing existing products in a timely and cost effective manner. These new technologies or enhancements may not achieve market acceptance. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting our products to new technologies as they emerge.

Our future success depends on key personnel and our ability to attract and retain additional personnel.
      Our key personnel include:

•	Jeffrey C. Mack, Chairman of the Board of Directors, President and Chief Executive Officer;

•	John A. Witham, Executive Vice President and Chief Financial Officer;

•	Christopher F. Ebbert, Executive Vice President and Chief Technology Officer; and

•	Scott W. Koller, Senior Vice President, Sales and Marketing.

      If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may in the future be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Our ability to succeed depends on our ability to protect our intellectual property, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.
      Our success and ability to compete depends substantially on our proprietary technologies. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy certain portions of our software or reverse engineer and use information that we regard as proprietary. No U.S. or international patents have been granted to us. We have applied for three U.S. patents, but we cannot assure you that they will be granted. Even if they are granted, our patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. We have been granted trademarks, but they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Our industry is characterized by frequent intellectual property litigation, and we could face claims of infringement by others in our industry. Such claims are costly and add uncertainty to our business strategy.
      We could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of our intellectual property rights. Our industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our industry of which we are not aware. We may in the future receive notices of claims that our products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.
      MediaTile Company USA has informed us that it filed a patent application in 2004 related to the use of cellular technology for delivery of digital content. We currently use cellular technology to deliver digital content on a limited basis. While MediaTile has not alleged that our products infringe its rights, they may do so in the future. For further information, please review “Business — Intellectual Property.”

If our security measures protecting our customers’ intellectual property and other information fail, we may be subject to claims based on such failure.
      It is possible that the RoninCast system could be subject to security risks once it is deployed in the field. To reduce this risk, we have implemented security measures throughout RoninCast to protect our system and our customers’ intellectual property and information delivered by RoninCast. If these security measures fail, unauthorized access to our customers’ content could result in claims based on such failure, adversely affecting our business and financial condition.

We could have liability arising out of our previous sales of unregistered securities.
      Since our inception, we have financed our development and operations from the proceeds of the sale to accredited investors of debt and equity securities. These securities were not registered under federal or state securities laws because we believed such sales were exempt under Section 4(2) of the Securities Act of 1933, as amended, and under Regulation D under the Securities Act. In addition, we issued stock purchase warrants to independent contractors and associates as compensation or as incentives for future performance. We have received no claim that such sales were in violation of securities registration requirements under such laws, but should a claim be made, we would have the burden of demonstrating that sales were exempt from such registration requirements. In addition, it is possible that a purchaser of our securities could claim that disclosures to them in connection with such sales were inadequate, creating potential liability under the anti-fraud provisions of federal and state securities or other laws. Claims under such laws could require us to pay damages, perform rescission offers, and/or pay interest on amounts invested and attorneys’ fees and costs. Depending upon the magnitude of a judgment against us in any such actions, our financial condition and prospects could be materially and adversely affected.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.
      If we are not able to compete effectively with existing or new competitors, we may lose our competitive position, which may result in fewer customer orders and loss of market share or which may require us to lower our prices, reducing our profit margins.
      The market for digital signage software is highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than our company. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than our company.
      We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product introductions or enhancements by the competition could reduce sales and the market acceptance of our products, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business.

Risks Related to this Offering

As a result of becoming a public company, we must implement additional finance and accounting systems, procedures and controls in order to satisfy such requirements, which will increase our costs and divert management’s time and attention.
      As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and Nasdaq.
      As an example of reporting requirements, we are evaluating our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financing reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention could have an adverse effect on our business, financial condition and results of operations.
      In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements, and related disclosures, it is possible that we would be unable to file our annual report with the Securities and Exchange Commission, which could also adversely affect the trading price of our common stock and our ability to secure any necessary additional financing, and could result in the delisting of our common stock from The Nasdaq Capital Market and the ineligibility of our common stock for quotation on the Over-the Counter Bulletin Board. Due to the lack of an active trading market, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.
      In addition, the new rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, on Board committees or as executive officers.

Our management has broad discretion over the use of proceeds from this offering and may apply the proceeds in ways that do not improve our operating results or increase the value of your investment.
      Our management will have significant discretion in the use of a substantial portion of the proceeds of this offering. Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. Therefore, it is possible that we may allocate the proceeds in this offering in ways that fail to improve our operating results, increase the value of your investment or otherwise maximize the return on these proceeds.

If we fail to comply with requirements for continued listing after this offering, our common stock could be delisted from The Nasdaq Capital Market, which could hinder your ability to obtain timely quotations on the price of our common stock, or dispose of our common stock in the secondary market.
      Although we have applied to list our common stock on The Nasdaq Capital Market, once our stock is listed, an active public market for our common stock may not develop or continue to exist. In connection with our listing on The Nasdaq Capital Market, we must register at least one bid for our common stock at a price that equals or exceeds $4.00 per share on the day our common stock is first quoted on The Nasdaq Capital Market. Thereafter, our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on The Nasdaq Capital Market. In the event our common stock is delisted from The Nasdaq Capital Market, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the National Association of Securities Dealer’s OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

A market for our common stock may not develop and the market price of our stock may be subject to wide fluctuations because our stock has not been publicly traded before this offering.
      The initial public offering price for our common stock will be arbitrarily determined through our negotiations with the underwriter and may not bear any relationship to the market price at which it will trade after this offering. Before this offering, there was no public trading market for our common stock, and one may not develop or be sustained after this offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. It is possible that in some future quarter our operating results may be below the expectations of financial market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.
      The price of our common stock after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies in our industry;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of financial market analysts;

•	investor perceptions of our industry, in general, and our company, in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

If you purchase shares of common stock sold in this offering, you will experience significant and immediate dilution.
      If you purchase shares of our common stock in this offering, you will experience significant and immediate dilution because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The dilution will be $3.00 per share in the net tangible book value per share of common stock from an assumed $4.50 initial public offering price. This dilution is due in large part to our significant accumulated losses since inception. You will experience additional dilution upon the exercise of options or warrants to purchase common stock and the conversion of convertible debt into common stock.

Our directors, executive officers and the Spirit Lake Tribe together may exercise significant control over our company.
      Our directors, executive officers and the Spirit Lake Tribe will beneficially own approximately 23.4% of the outstanding shares of our common stock after this offering. As a result, these shareholders, if acting together, may be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests.
      Anti-takeover provisions of our articles of incorporation, bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue up to 16,666,666 shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of your shares. In addition, our bylaws provide for an advance notice procedure for nomination of candidates to our board of directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.
      We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

A substantial number of shares will be eligible for future sale by our current investors and the sale of those shares could adversely affect our stock price.
      Based on shares outstanding as of November 3, 2006, upon completion of this offering, we will have 7,199,329 shares of common stock outstanding. Following this offering, our shares offered hereby will be freely tradable, without restriction, in the public market and approximately 104,402 shares will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act. Ninety days from the date of this prospectus approximately 108,922 shares of our common stock will be eligible for sale in the public market pursuant to Rule 144. Immediately following the sale of 4,500,000 shares of our common stock in this offering, our current investors will own approximately 37% of the outstanding shares of our common stock.
      Our directors, executive officers and certain other shareholders have agreed not to sell, offer to sell, contract to sell, pledge, hypothecate, grant any option to purchase, transfer or otherwise dispose of, grant any rights with respect to, or file or participate in the filing of a registration statement with the Securities and Exchange Commission, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or be the subject of any hedging, short sale, derivative or other transaction that is designed to, or reasonably expected to lead to, or result in, the effective economic disposition of, or publicly announce his, her or its intention to do any of the foregoing with respect to, any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of 360 days, or 180 days in the case of shareholders other than our directors and executive officers, after the date of the final prospectus related to this offering, without the prior written consent of the underwriter. In addition, as required by certain state securities regulators, our directors and officers have agreed to place their equity securities in our company in escrow at the closing of this offering. See “Shares Eligible for Future Sale — Escrow Agreement.”
      If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could be adversely effected.
      Subject to the escrow of shares by our officers and directors required by state securities regulators and volume limitations under Rule 144, 806,270 shares of our common stock will be eligible for sale in the public market upon the 180 day expiration of our shareholder lockup agreements and 1,659,735 additional shares will become eligible for sale upon the 360 day expiration of our lockup agreements with our directors and executive officers. In addition, 1,000,000 shares reserved for future issuance under the 2006 Equity Incentive Plan and 510,000 shares reserved for future issuance under the 2006 Non-Employee Director Stock Option Plan may become eligible for sale in the public market to the extent permitted by the provisions of various award agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act.
      We currently have outstanding warrants that entitle the holders thereof to purchase 2,160,748 shares of our common stock. In addition, upon the closing of this offering, we will grant to the underwriter a warrant to purchase up to 450,000 shares of our common stock at a per share exercise price equal to 120% of the initial offering price, which warrant will become exercisable on the one year anniversary of the date of this prospectus. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	our estimates of future expenses, revenue and profitability;

•	trends affecting our financial condition and results of operations;

•	our ability to obtain customer orders;

•	the availability and terms of additional capital;

•	our ability to develop new products;

•	our dependence on key suppliers, manufacturers and strategic partners;

•	industry trends and the competitive environment;

•	the impact of losing one or more senior executive or failing to attract additional key personnel; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”
      In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not attribute undue certainty to these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
      Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS
      The net proceeds from the sale of the 4,500,000 shares of common stock offered by us are estimated to be approximately $17.9 million, after deducting the underwriting discount and estimated offering expenses and assuming an initial public offering price of $4.50, or approximately $20.7 million if the over-allotment option is exercised by the underwriter in full.
      At the completion of this offering we anticipate repaying principal debt and note obligations of approximately $0.9 million, excluding the promissory notes discussed in the next paragraph. These obligations include $750,000 accruing interest at an annual rate of 1.5% over the current prime rate with maturity dates of November 2006 and January 2007, $121,085 accruing interest at an annual rate of 10% with a maturity date of December 2006, $34,679 accruing interest at an annual rate of 8% with a maturity date of January 2008, and $13,750 accruing interest at an annual rate of 10% with a maturity date of December 2009. We originally used the proceeds from the debt being repaid to fund our sales and development efforts, including our general and administrative expenses, as well as repaying prior debt obligations.
      In addition to the use of proceeds set forth above we anticipate repaying our outstanding 12% convertible bridge notes sold in March, July and August 2006 in the principal amount of $5.7 million. This assumes the holders of such notes do not elect to convert the principal and accrued interest into shares of our common stock. These notes mature on the earlier of 30 days following completion of this offering or March 10, 2007. To the extent the March, July and August 2006 bridge notes are converted, we will not be required to use the proceeds of this offering to retire them and such funds will be available for working capital and general corporate purposes, including payment of associate and management compensation. We will also be repaying $877,557 of accrued interest on our outstanding debt, including $322,643 of accrued interest on the March, July and August 2006 bridge notes, using proceeds from this offering. We do not intend to raise any additional funds from other sources outside this offering.
      The offering is being conducted principally to provide sufficient funding for the development of our business and to meet maturing debt obligations. We plan to pay certain debt and accrued interest totaling $7.5 million, provide funding of $8.1 million to continue the development and sales efforts for our products and services and make payments in the aggregate amount of $80,000 in management compensation due upon the completion of this offering. We expect to apply any remaining cash to future capital expenditures or other investments as they may be identified, considered and approved. At present, no such purchases or other opportunities have been identified.
      The following table sets forth the approximate dollar amounts and percentages of the estimated net proceeds, the purposes for which the proceeds are to be used and the order in which the proceeds will be used for the purposes stated:

			% of Net
			Proceeds

Net proceeds		$17,949,250	100.0%
Repayment of Outstanding
Debt and Accrued Interest		(7,546,102)	(42.0)%
Inventory and Product Delivery Costs	3,030,590		16.9%
Sales & Marketing	3,344,906		18.6%
Research and Development	1,428,385		8.0%
Maintain Facilities, including Lease Obligations	339,150		1.9%

		(8,143,031)	(45.4)%
Management Compensation		(80,000)	(0.4)%
Working Capital		$2,180,117	12.1%

      As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending on a number of factors, such as the availability of debt financing on terms advantageous to us, the pace of our growth in existing markets, opportunities for expansion into new markets through acquisition or otherwise and the amount of cash otherwise used by operations. Accordingly, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Until we use the proceeds for a particular purpose, we plan to invest the net proceeds of this offering generally in short-term, investment-grade instruments, interest-bearing securities or direct or guaranteed obligations of the United States.
DIVIDEND POLICY
      We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. The payment of any dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors deemed relevant by our board.

CAPITALIZATION
      The following table sets forth our capitalization as of September 30, 2006, on an actual basis and as:

•	as adjusted for certain debt payments anticipated before this offering of $89,346;

•	adjusted on a pro forma basis to give effect to:

•	the sale by us of 4,500,000 shares of common stock at an assumed initial public offering price of $4.50 per share in this offering and the receipt of the estimated proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $17,949,250;

•	the conversion of an aggregate of $5,029,973 principal amount of debentures and notes upon the completion of this offering into 1,824,961 shares of common stock; and

•	the repayment of indebtedness, including principal and accrued interest, totaling $7,546,101.
      You should read the information below in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	September 30, 2006

	September 30, 2006		Pro Forma As
	Actual	As Adjusted	Adjusted

Current portion of notes payable(1)	$5,064,356	$4,975,010	$0	(2)
Current portion of notes payable-related parties(1)	3,000,000	3,000,000
Current portion of capital lease obligation	104,011	104,011	104,011

	8,168,367	8,079,021	104,011
Notes payable, net of current portion	872,872	872,872	0	(2)
Notes payable, net of current portion-related parties	697,300	697,300
Capital lease obligations, net of current portion	105,687	105,687	105,687
Shareholders’ equity:
Undesignated preferred stock; authorized 16,666,666 shares; no shares issued and outstanding	0	0	0
Common stock, $0.01 par value; authorized — 50,000,000 shares; issued and outstanding — 874,368 shares	8,743	8,743	71,993	(3)
Additional paid-in capital	15,953,297	15,953,297	42,407,727
Accumulated deficit	(24,964,261)	(24,964,261)	(31,363,506)

Total shareholders’ equity	(9,002,221)	(9,002,221)	11,116,214

Total capitalization	$(7,326,362)	$(7,326,362)	$11,221,901

(1)	Includes debt discount resulting from a reduction in the face value of the notes by the value of equity compensation associated with the notes. Actual debt discount for the current portion of notes payable was $2,176,956.

(2)	In addition to our 12% convertible bridge notes issued in March, July and August 2006 and the convertible debenture issued to the Spirit Lake Tribe, we have issued an aggregate of $2,029,973 principal amount of convertible notes, convertible at the option of the holders thereof into shares of our common stock. Except for the notes issued in March, July and August 2006, all of these convertible debentures and notes will be automatically converted into shares of our common stock simultaneously with the closing of this offering. The $3,000,000 convertible debenture we issued to the Spirit Lake Tribe is convertible into 30% of our issued and outstanding shares of common stock determined on a fully diluted basis, without giving effect to shares issued and issuable in this offering including shares issuable upon exercise of the warrant to the underwriter of this offering or upon conversion of $5,749,031 principal amount of 12% convertible bridge notes and warrants issued in March, July and August 2006.

With respect to the remaining $2,029,973 principal amount of convertible notes, such conversion will be effected at a per share amount equal to the lower of: (i) $9.00 or (ii) 80% of the price per share in this offering. If a closing of this offering has not occurred on or before November 30, 2006, the convertible securities will be convertible into shares of our common stock in accordance with their current terms. Accrued interest will be payable to the holders in cash (unless converted into shares of common stock at the option of the holder) at the closing of this offering, or on November 30, 2006, if a closing of our public offering has not occurred on or before that date. Outstanding principal payment obligations on the convertible securities which, by their present terms, have matured or will mature prior to November 30, 2006, have, with the exception of $200,000 principal amount of notes which were exchanged for the August 2006 12% convertible bridge notes, been extended to November 30, 2006, subject to the mandatory and optional conversion features described above. In addition, holders of the convertible securities will be entitled to have the shares issuable upon conversion of their convertible securities (the “Registerable Securities”) included in a registration statement which must be filed by us within 60 days following the closing of this offering. The Registerable Securities are subject to a 180-day (12 months in the case Registerable Securities held by our directors and officers) lock-up effective upon the closing of this offering.

(3)	Assumes no exercise of: (i) warrants to purchase up to an aggregate of 1,010,942 shares of our common stock granted to directors, executive officers, key associates, holders of convertible securities and other investors, (ii) options to purchase 493,333 shares of our common stock issued to certain of our directors and executive officers subject to shareholder approval, (iii) warrants to purchase 1,149,806 shares of our common stock held by the purchasers of the 12% convertible bridge notes we issued in March, July and August 2006, or (iv) warrants issued to the underwriter of this offering to purchase up to an aggregate of 450,000 shares of our common stock.

DILUTION
      If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial offering price per share of our common stock and our net tangible book value as of this offering. Our net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our outstanding common stock. As of September 30, 2006, we had a net tangible book value of ($9,535,863), or ($10.91) per share of common stock. After giving effect to the conversion of an aggregate of $5,029,973 principal amount of outstanding convertible debentures and notes into 1,824,961 shares of common stock, we had a pro forma net tangible book value of ($5,921,786), or ($2.19) per share of common stock.
      Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $4.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and when considering options and warrants exercisable for 662,300 shares of our common stock at less than $4.50 per share, our adjusted pro forma net tangible book value as of September 30, 2006 would have been $11,116,214, or $1.42 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.72 per share to our existing investors and an immediate dilution in pro forma net tangible book value of $3.08 per share (or 68% of the initial offering price per share) to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$4.50
Net tangible book value per share at September 30, 2006	$(10.91)
Decrease in tangible book value caused by warrants and options exercisable at $4.50 per share or less	(0.12)
Pro forma increase in tangible book value attributable to conversion of convertible notes and convertible debentures	8.71
Increase in pro forma net tangible book value per share attributable to new investors	3.72

Pro forma as adjusted net tangible book value per share after this offering		1.42

Dilution per share to new investors		$3.08

      The following table sets forth, on a pro forma basis as of September 30, 2006, the total number of shares of common stock issued by us, the total consideration paid to us and the average price per share paid by existing investors and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $4.50 per share and have not deducted estimated underwriting discounts and commissions and offering expenses payable by us. The data gives effect to the conversion into common stock of all outstanding shares of our convertible debentures and notes.

	Shares Purchased		Total Consideration
					Average Price Per
	Number	Percent	Amount	Percent	Share

Existing investors(1)	2,699,329	37%	$24,530,470	55%	$9.09
New investors	4,500,000	63%	20,250,000	45%	$4.50

Total	7,199,329	100%	$44,780,470	100%	$6.22

(1)	Includes holders of $5,029,973 of convertible debentures and notes that will convert into 1,824,961 share of common stock upon the closing of this offering.

SELECTED FINANCIAL DATA
      You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 and 2004 are derived from our audited financial statements that are included elsewhere in this prospectus.

			Unaudited
			Nine Months Ended
	Years Ended December 31,		September 30,

	2005	2004	2006	2005

Statement of Operations Data
Sales	$710,216	$1,073,990	$1,917,414	$542,455
Cost of revenue(1)	939,906	1,029,072	765,264	394,583
Selling, general and administrative	2,889,230	2,168,457	3,540,547	2,130,901
Research and development expenses	881,515	687,398	623,883	678,255
Other expenses	789,490	528,433	3,305,978	654,925
Net loss	(4,789,925)	(3,339,370)	(6,318,285)	(3,316,209)

Loss per common share	$(7.18)	$(6.87)	$(7.79)	$(5.18)

Weighted average basic and diluted shares outstanding	666,712	486,170	811,174	640,650

			As of September 30, 2006

	December 31,	December 31,	Actual	As
	2005	2004	(unaudited)	Adjusted(2)	Pro Forma(2)

Balance Sheet Data
Current assets	$768,187	$364,924	$1,146,510	$1,057,164	$11,460,313
Total assets	1,313,171	701,598	2,583,938	2,494,592	12,364,099
Current liabilities	7,250,478	3,999,622	9,910,300	9,820,954	1,118,577
Non-current liabilities	1,668,161	1,397,563	1,675,859	1,675,859	129,308
Total liabilities	8,918,639	5,397,185	11,586,159	11,496,813	1,247,885

Shareholders equity (deficit)	$(7,605,468)	$(4,695,587)	$(9,002,221)	$(9,002,221)	$11,116,214

(1)	Includes $390,247 in inventory write downs for the year ended December 31, 2005 and $0 in inventory write-downs for the year ended December 31, 2004.

(2)	The balance sheet data above sets forth summary financial data as of September 30, 2006, December 31, 2005 and December 31, 2004, on an actual basis, and as of September 30, 2006:

•	as adjusted for certain debt payments anticipated before this offering of $89,346;

•	adjusted on a pro forma basis to give effect to:

•	the sale by us of 4,500,000 shares of common stock at an assumed initial public offering price of $4.50 per share in this offering and the receipt of the estimated proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of $17,949,250;

•	the conversion of an aggregate of $5,029,973 principal amount of debentures and notes upon the completion of this offering into 1,824,961 shares of common stock; and

•	payment of outstanding indebtedness and accrued interest totaling $7,546,101.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion of our historical results of operations and our liquidity and capital resources should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 6 of this prospectus.
Overview
      Wireless Ronin Technologies, Inc. is a Minnesota corporation that has designed and developed application-specific wireless business solutions. Our innovative method of delivering wireless data communications enables us to provide our customers with significantly improved communication productivity.
      Since inception, we have been developing solutions employing wireless technology, culminating in the release and commercialization of RoninCast. As of September 30, 2006, we had an accumulated deficit of $24,964,261.
The Services We Provide
      We provide dynamic digital signage solutions targeting specific retail and service markets through a suite of software applications collectively called RoninCast. RoninCast is an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Our solution, a digital alternative to static signage, provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. Our technology can be combined with interactive touch screens to create new platforms for conveying marketing messages. We have installed digital signage systems in approximately 200 locations since the introduction of RoninCast in January 2003.
Our Sources of Revenue
      We generate revenues through system sales, license fees and separate service fees, including consulting, training, content development and implementation services, as well as ongoing customer support and maintenance, including product upgrades. We currently market and sell our software and service solutions through our direct sales force and value added resellers. We generated revenues of $710,216 and $1,073,990 in calendar years ended December 31, 2005 and 2004, respectively. Also for the nine months ended September 30, 2006, we generated $1,917,414 compared to $542,455 for the comparable period in 2005.
Our Expenses
      Our expenses are primarily comprised of three categories: sales and marketing, research and development and general and administrative. Sales and marketing expenses include salaries and benefits for our sales associates and commissions paid on successful sales. This category also includes amounts spent on the hardware and software we use to prospect new customers including those expenses incurred in trade shows and product demonstrations. Our research and development expenses represent the salaries and benefits of those individuals who develop and maintain our software products including RoninCast and other software applications we design and sell to our customers. Our general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for our corporate officers and other expenses such as legal and accounting fees.
Critical Accounting Policies and Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the U.S., or GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In recording transactions and balances resulting from business operations, we use estimates based on the best information available. We use estimates for such items as depreciable lives, volatility factors in determining fair value of option grants, tax provisions and provisions for uncollectible receivables. We revise the recorded estimates when better information is available, facts change or we can determine actual amounts. These revisions can affect operating results. We have identified below the following accounting policies that we consider to be critical.

Revenue Recognition
      We recognize revenue primarily from these sources:

•	technology license and royalties;

•	product and software license sales;

•	content development services;

•	training and implementation; and

•	maintenance and support contracts.
      We applied the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software license. In the event of a multiple element arrangement, we evaluate if each element represents a separate unit of accounting taking into account all factors following the guidelines set forth in Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Deliverables”. We recognize revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured.
      Multiple-Element Arrangements — We enter into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. We allocate the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). The fair value of maintenance and support services is based upon the renewal rate for continued service arrangements. The fair value of installation and training services is established based upon pricing for the services. We have determined that it does not have VSOE for its technology licenses. In software arrangements for which we do not have vendor-specific objective evidence of fair value for all elements, revenue is deferred until the earlier of when vendor-specific objective evidence is determined for the undelivered elements (residual method) or when all elements for which we do not have vendor-specific objective evidence of fair value have been delivered.
          Software and technology license sales. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. Standard payment terms are generally less than 90 days. In instances where payments are subject to extended payment terms, revenue is deferred until payments become due. We assess collectibility based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.
          Product sales. We recognize revenue on product sales generally upon delivery of the product to the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

          Professional service revenue. Included in professional service revenues are revenues derived from implementation, maintenance and support contracts, content development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of our contracts are on a time-and-materials basis. For time-and-materials contracts, we recognize revenue as services are performed. For a fixed-fee contract, we recognize revenue upon completion of specific contractual milestones or by using the percentage of completion method.
      Training revenue is recognized when training is provided.
          Maintenance and support revenue. Included in support services revenues are revenues derived from maintenance and support. Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one year. Maintenance and support is renewable by the customer on an annual basis. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

Basic and Diluted Loss per Common Share
      Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Shares reserved for outstanding stock warrants and convertible notes are not considered because the impact of the incremental shares is antidilutive.

Deferred Income Taxes
      Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Accounting for Stock-Based Compensation
      In the first quarter of 2006, we adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), which revises SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). SFAS 123R requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. Prior to FAS 123R we disclosed the pro forma effects of SFAS 123 under the minimum value method. We adopted SFAS 123R effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006. The adoption of SFAS 123R for the nine months ended September 30, 2006 resulted in the recognition of stock-based compensation expense of $540,282. No tax benefit has been recorded due the full valuation allowance on deferred tax assets that we have recorded.
      Prior to January 1, 2006, we accounted for employee stock-based compensation in accordance with provisions of APB 25, and Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB No. 25”, and complies with the disclosure provisions of SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation  — Transaction and Disclosure” (SFAS 148). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. We amortized deferred stock-based compensation using the straight-line method over the vesting period.

      SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure” (SFAS No. 148), defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies were not required to adopt the fair value method of accounting for employee stock-based transactions. Companies were permitted to account for such transactions under APB 25, but were required to disclose in a note to the financial statements pro forma net loss and per share amounts as if a company had applied the fair methods prescribed by SFAS 123. We applied APB Opinion 25 and related interpretations in accounting for its stock awards granted to employees and directors and has complied with the disclosure requirements of SFAS 123 and SFAS 148.
      All stock awards granted by us have an exercise or purchase price equal to or above market value of the underlying common stock on the date of grant. Prior to the adoption for SFAS 123R, had compensation cost for the grants issued by us been determined based on the fair value at the grant dates for grants consistent with the fair value method of SFAS 123, our cash flows would have remained unchanged; however, net loss and loss per common share would have been reduced for the years ending December 31, 2005 and 2004 and for the nine months ended September 30, 2005 to the pro forma amounts indicated below:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	September 30,
	2005	2004	2005

			(unaudited)
Net loss:
As reported	$(4,789,925)	$(3,339,370)	$(3,316,209)
Add: Employee compensation expense included in net loss	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(13,880)	(2,239)	(6,503)

Pro forma	$(4,803,805)	$(3,341,609)	$(3,322,712)

Basic and diluted loss per common share:
As reported	$(7.18)	$(6.87)	$(5.18)

Pro forma	$(7.21)	$(6.87)	$(5.19)

      For purposes of the pro forma calculations, the fair value of each award is estimated on the date of the grant using the Black-Scholes option-pricing model (minimum value method), assuming no expected dividends and the following assumptions:

	2005 Grants	2004 Grants	2006 Grants

Expected volatility factors	n/a	n/a	61.7%
Approximate risk free interest rates	5.0%	5.0%	5.0%
Expected lives	5 Years	5 Years	5 Years
      The determination of the fair value of all awards is based on the above assumptions. Because additional grants are expected to be made each year and forfeitures will occur when employees leave us, the above pro forma disclosures are not representative of pro forma effects on reported net income (loss) for future years.
      We account for equity instruments issued for services and goods to non-employees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain

Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of our common stock or warrants to purchase shares of our common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment by the recipient. We expense the fair market value of these securities over the period in which the related services are received.

Results of Operations
Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005
      Our results of operations and changes in certain key statistics for the nine months ended September 30, 2006 and 2005 were as follows:

	Nine Months Ended
	September 30
			Increase
	2006	2005	(Decrease)

Sales	1,917,414	542,455	1,374,959
Cost of Sales	765,264	394,583	370,681

Gross Profit	1,152,150	147,872	1,004,278
Sales and marketing expenses	1,057,790	922,432	135,358
Research and development expenses	623,883	678,255	(54,372)
General and administrative expenses	2,482,784	1,208,469	1,274,315

Operating expenses	4,164,457	2,809,156	1,355,301

Operating loss	(3,012,307)	(2,661,284)	(351,023)
Other income (expenses):
Interest expense	(3,316,774)	(674,108)	2,642,666
Interest income	8,834	1,330	(7,504)
Sundry	1,962	17,853	15,891

	(3,305,978)	(654,925)	2,651,053

Net loss	$(6,318,285)	$(3,316,209)	$(3,002,076)

  Sales
      Our sales increased for the first nine months of 2006 when compared to the first nine months of 2005 by $1,374,959. Included in 2006 was $236,658 of previously deferred revenue from a terminated alliance, $500,000 from deferred revenue from a strategic partnership, and almost $1,200,000 from new billing. The continued increase in sales focus and the closing of prospects from our backlog were the primary reasons for the increase. We expect continued increases as our sales organization continues to mature and our products gain market acceptance.
  Cost of Sales
      Cost of sales for the first nine months of 2006 was $765,264, compared to $394,583 for the comparable 2005 period. The cost of sales increase is due to increased revenues. After deducting deferred revenue from the terminated alliance and the strategic relationship, the cost of sales increased proportionately to the sales increase, with our gross profit being 35% for the first nine months of 2006.
  Operating Expenses
      Operating expenses for the first nine months of 2006 were $4,164,457 compared to $2,809,156 for the comparable period of 2005. The increase amounted to $1,355,301. Included in this increase was $621,408 of compensation expense for incentive warrants granted to key employees in 2006 with no similar expense in 2005. Also included in the first nine months of 2006 is $335,591 of professional fees for legal and accounting expenses as the Company prepares to go public. The remaining increase in operating cost of $398,303 are due to staffing increases and higher spending in sales and marketing, as we continue to mature.
  Interest Expense
      Interest expense for the first nine months of 2006 was $3,316,774, an increase of $2,642,666 over the first nine months of 2005. This was primarily due to an increase in debt outstanding. The additional debt issued in 2006 included equity instruments which, when valued and expensed, are included in interest expense. As long as we continue to fund our operating losses with debt, interest expense will increase.
  Liquidity
      For the first nine months of 2006, we funded our operations primarily through the issuance of additional debt, as well as through increased sales. In the first nine months of 2006, we added face value of $5,420,300 of new debt. After deducting debt discount as of September 30, 2006 of $2,176,956 from beneficial conversion and warrant valuation, the balance sheet has $3,864,245 of additional debt for the first nine months of 2006. Based on our current expense levels, we anticipate that the net proceeds from this offering will be adequate to fund our operations for at least the next 12 months.
  Operating Activities
      We do not generate positive cash flow at the current level of sales and gross profit. For the first nine months of 2006 we used $3,040,441, which was primarily funded through debt.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      Our results of operations and changes in certain key statistics for the calendar years ended 2005 and 2004 were as follows:

	December 31
			Increase
	2005	2004	(Decrease)

Sales	$710,216	$1,073,990	$(363,774)
Cost of Sales	939,906	1,029,072	(89,166)

Gross Profit	(229,690)	44,918	(274,608)
Sales and marketing expenses	1,198,629	594,085	604,544
Research and development expenses	881,515	687,398	194,117
General administrative expenses	1,690,601	1,574,372	116,229

Operating expenses	3,770,745	2,855,855	914,890

Operating loss	(4,000,435)	(2,810,937)	(1,189,498)
Other income (expenses):
Interest expense	(804,665)	(525,546)	279,119
Interest Income	1,375	1,425	(50)
Sundry	13,800	(4,312)	(18,112)

	(789,490)	(528,433)	(261,057)

Net loss	$(4,789,925)	$(3,339,370)	$(1,450,555)

Sales
      Our sales decreased in 2005 from 2004 by $363,774, or 34%. The reduction in revenue was attributable to reduced sales by our strategic partner, AllOver Media. Sales generated by this relationship decreased from $659,190 in 2004 to $27,581 in 2005. This decrease was offset, in part, by sales to new customers of over $260,000.

Cost of Sales
      Cost of sales for the year ended December 31, 2005 was $939,906, which includes inventory write downs of $390,247. Cost of sales for the year ended December 31, 2004 was $1,029,072. There were no inventory write downs during 2004. Cost of sales decreased $89,166 from 2004 to 2005. Without the inventory write downs, cost of sales decreased $479,413. The main factor in the cost of sales decrease was a $374,714 reduction in hardware cost of sales. This was due to a reduction in hardware sales from 2004 to 2005 of $271,293 and lower hardware costs. Also contributing to the cost of sales decrease was a $104,699 decrease in services and other cost of sales. This was primarily due to a reduction in installation revenues of $103,779, which is included in services and other sales.

Operating Expenses
      Our operating costs increased in 2005 from 2004 by $914,890, or 32%. The single largest factor in this increase was salaries, commissions and related costs totaling $565,218. Average head count in 2004 was 18 associates, while in 2005 we averaged 27 associates, with 28 associates on December 31, 2005. We refer to our employees as associates. We also increased our advertising costs by $199,760 as a result of our installation at a convention center, tradeshow participation and the marketing launch of RoninCast. In the infrastructure area we moved into new space and incurred higher costs with rent, depreciation ($126,725) and utilities totaling $209,280. We also wrote off bad debts in 2005 of $77,862, or an increase of $70,600 over 2004. These increases were partially offset by a reduction of costs paid to third parties to help develop RoninCast of $98,771.

Interest Expense
      Interest expense increased in 2005 from 2004 by $279,119, or 53%. This increase was due to the larger amount of debt outstanding in 2005 by $3,382,201. This increase in debt was used to fund current operations. The increase amount of debt however was and its impact on interest expense was offset by a lower average rate outstanding. The average interest rate for 2005 was 15.21% compared to 20.67% in 2004.
Interest in an Unconsolidated Affiliated Entity
      On November 11, 2003, we entered into a Joint Venture Agreement with Real Creative Solutions Limited, a company registered in England, for the purpose of forming Wireless Ronin (Europe) Limited, a limited liability company formed under the laws of England. Wireless Ronin (Europe) was formed for the purpose of marketing and selling our products in Europe. We owned 50% of the capital shares in Wireless Ronin (Europe). On March 18, 2005, in accordance with the terms of the Joint Venture Agreement, we provided written notice to Real Create Solutions of our intent to dissolve Wireless Ronin (Europe) and cease doing business.
Liquidity and Capital Resources

Liquidity
      We have financed our operations primarily from sales of common stock and the issuance of notes payable to vendors, shareholders and investors. For the years ended December 31, 2005 and 2004, we generated $3,691,931 and $1,825,837 from these activities, respectively. These receipts were offset by the operational needs that came from the continued development of our products and services and well as the efforts to develop customers and generate sales. Additionally, these funds have been used for capital expenditures of $272,114 and $257,634 for the years ended December 31, 2005 and 2004, respectively.

      Our auditors, in their opinion, have highlighted that we have suffered recurring loses and negative cash flow from operating activities and require additional working capital to support future operations. This raises substantial doubt about our ability to continue as a going concern. It is our short-term intention to raise the cash we require through the proposed initial public offering, after which we believe we can continue to develop our sales to a level at which we will become cash flow positive. Based on our current expense levels, we anticipate that the net proceeds from this offering will be adequate to fund our operations for the next 12 months.

Operating Activities
      We do not currently generate positive cash flow. Our investments in infrastructure have outweighed sales generated to date. The cash flow used in operating activities was $3,384,874 and $1,487,271 for the years ended December 31, 2005 and 2004, respectively.

Financing Activities
      With the completion of this offering we intend to use proceeds to pay certain debt that was not converted. See “Use of Proceeds.” At that time, we will not have any significant debt on our books and our cash will be used to fund operations, which include the continued development of our products, infrastructure and attraction of customers. If we are able to generate significant additional sales, we believe that operational cash flows will improve based upon anticipated margins and that we can generate positive cash flow from operations.
Recent Accounting Pronouncements
      In December 2004, (adopted by the Company January 1, 2006) the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004 — “Share-Based Payment”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share- based compensation transactions using the intrinsic value method under APB 25, and generally would require instead that such transactions be accounted for using a fair-value-based method. SFAS 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. In April 2005, the Securities and Exchange Commission amended the compliance dates for SFAS 123R. In accordance with this amendment, we will adopt the requirements of SFAS 123R beginning January 1, 2006. We are currently evaluating SFAS 123R and have not determined the impact of this statement on our financial statements.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in Accounting Research Board (ARB) 43, Chapter 4, Inventory Pricing, (ARB 43) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS 151 requires those items be recognized as current period charges regardless of whether they meet the criterion of so abnormal which was the criterion specified in ARB 43. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of production be based on normal capacity of the production facilities. We have adopted SFAS 151 effective January 1, 2006. The adoption of SFAS 151 is not expected to have a significant effect on our financial statements.
Changes in Independent Accountants
      In February 2006, we replaced Larson, Allen & Co. as our independent accountants and, upon authorization by the audit committee of our board of directors, engaged Virchow, Krause & Company, LLP as our independent accountants. Virchow, Krause & Company, LLP audited our financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2004 and 2005. Larson, Allen & Co. did not have any disagreement with us on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Larson, Allen & Co., would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements. We did not consult with Virchow, Krause & Company, LLP on any financial or accounting matters in the period before its appointment.
Subsequent Financing Events
      Effective January 1, 2006, we entered into a termination agreement with AllOver Media (AOM), pursuant to which we terminated our strategic partnership agreement with AOM. To satisfy our remaining obligations under the agreement, we executed a promissory note in the principal amount of $384,525 in favor of AOM. The note accrues interest at the rate of 10% per annum. Final payment under the note is due in December 2006.
      Our $3,000,000 convertible debenture issued to the Spirit Lake Tribe is presently convertible into 30 percent of our issued and outstanding shares of common stock determined on a fully diluted basis. In February 2006 and again in July 2006, the debenture was amended to provide for automatic conversion, simultaneous with the closing of this offering, into 30 percent of our issued and outstanding shares on a fully diluted basis, but determined without giving effect to shares issued and issuable: (i) in this offering, including shares issuable upon exercise of the warrant to be issued to the underwriter, or (ii) upon conversion of $5,749,031, aggregate principal amount of 12% convertible bridge notes and exercise of warrants to purchase 1,149,806 shares of our common stock issued to the purchasers of such notes. We estimate that we will issue 1,261,081 shares of common stock to the Spirit Lake Tribe at this closing of this offering upon conversion of this convertible debenture.
      As of January 31, 2006, we had outstanding $2,229,973 convertible notes. In February and March 2006, we entered into agreements with the holders of our outstanding convertible notes, other than a holder of a $200,000 convertible note, to provide, among other things, that the outstanding principal balances (plus, at the option of each holder, interest accrued through the closing of this offering) will be automatically converted into shares of our common stock simultaneously with the closing of this offering at a per share amount equal to the lower of: (i) $9.00 or (ii) 80% of the initial public offering price. The remaining $200,000 convertible note was exchanged for a 12% convertible bridge note and warrants in the August 2006 offering discussed immediately below.
      In private placement offerings completed in March, July and August 2006, we sold to accredited investors our 12% convertible bridge notes in aggregate principal amount of $5,749,031, together with warrants to purchase an aggregate of 1,149,806 shares of our common stock. The notes mature on the earlier of 30 days following completion of this offering or March 10, 2007. The notes are convertible and the warrants exercisable by the holders thereof at $7.20 per share or, following this offering, at 80% of the initial public offering price per share.

BUSINESS
History
      Wireless Ronin Technologies, Inc. is a Minnesota corporation incorporated on March 23, 2000. Originally we sought to apply our proprietary wireless technology in the information device space and focused on an “industrial strength” personal digital assistant. We recognized that we lacked the financial and operating strength to compete in the general market and instead targeted niche markets, but we were unable to gain market acceptance for this type of application. Beginning in the fall of 2002, we designed and developed RoninCast®. The first release of RoninCast was in the spring of 2003.
General
      We provide dynamic digital signage solutions targeting specific retail and service markets. Through a suite of software applications marketed as RoninCast®, we provide an enterprise-level content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast’s flexibility allows us to develop custom solutions for specific customer applications.
Business Strategy
      Our objective is to be the premier provider of dynamic digital signage systems to customers in our targeted retail and service markets. To achieve this objective, we intend to pursue the following strategies:
      Focus on Vertical Markets. Our direct sales force focuses primarily on the following vertical market segments: retail, hospitality, specialized services and public spaces. To attract and influence customers, these markets continue to seek new mediums that provide greater flexibility and visual impact in displaying messages. We focus in markets where we believe our solution offers the greatest advantages in functionality, implementation and deployment over traditional media advertising.
      Marketing and Branding Initiatives. Our key marketing objective is to establish RoninCast as an industry standard in the dynamic digital signage industry. Our marketing initiatives convey the distinguishing and proprietary features of our products, including wireless networking, centralized content management and custom software solutions.
      Our strategy has included establishing a strong presence at national trade shows, such as NADA (National Auto Dealership Association), Globalshop and Digital Retailing. Both Globalshop and Digital Retailing focus on retail markets and have attendees from many countries. These trade shows provide an ideal venue for product introduction and engaging with key retailers. We continuously evaluate our strategies to determine which trade show presence best serves our marketing objectives.
      Leverage Strategic Partnerships and Reseller Relationships. We seek to develop and leverage relationships with market participants to integrate complementary technologies with our solutions. We believe that strategic partnerships will enable access to emerging new technologies and standards and increase our market presence. These strategic partners obtain the rights, in some cases exclusively, to sell and distribute the RoninCast technology in a defined market segment by purchasing a license for that particular vertical market. We plan to continue developing and expanding reseller relationships with firms or individuals who possess specific market positions or industry knowledge.
      Outsource Essential Operating Functions. We outsource certain support functions such as system installation, fixturing, integration and technical field support. In addition, we purchase from manufacturers such items as stands, mounts, custom enclosures, monitors and computer hardware. We believe that our expertise in managing complex outsourcing relationships improves the efficiency of our digital signage solutions.
      Custom Solutions. Although RoninCast is an enterprise solution designed for an array of standard applications, we also develop custom systems that meet the specific business needs of our customers. As digital signage technology continues to evolve we believe that creating custom solutions for our customers is one of the primary differentiators of our value proposition.
      New Product Development. Developing new products and technologies is critical to our success. Increased acceptance of digital signage will require technological advancements to integrate it with other systems such as inventory control, POS and database applications. In addition, digital media content is becoming richer and we expect customers will continue to demand more advanced requirements for their digital signage networks. We intend to continue to listen to our customers, watch the competitive landscape and improve our products.
Industry Background
      Digital Signage. We provide digital signage for use in the advertising industry. Total advertising expenditures were approximately $264 billion in 2004 according to Advertising Age’s Special Report: Profiles Supplement — 50th Annual 100 Leading National Advertisers Report. Within this industry, we participate in a digital signage segment focusing primarily on marketing or advertising targeted to specific retail and service markets.
      The use of digital signage is expected to grow significantly over the next several years. Frost & Sullivan has estimated that the size of the North American digital signage advertising market, comprising advertising revenues from digital signage networks, at $102.5 million in 2004 and forecasts the market to reach $3.7 billion in 2011, a compound annual growth rate of 67%. According to iSuppli, the digital signage market is expected to surpass $2 billion in overall revenue by 2009.
      Frost & Sullivan also estimates that expenditures for digital signage systems, including displays, software, software maintenance, media players, design, installation, and networking services, were $148.9 million in 2004, and the market is forecast to reach $856.9 million by 2011, a compound annual growth rate of 28%.
      Growth of Digital Signage. We believe there are four primary drivers to the growth of digital signage:

•	Compliance and effectiveness issues with traditional point-of-purchase signage. Our review of the current market indicates that most retailers go through a tedious process to produce traditional static point-of-purchase and in-store signage. They create artwork, send such artwork to a printing company, go through a proof and approval process and then ship the artwork to each store. According to an article appearing in The Retail Bulletin (February 19, 2006), it is estimated that less than 50% of all static in-store signage programs are completely implemented once they are delivered to stores. We believe our signage solution can enable prompt and effective implementation of retailer signage programs, thus significantly improving compliance.

•	Growing awareness that digital signage is more effective. We believe that a majority of brand buying decisions are made while in the retail store. Research presented at the 2005 Digital Signage Business conference shows that digital signage receives up to 10 times the eye contact of static signage and, depending upon the market, may significantly increase sales for new products that are digitally advertised. A study by Arbitron, Inc. found that 29% of the consumers who have seen video in a store say they bought a product they were not planning on buying after seeing the product featured on the in-store video display. We believe that our dynamic digital signage solutions provide a valuable alternative to advertisers currently using static signage.

•	Changes in the advertising landscape. With the introduction of personal video recorders (PVRs) and satellite radio, we believe retailers, manufacturers and advertising firms are struggling with ways to present their marketing message effectively. A recent article in Infomercial Media states that PVRs (TiVo, for example) will be in over 30% of US homes within the next five years. Although viewers are watching 20-30% more television, they are using PVR technology to bypass as much as 70% of the commercials. In addition, satellite radio continues to grow in popularity with limited and/or commercial free programming. We believe the use of digital signage will continue to grow as advertisers seek alternatives to traditional media.

•	Decreasing hardware costs associated with digital signage. The high cost of monitors has been an obstacle of digital signage implementation for a number of years. The price of digital display panels has been falling due to increases in component supplies and manufacturing capacity. As a result, we believe that hardware costs are likely to continue to decrease, resulting in continued growth in this market. We employ digital displays from a variety of manufacturers. This independence allows us to give our customers the hardware their system requires while taking advantage of improvements in hardware technology, pricing reductions and availability. We partner with several key hardware vendors, including NEC, Richardson Electronics (Pixelink), LG, Hewlett Packard and Dell.

The RoninCast Solution
      RoninCast is a digital alternative to static signage that provides our customers with a dynamic visual marketing system designed to enhance the way they advertise, market, deliver and update their messages to targeted audiences. For example, our technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. An example of this is the interactive, touch screen kiosk we designed for shoppers at Sealy mattress stores. RoninCast enables us to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content development, implementation, maintenance and 24/7 help desk support.
      Our software manages, schedules, and delivers dynamic digital content over wired or wireless networks. Our suite of software products has been trademarked RoninCast. Our solution integrates proprietary software components and delivers content over proprietary communication protocols.
      RoninCast is an enterprise software solution which addresses changes in advertising dynamics and other traditional methods of delivering content. We believe our product provides benefits over traditional static signage and assists our customers in meeting the following objectives of a successful marketing campaign.

Features and benefits of the RoninCast system includes:

•	Effective Conveyance of Message. Studies have shown digital signs to be an effective means of attracting the attention of customers and improving message recall. We believe that the display of complex graphics and videos creates a more appealing store environment.

•	Centrally Controlled. RoninCast empowers the end-user to distribute content from one central location. As a result, real-time marketing decisions can be managed in-house ensuring retailers’ communication with customers is executed system-wide at the right time and the right place. Our content management software recognizes the receipt of new content, displays the content, and reports back to the central location(s) that the media player is working properly.

•	Wireless Delivery. RoninCast can distribute content within an installation wirelessly. RoninCast is compatible with current wireless networking technology and does not require additional capacity within an existing network. RoninCast uses Wireless Local Area Network (WLAN) or wireless data connections to establish connectivity. By installing or using an existing onsite WLAN, RoninCast can be incorporated throughout the venue without any environmental network cabling. We also offer our mobile communications solution for off-site signage where WLAN is not in use or practical.

•	Network Control. Each remote media player is uniquely identified and distinguished from other units as well as between multiple locations. RoninCast gives the end-user the ability to view the media player’s status to determine if the player is functioning properly and whether the correct content is playing. A list of all units on the system is displayed allowing the end-user to view single units or clusters of units. The system also allows the end-user to receive information regarding the health of the network before issues occur. In addition, display monitors can be turned on or off remotely.

•	Ease and Speed of Message Delivery. Changing market developments or events can be quickly incorporated into our system. The end-user may create entire content distributions on a daily, weekly or monthly basis. Furthermore, the system allows the end-user to interject quick daily updates to feature new or overstocked items, and then automatically return to the previous content schedule.

•	Scalability/ Mobility. By utilizing a wireless network, the RoninCast system provides the ability to easily move signage or “scale-up” to incorporate additional digital signage. Displays can be moved to or from any location under a wireless network. Customers are able to accommodate adds/moves/changes within their environment without rewiring network connections. And when the customer wants to add additional digital signage, only electrical power needs to be supplied at the new location.

•	Data Collection. Through interactive touch screen technology, RoninCast software can capture user data and information. This information can provide feedback to both the customer and the marketer. The ability to track customer interaction and data mine user profiles, in a non-obtrusive manner, can provide customers feedback that would otherwise be difficult to gather.

•	Integrated Applications. RoninCast can integrate digital signage with other applications and databases. RoninCast is able to use a database feed to change the content or marketing message, making it possible for our customers to deliver targeted messages. Data feeds can be available either internally within a business or externally through the Internet. For example, our customers can specify variable criteria or conditions which RoninCast will analyze, delivering marketing content relevant to the changing environment.

•	Compliance/ Consistency. RoninCast addresses compliance and consistency issues associated with print media and alternative forms of visual marketing. Compliance measures the frequency of having the marketing message synchronized primarily with product availability and price. Compliance issues cause inconsistencies in pricing, product image and availability, and store polices. RoninCast addresses compliance by allowing message updates and flexible control of a single location or multiple locations network-wide. RoninCast allows our customers to display messages, pricing, images, and other information on websites that are identical to those displayed at retail locations.

Our Markets
      We generate revenues through system sales, license fees and separate service fees for consulting, training, content development and implementation services, and for ongoing customer support and maintenance. We currently market and sell our software and service solutions through our direct sales force and value added resellers.
      We market to companies that deploy point-of-purchase advertising or visual display systems and whose business model incorporates marketing, advertising, or delivery of messages. Typical applications are retail and service business locations that depend on traditional static point-of-purchase advertising. We believe that any retail businesses promoting a brand or advertiser seeking to reach consumers at public venues are also potential customers. We believe that the primary market segments for digital signage include:
      Retail. General retailers typically have large stores offering a variety of goods and services. This vertical market constantly faces the challenge of improving customer traffic as the size of the stores increases. It is estimated that a typical customer’s shopping cycle is once every two weeks for about 1 1/2 hours per visit. Furthermore, they also understand the need to compete with on-line shopping by offering a source for products that are becoming more popular through that venue. Retailers are also concerned about the demographic shopping cycle. Customers from different demographic groups shop at different times of the day and week. The challenge is to set the store and its promotions to fit the demographic customer, their shopping pattern and cycle, and to offer services that more effectively compete with electronic venues. Retailers also have difficulty with point-of-purchase compliance. Once static signage is created, printed and shipped, retailers face the challenge to get individual stores to install the point-of-purchase advertising in the proper place and at the proper time, and to remove it at the right time. In some instances, retailers see less than 50% compliance on an individual store level.
      Hospitality. Hospitality venues offer an array of opportunities for digital signage. For example, in the gaming and casino environment, entertainers and events often require signage to be developed, installed and removed on a frequent basis. RoninCast allows for centralized control and scheduling of all content, which provides a more efficient and manageable system. Additionally, casino and gaming facilities offer a variety of non-gaming services, such as spas, restaurants, shopping malls and convention halls. These facilities attempt to raise guest awareness of multiple products and services in an attractive and informative manner. Casinos may also have a need for off-site advertising, such as at airports or arenas, to drive traffic from these venues to their facilities. RoninCast with mobile communications enables the use of in-house signage to be used for off-site applications.
      Restaurants also offer opportunities for digital signage. Indoor advertising in restrooms, curbside pick-up, waiting areas and menu boards are areas in which digital signage can be incorporated. For example, most walk through restaurants use backlit fixed menu systems. These are time consuming and expensive to change, leaving the restaurant with a menu fare that is fixed for a period of time. Additionally, restaurants offer different menus at different times of the day making the menu cluttered and difficult for the customer to follow. RoninCast allows for “real-time” scheduling of menu board items throughout the day with prices and selections changing based on a user-defined schedule.
      Specialized Services. The healthcare and banking industries both have specific customer waiting areas and are information-driven. By incorporating digital signage programs, these institutions can promote products and disseminate information more effectively. In addition, digital signage can reduce perceived wait times by engaging patients or customers with relevant marketing messages and information.
      Public Spaces. Public spaces such as convention centers, transportation locations and arenas present opportunities for digital signage applications. Convention centers welcome millions of visitors per year for a variety of events. Airports offer another opportunity for digital signage. These potential customers using RoninCast, along with mobile communications, can control messages remotely from their central headquarters without requiring an onsite communication network.
Our Customers
      Historically, our business has been dependent upon a few customers. Our goal is to broaden or diversify our customer base. We have installed digital signage systems in over 200 locations since the introduction of RoninCast in January 2003. In aggregate, the customers listed below represent 42.2% of total sales for the nine months ended September 30, 2006 and 25.1% of total sales for the year ended December 31, 2005.
      Sealy Corporation. We entered into a sale and purchase agreement with Sealy Corporation in July 2006. During 2005, we worked with Sealy to develop the SealyTouchTM system, which is an in-store, interactive shopping and training aid for mattress customers and retail associates. Sealy distributes its products through approximately 2,900 dealers at approximately 7,000 locations. Sealy purchased 50 systems in 2006. We have agreed to work with Sealy on an exclusive basis in the bedding manufacture and retail field and will be Sealy’s exclusive vendor for these systems during the three-year term of the agreement, assuming Sealy’s satisfaction of minimum order requirements described below, and contingent upon the successful conclusion of Sealy’s system beta testing and the parties entering into a master services agreement and certain other related agreements. Our commitment to work with Sealy on an exclusive basis is subject to Sealy ordering either: (i) 250 SealyTouch systems per calendar quarter beginning with the quarter ending December 31, 2006, or (ii) a total of 2,000 systems deliverable in quantities of at least 250 systems per calendar quarter, commencing with the quarter ending December 31, 2006. The agreement, however, does not obligate Sealy to purchase a minimum number of systems. Sales to Sealy Corporation represented 16.5% of total sales for the nine months ended September 30, 2006 and 4.9% of total sales for the year ended December 31, 2005.
      The following are examples of other customers:

•	Best Buy — Best Buy is testing and evaluating RoninCast software at their headquarters in Richfield, Minnesota. We have also installed a test installation at a store location in San Diego, California. The Company has recorded no sales to Best Buy for the nine months ended September 30, 2006 and for the year ended December 31, 2005.

•	Canterbury Park — We have installed RoninCast throughout the Canterbury Park gaming facility. In addition, Canterbury installed digital signage twenty-five miles away at the Minneapolis/ St. Paul International airport utilizing RoninCast with mobile communications. Both in-house and off-site digital signage is controlled from one central location. Sales to Canterbury Park represented 0.2% of total sales for the nine months ended September 30, 2006 and 8.9% of total sales for the year ended December 31, 2005.

•	Coca-Cola — The Midwest region fountain division provides RoninCast displays as a means of extending their contracts with various customers, including restaurants, theatres, C-stores and supermarkets. Coca-Cola also uses its marketing co-op program with customers as a brand awareness/reward tool. Sales to Coca-Cola represented 0.0% of total sales for the nine months ended September 30, 2006 and 4.8% of total sales for the year ended December 31, 2005.

•	GetServd.com — GetServd.com is a full service digital advertising firm located in Calgary, Alberta, that runs the RoninCast® digital signage network for many of North America’s leading paint suppliers, including industry pace setters Hirshfield’s in the Midwest and Miller Paint in the Northwest. GetServd.com creates custom signage networks for their customers to promote their various vendors, create related sales opportunities and reduce perceived wait time for their customers. Sales through GetServd.com represented 9.0% of total sales for the nine months ended September 30, 2006 and no sales for the year ended December 31, 2005.

•	Foxwoods Resort Casino — Foxwoods is the largest casino in the world, with 340,000 square feet of gaming space in a complex that covers 4.7 million square feet. More than 40,000 guests visit Foxwoods each day. Foxwoods purchased RoninCast® to control, administer and maintain marketing content on its property from its marketing headquarters in Norwich, Connecticut. Sales to Foxwoods Resort Casino represented 12.8% of total sales for the nine months ended September 30, 2006 and no sales for the year ended December 31, 2005.

•	Las Vegas Convention and Visitors Authority — By using our solution for wayfinding (touch screen technology), advertising and event scheduling, this digital signage installation exemplifies how digital signage can enhance an environment while providing advanced technology to control, administer and maintain marketing content from one centralized location. Sales to Las Vegas Convention and Visitors Authority represented 1.2% of total sales for the nine months ended September 30, 2006 and 2.4% of total sales for the year ended December 31, 2005.

•	Mystic Lake Casino and Resort — We have installed RoninCast displays for several applications, including offsite advertising at the Mall of America, Wall of Winners, promotion of casino winners, general kiosks and upcoming casino events. Sales to Mystic Lake Casino and Resort represented 0.0% of total sales for the nine months ended September 30, 2006 and no sales for the year ended December 31, 2005.

•	Showtickets.com — Showtickets uses the RoninCast to control content in Las Vegas to promote ticket sales for shows and events throughout Las Vegas. An example of our scalability, Showtickets has continued to increase their digital signage presence over the past three years. Sales to

Showtickets.com represented 0.7% of total sales for the nine months ended September 30, 2006 and 2.4% of total sales for the year ended December 31, 2005.

•	University of Akron — The University uses RoninCast as an information system for students and faculty. Starting with a small installation footprint, the University continues to grow their digital signage network with recurring orders for expansion. Sales to the University of Akron represented 1.1% of total sales for the nine months ended September 30, 2006 and 1.7% of total sales for the year ended December 31, 2005.

•	Wynn Las Vegas — Content developed exclusively by Wynn for its proprietary outdoor display is previewed, edited and approved using our system. Sales to Wynn Las Vegas represented 0.7% of total sales for the nine months ended September 30, 2006 and no sales for the year ended December 31, 2005.

Product Description
      RoninCast is a dynamic digital signage network solution that combines scalable, secure, enterprise-compliant, proprietary software with off the shelf or customer owned hardware. This integrated solution creates a network capable of controlling management, scheduling and delivery of content from a single location to an enterprise-level system.
      Master Controller (MC) — The MC is divided into two discreet operational components: the Master Controller Server (MCS) and the Master Controller Client (MCC). The MCS provides centralized control over the entire signage network and is controlled by operators through the MCC graphical user interface. Content, schedules and commands are submitted by users through the MCC to be distributed by the MCS to the End-Point Controllers. Additionally, through the MCS, network and content reports, and field data are viewed by operators utilizing the MCC.
      End-Point Controller (EPC) — The EPC receives content, schedules and commands from the centralized MCS. It then passes along the information to the End-Point Viewers in its local environment. The EPC then sends content, executes schedules and forwards commands that have been delivered. Additionally, the EPC monitors the health of the local network and sends status reports to the MCS.
      End-Point Viewer (EPV) — The EPV software displays the content that has been distributed to it from the EPC or the Site Controller. It keeps track of the name of the content that is currently playing, and when and how many times it has played. This information is delivered back to the MCS through the EPC.

      Site Controller (SC) — The SC provides localized control and operation of an installation. It is able to deliver, broadcast, or distribute schedules and content. The level of control over these operations can be set at specific levels to allow local management access to some or all aspects of the network. The SC also allows information to be reviewed regarding the status of their local RoninCast network. It is also used as an installation and diagnostic tool.
      Network Builder (NB) — The NB allows operators to set up virtual networks of signage that create groups for specific content distribution. EPVs can be grouped by location, type, audience, or whatever method the user chooses.
      Schedule Builder (SB) — The SB provides users the ability to create schedules for extended content distribution. Schedules can be created a day, a week, a month or a year at a time. These schedules are executed by the EPCs at the local level.
      Zone Builder (ZB) — The ZB allows screen space to be dividing into discreet sections (zones) that can each play separate content. This allows reuse of media created from other sources, regardless of the pixel-size of the destination screen. Additionally, each zone can be individually scheduled and managed.
      RoninCast Wall (RCW) — The RCW provides the ability to synch multiple screens together to create complex effects and compositions such as an image moving from one screen to the next screen, or all screens playing new content at one time.
      Database Client (DBC) — The DBC allows for automation of control of the RoninCast network. Information can be retrieved from a database and sent to the EPVs automatically. This software is best suited for implementation where information changes on a regular basis, such as meeting room calendars or arrival and departure times, or data feeds from the Internet (for example, stock prices or sports scores).
      Event Log Viewer (EVL) — The EVL allows the user to easily analyze logs collected from the field in an organized manner. Filtering and sorting of data in any aspect further simplifies the analysis.
      Software Development Kit (SDK) — The SDK is provided so that customers can create their own custom applications that can interface with the RoninCast network. This provides the ultimate in flexibility for our customers who wish to create their own look-and-feel.

Key Components
      Key components of our solution include:

User-Friendly Network Control
      When managing the RoninCast network, the ability to easily and intuitively control the network is critical to the success of the system and the success of the customer. Customer input has been, and continues to be, invaluable in the design of the RoninCast Graphical User Interface. Everything from simple design decisions (e.g. menu layout) to advanced network communication (e.g. remote media file visualization — seeing the content play on a remote screen), is designed to be user-friendly and easily learned.

Diverse Content Choices
      With the myriad media design tools available today, it is vital that RoninCast stay current with the tools and technologies available. RoninCast started with Macromedia Flash, and while Flash remains a large percentage of content created and deployed, we have continued to innovate and expand the content options available. Today we offer Video (MPEG1, MPEG2, MPEG4, WMV, AVI), Macromedia Flash (SWF), still images (JPEG, BMP), and audio (MP3, WAV). As media technologies continue to emerge and advance, we also plan to expand the media choices for RoninCast.

Intelligent Content Distribution
      The size and complexity of the content being sent to be displayed are growing. In order for RoninCast to maintain network friendliness across wired and wireless connections, it is important that as few bytes as possible are sent. There are several ways that we make this possible.
      The system utilizes a locally installed librarian that takes advantage of unused space on the hard-drive to track and manage content. Only files that are needed at the End-Points are transferred, saving on network bandwidth.
      RoninCast supports content transfer technologies other than one-to-one connections. One such technology is multicast satellite distribution. This is widely used in corporations, for example big-box retailers, that distribute large quantities of data to many locations.
      Often it is not the content itself that needs to be changed, but the information within the content that needs to be changed. If information updates are needed, instead of creating and sending a new content file, RoninCast can facilitate the changing of that information. Through Macromedia Flash and the RoninCast Database Client, changing content information (instead of the content itself), can be facilitated through mechanisms such as Active Server Pages or PHP. This reduces updates from mega-bytes to the few bytes required to display a new time.

Distributed Management
      In order for RoninCast to be scalable to large organizations, it is necessary that each individual installation not burden the MC with everyday tasks that are required to manage a complex network. To this end, the MC offloads much of its work and monitoring to the EPCs. On the local network, the EPCs execute schedules, monitor EPVs, distribute content, and collect data. The only task that is required of the MC is to monitor and communicate with the EPCs. In this way, expansion of the RoninCast network by adding an installation does not burden the central server (MC) by the number of screens added, but only by the single installation.

Enterprise-Level Compatibility
      RoninCast software is designed to easily integrate into large enterprises and become part of suite of tools that are used every day. The RoninCast Server applications (MCS and EPC) run under Windows (2K, XP and 2K+ Server), and Linux server technology. In order to accommodate our customers’ network administrators, our software supports the ability to use Active Server Pages (or PHP) to create controlled, closed-loop interfaces for the RoninCast system.

Flexible Network Design
      One of the strengths of the RoninCast network is the ease and flexibility of implementation and expansion. RoninCast is designed to intelligently and successfully manage myriad connection options simultaneously both internally to an installation, and externally to the Internet.
      RoninCast can be networked using Wired LAN and/or Wireless LAN technology. With Wireless LAN, time and costs associated with installing or extending a hardwired network are eliminated. Wireless LAN offers customers freedom of installations and reconfigurations without the high costs of cabling. Additionally, a new installation can be connected to the Internet through dial-up/ DSL telephone modems, wireless data communications or high-throughput enterprise data-pipes.
      In order to communicate with the MCS, a new installation can be connected to the Internet through dial-up/ DSL telephone modems, digital mobile communication (such as CDMA or GPRS), or high-throughput enterprise data-pipes.

Security
      Essential to the design of RoninCast is the security of the network and hence the security of our customers. In order to provide the most secure installation possible, we address security at every level of the system: RoninCast communication, operating system hardening, network security and user interaction.
      RoninCast utilizes an unpublished proprietary communication protocol to communicate with members of the system. All information that is sent to or from a network member is encrypted with an industry standard 256-bit encryption scheme that is rated for government communication. This includes content for display as well as commands to the system (for maintenance, data retrieval, etc.). Additionally, all commands are verified by challenge-response where the receiver of communication challenges the sender to prove that in fact it was sent from that sender, and not a potential intruder.
      In order for computers to be approved for use on the RoninCast network, their operating systems (whether Windows or Linux) go through a rigorous hardening process. This hardening removes or disables extraneous programs that are not required for the core operation of RoninCast applications. The result is a significantly more stable and secure base for the system as a whole.
      Wireless and wired LAN each pose different levels of security and exposure. Wireless LAN has the most exposure to potential intruders. However, both can be accessed. In order to create a secure network we utilize high-level industry-standard wireless LAN equipment and configure it with the highest level of security. When necessary, we work with our customers, analyze their network security and will recommend back-end computer security hardware and software that will help make both their network and RoninCast network as secure as possible.
      RoninCast also uses a username/ password mechanism with four levels of control so that access and functionality can be granted to a variety of users without having to give complete control to everyone. The four levels are separated into Root (the highest level of control with complete access to the system), Administrators (access that allows management of the RoninCast’s hardware and software), Operators (access that allows the management of the media playing), and Auditors (access that is simply a “looking glass” that allows the viewing of device status, media playing, etc.). Additionally, in order to facilitate efficient management of access to the system, RoninCast will resolve usernames and password with the same servers that already manage a customer’s infrastructure.

Specialized Products
      Typical hardware in our solution includes a screen and PC (with wireless antenna), and may include certain specialized hardware products including:
      U-Box — A display form factor consisting of an embedded processor with monitor for bathroom or other advertising applications.
      Table Sign — A form factor specifically designed for displaying advertising and informational content on gaming tables in a casino environment. The unit consists of an embedded processor that can be used with a variety of display sizes.
      Touch Screen Kiosks — An integrated hardware solution for interactive touch screen applications.
Our Suppliers
      Our principal suppliers include the following:

•	Bailiwick Data Systems, Inc. and National Service Center (installation services);

•	Samsung America, LG Electronics USA, NEC Display Solutions and Richardson Electronics Ltd. (monitors);

•	Hewlett Packard Company, Dell USA, LP (computers); and

•	Chief Manufacturing, Inc. (fixtures).

      On September 14, 2006, we entered into a hardware partnership agreement with Richardson Electronics Ltd. that establishes pricing and procedures for our purchase of products, services and support that will allow us to focus on our core business of providing digital signage solutions. Although the agreement doesn’t require us to purchase minimum levels of products, services and support from Richardson or require Richardson to provide us with minimum levels of products, services or support, we expect that Richardson will be the primary supplier of our touch screen systems, provide consulting services regarding hardware selection and provide support for our installations. The term of this agreement is one year and will automatically renew for one-year terms unless terminated by either party on thirty days written notice.
Agreement with Marshall Special Assets Group, Inc.
      We intend to develop strategic alliances with various organizations who desire to incorporate RoninCast Technology into their products or services or who may market our products and services. We entered into a strategic partnership agreement with The Marshall Special Assets Group, Inc. in May 2004. Marshall has experience in the gaming industry through its business of providing financing to Native American casinos. We have granted Marshall the right to be the exclusive distributor of our products to entities and companies and an exclusive license to our technology in the gaming and lottery industry throughout the world for an initial two-year term. In connection with such distribution arrangement, Marshall paid us $300,000 in May 2004 and $200,000 in October 2004. No other payments have been required from Marshall to date. We have received reimbursement of commissions and expenses from Marshall of approximately $107,000, with approximately $19,000 in unbilled expenses. Marshall will pay us 38% of the gross profit on all products and technical and support services generated by the sale of each RoninCast system and related services. For any fees or payments received by us for technical and support services, we will pay Marshall 62% of the gross profit on such technical and support services. For purposes of determining the gross profit on technical and support services, such gross profit is assumed to be 50% of the amounts invoiced and paid for such services. After its initial term, the agreement automatically renews on an annual basis in perpetuity provided that in each year there are either gross sales of product or services in the gaming and lottery industry in the amount of at least $1,750,000 or Marshall makes an additional payment to us for 38% of the assumed gross margin on the amount by which the gross sales are less than $1,750,000. The assumed gross margin for this calculation is 22.2% of the sales price. Marshall has the right to terminate the agreement at any time with 60 days prior written notice to us.
Ongoing Development
      Ongoing product development is essential to our ability to stay competitive in the marketplace as a solution provider. From the analysis and adoption of new communication technologies, to new computer hardware and display technologies, to the expansion of media display options, we are continually enhancing our product offering. We incurred $687,398 in fiscal year 2004 and $881,515 in fiscal year 2005 on research and development activities.
Services
      We also offer consulting, project planning, design, content development, training and implementation services, as well as ongoing customer support and maintenance. Generally, we charge our customers for services on a fee-for-service basis. Customer support and maintenance typically is charged as a percentage of license fees and can be renewed annually at the election of our customers.
      Our services are integral to our ability to provide customers with successful digital signage solutions. Our industry-experienced associates work with customers to design and execute an implementation plan based on their business processes. We also provide our customers with education and training. Our training services include providing user documentation.

      We provide our customers with product updates, new releases, new versions and updates as part of our support fees. We offer help desk support through our support center, which provides technical and product error reporting and resolution support.
Intellectual Property
      We have three U.S. patent applications pending relating to various aspects of our RONINCAST delivery system. One of these applications was filed in October 2003 and two were filed in September 2004. Highly technical patents can take up to six years to issue and we cannot assure you that any patents will issue, or if issued, that the same will provide significant protection to us.
      We currently have U.S. Federal Trademark Registrations for WIRELESS RONIN® and RONIN CAST®, and have an approved U.S. Registration application for RONINCASTtm and Designtm. We also have pending in Europe a Community Trademark application for RONINCAST.
      On February 24, 2006, we received a letter from MediaTile Company USA, advising us that it filed a patent application in 2004 relating solely and narrowly to the use of cellular delivery technology for digital signage. The letter contains no allegation of an infringement of MediaTile’s patent application. MediaTile’s patent application has not been examined by the U.S. Patent Office. Therefore, we have no basis for believing our systems or products would infringe any pending rights of MediaTile. We are also well aware of alternative delivery technology, such as internet, available to us. We asked MediaTile in a responsive letter to keep us apprised of their patent application progress in the Patent Office.
      Pursuant to the terms of the Sale and Purchase Agreement, dated July 11, 2006, between us and Sealy Corporation, we have granted to Sealy a limited, nontransferable, non-royalty bearing license to use our technology used in the SealyTouch System. Sealy’s rights in our technology pursuant to this license are expressly limited to Sealy’s use at specified locations in connection with the SealyTouch Systems we have sold to Sealy. We have agreed not to furnish our technology to any other bedding manufacturer or retailer in the United States, Canada or Mexico, provided Sealy meets certain minimum order requirements.
Competition
      The Weinstock Media Analysis study defined digital signage as server-based advertising over networked video displays. Using that definition, we are aware of several competitors, including 3M (Mercury Online Solutions), Thomson (Technicolor), Clarity/ CoolSign, Paltronics, Scala, Nanonation, Infocast and Nexis. We are not currently a major factor in the digital signage industry as our products have not yet gained wide customer acceptance. Although we have no access to detailed information regarding our competitors respective operations, some or all of these entities may have significantly greater financial, technical and marketing resources than we do and may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. We also compete with standard advertising media, including print, television and billboards.
Regulation
      We are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which we conduct business. Some of the hardware components which we supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills which address the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on our customers or suppliers, requirements for disposal of systems we sell and the payment of additional fees to pay costs of disposal and recycling. As of this date, we have not determined that such legislation or proposed legislation will have a material adverse impact on our business.

Employees
      We refer to our employees as associates. We currently have 29 full-time associates employed in programming, networking, designing, training, sales/marketing and administration areas.
Properties
      We conduct our principal operations in a leased facility located at 14700 Martin Drive, Eden Prairie, Minnesota 55344. We lease approximately 8,610 square feet of office and warehouse space under a five-year term lease that extends through November 30, 2009. The monthly lease obligation is currently $5,415 and adjusts annually after the second year with monthly payments equaling $5,918 in the fifth year. In addition, we lease additional warehouse space of approximately 2,160 square feet at 14793 Martin Drive, Eden Prairie, Minnesota 55344. This lease expires in September 2007 and has a monthly payment obligation of $1,350.
Legal Proceedings
      We are not party to any pending legal proceedings.

MANAGEMENT
      The following table sets forth the name, age and positions of each of our directors and executive officers as of November 3, 2006:

Name	Age	Position

Jeffrey C. Mack	53	Chairman, President, Chief Executive Officer and Director
Christopher F. Ebbert	40	Executive Vice President and Chief Technology Officer
John A. Witham	55	Executive Vice President and Chief Financial Officer
Stephen E. Jacobs	58	Executive Vice President and Secretary
Scott W. Koller	44	Senior Vice President, Sales and Marketing
Dr. William F. Schnell	50	Director
Carl B. Walking Eagle Sr.	64	Director
Gregory T. Barnum	51	Director
Thomas J. Moudry	46	Director
Brett A. Shockley	47	Director
Executive Officers
      Jeffrey C. Mack has served as a Director and our Chief Executive Officer and President since February 2003. From November 2000 through October 2002, Mr. Mack served as Executive Director of Erin Taylor Editions, an art distribution business. From July 1997 through September 2000, Mr. Mack served as Chairman, CEO and President of Emerald Financial, a recreational vehicle finance company. In January 1990, Mr. Mack founded and became Chairman, CEO and President of Arcadia Financial, LTD. (formerly known as Olympic Financial, LTD.), one of the largest independent providers of automobile financing in the United States. Mr. Mack left Olympic in August 1996. Mr. Mack filed a voluntary bankruptcy petition in the U.S. Bankruptcy Court, Division of Minnesota, on February 16, 2001, and received a discharge on January 4, 2002.
      Christopher F. Ebbert has served as our Executive Vice President and Chief Technology Officer since November 2000. From April 1999 to November 2000, Mr. Ebbert served as Senior Software Engineer for Digital Content, a 3D interactive gaming business. From February 1998 to April 1999, he served as Technical Director for Windlight Studios, a commercial 3D animation company. From December 1994 to February 1998, Mr. Ebbert served as Senior Software Engineer for Earth Watch Communications, a broadcast weather technologies company. From January 1990 to December 1994 he served as a Software Engineer and designed simulators for military use for Hughes Aircraft, an aerospace defense contractor.
      John A. Witham has served as Executive Vice President and Chief Financial Officer since February 2006. From May 2002 through August 2004, Mr. Witham served as Chief Financial Officer of Metris Companies Inc. Prior to joining Metris, Mr. Witham was Executive Vice President, Chief Financial Officer of Bracknell Corporation from November 2000 to October 2001. In November 2001, Adesta Communications Inc., a wholly-owned subsidiary of Bracknell Corporation, voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, District of Nebraska. In January 2002, State Group LTD, a wholly-owned subsidiary of Bracknell Corporation, filed bankruptcy in Toronto, Ontario, Canada. Mr. Witham was Chief Financial Officer of Arcadia Financial Ltd. from February 1994 to June 2000.
      Stephen E. Jacobs has served as Executive Vice President and Secretary since February 2006. From October 2003 through February 2006, Mr. Jacobs served as our Executive Vice President and Chief Financial Officer. From February 2001 to November 2002, Mr. Jacobs was a Vice President for Piper Jaffray Inc. specializing in providing investment research on the transportation, manufacturing and industrial distribution industries.

      Scott W. Koller has served as Senior Vice President Sales and Marketing since November 2004. From December 2003 to November 2004, Mr. Koller served as Vice President of Sales and Marketing for Rollouts Inc. From August 1998 to November 2003, Mr. Koller served in various roles with Walchem Corporation, including the last three years as Vice President of Sales and Marketing. Mr. Koller served in the U.S. Naval Nuclear Power Program from 1985 to 1992.
Directors
      Jeffrey C. Mack.     See biography above.
      William F. Schnell joined our board of directors in July 2005. Dr. Schnell also serves on the board of directors of National Bank of Commerce. Since 1990, Dr. Schnell has been an orthopedic surgeon with Orthopedic Associates of Duluth, and currently serves as its President.
      Carl B. Walking Eagle Sr. joined our board of directors in July 2005. Since 1981, Mr. Walking Eagle has served as Vice Chairman of the Spirit Lake Tribal Council. See “Certain Relationships and Related Transactions.”
      Gregory T. Barnum joined our board of directors in February 2006. Since February 2006, Mr. Barnum has been Vice President of Finance and Chief Financial Officer for Datalink Corporation. From July 1997 to June 2005, Mr. Barnum was Chief Financial Officer and Secretary of CNT Corporation. Prior to employment with CNT Corporation, he served as Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary of Tricord Systems, Inc. and held similar senior financial positions with Cray Computer Corporation and Cray Research, Inc. Mr. Barnum is a member of the Board of Directors of Electric City Corporation and serves as a member of its Audit Committee.
      Thomas J. Moudry joined our board of directors in March 2006. Since December 2005, Mr. Moudry has been Chief Executive Officer and Chief Creative Officer of Martin Williams Advertising, Inc., a subsidiary of Omnicom Group, Inc., an advertising and marketing company. Prior to his current position at Martin Williams, Mr. Moudry served as such company’s President and Executive Creative Director from June 2005 to December 2005 and such company’s Executive Vice President and Creative Director from July 2003 to June 2005. From April 2000 to May 2003, Mr. Moudry was Executive Vice President and Executive Creative Officer of Omnicom Group Inc.
      Brett A. Shockley joined our board of directors in March 2006. Since January 2002, Mr. Shockley has been Chairman, Chief Executive Officer and President of Spanlink Communications. From August 2000 to December 2001, Mr. Shockley was Vice President-General Manager of the Customer Contact Business Unit of Cisco Systems.
      There are no family relationships between our directors or executive officers.
Board of Directors; Committees
      Our board of directors currently consists of 6 members. The members of our board of directors serve until the next annual meeting of shareholders, or until their successors have been elected. In addition to complying with the independent director requirements of the Nasdaq Stock Market, we will maintain at least two directors who satisfy the independence requirements set forth in the North American Securities Administrators Association Statement of Policy Regarding Corporate Securities Definitions.
      Our board of directors has an executive committee, audit committee, compensation committee and corporate governance and nominating committee.
      Executive Committee. Our executive committee consists of Messrs. Mack, Barnum and Shockley and Dr. Schnell. Pursuant to our Bylaws, the executive committee may exercise all of the powers of the board of directors in the management of our business and affairs when the board of directors is not in session.

      Audit Committee. Our audit committee consists of Messrs. Moudry, Barnum and Shockley. The functions of the audit committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. Our audit committee is directly responsible, subject to shareholder ratification, for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors on February 27, 2006. All of the members of the audit committee are “independent” as defined by applicable regulations of the Securities and Exchange Commission and Nasdaq. Our board of directors has determined that Gregory T. Barnum qualifies as an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.
      Compensation Committee. Our compensation committee consists of Messrs. Barnum and Moudry and Dr. Schnell. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation. Our compensation committee also approves and makes recommendations to our board with respect to compensation of other executive officers, incentive-compensation plans and equity-based plans. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors on February 27, 2006.
      Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of Messrs. Barnum and Shockley and Dr. Schnell. The functions of the corporate governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. The purpose and responsibilities of our corporate governance and nominating committee are set forth in the Corporate Governance and Nominating Committee Charter approved by our board of directors on February 27, 2006.
Limitation of Liability and Indemnification
      Under the Minnesota Business Corporation Act, our articles of incorporation provide that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty to the full extent that the law permits the limitation or elimination of the personal liability of directors.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Compensation of Directors
      Subject to approval of our 2006 Non-Employee Director Stock Option Plan by our shareholders, our board of directors has authorized us to grant non-qualified stock options to each non-employee director for the purchase of 40,000 shares of our common stock at an exercise price equal to the per share price of this offering. Each non-employee director option would vest at the rate of 10,000 shares effective February 27, 2006 for incumbent directors or upon election to the board for new directors, and 10,000 shares upon reelection to the board each year thereafter.

Executive Compensation
Summary Compensation Table
      The following table shows, for our Chief Executive Officer and each of our three other most highly compensated executive officers, who are referred to as the named executive officers, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended December 31, 2005.

					Long-Term
	Annual Compensation				Compensation

					Awards

					Securities
			Other Annual		Underlying	All Other
Name and Principal Position	Salary($)	Bonus($)	Compensation($)		Options(#)(1)	Compensation($)

Jeffrey C. Mack	139,766	38,500	—		40,000	—
Chairman of the Board of Directors, President and Chief Executive Officer
Michael J. Hopkins	105,692	6,000	—		6,667	—
Executive Vice President
Christopher F. Ebbert	129,615	12,000	—		48,530	—
Executive Vice President and Chief Technology Officer
Scott W. Koller	114,231	6,000	7,661	(2)	8,334	—
Senior Vice President Sales and Marketing

(1)	Represents the number of shares of common stock underlying warrants granted.

(2)	Represents sales commissions paid to Mr. Koller.
Option Grants in Last Fiscal Year
      The following table sets forth certain information concerning warrants granted to the named executive officers during the fiscal year ended December 31, 2005.

Individual Grants

		Percent of Total	Exercise
	Number of Securities	Options Granted	or Base
	Underlying Options	to Employees in	Price
Name	Granted(#)(1)	Fiscal Year	($/share)		Expiration Date

Jeffrey C. Mack	18,333	7.42%	6.75		9/2/2010
	21,667	8.77%	13.50	(2)	3/31/2011
Michael J. Hopkins	6,667	2.70%	2.25		1/26/2010
	6,944	2.81%	9.00		12/30/2010
Christopher F. Ebbert	3,889	1.57%	2.25		1/26/2010
	1,864	0.75%	9.00		4/22/2010
	13,889	5.62%	6.75		9/3/2010
	13,889	5.62%	6.75		9/3/2010
	15,000	6.07%	13.50	(2)	3/31/2011
Scott W. Koller	5,556	2.25%	6.75		8/4/2010
	2,778	1.12%	11.25		10/10/2010

(1)	Each of the warrants granted in 2005 have a term of five years and, except for the warrant grants to Mr. Mack and Mr. Ebbert to purchase 21,667 shares and 15,000 shares respectively which were granted subject to shareholder approval, are immediately exercisable.

(2)	These warrants were subsequently repriced to $9.00 per share as described under “Certain Relationships and Related Party Transactions — Warrant Repricing” below.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
      The following table sets forth certain information concerning unexercised warrants held by the named executive officers as of December 31, 2005. No warrants were exercised by the named executive officers during the fiscal year ended December 31, 2005.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money
	Options at		Options at
	Fiscal Year-End(#)(1)		Fiscal Year-End($)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey C. Mack	53,689	21,667	$159,099	—
Michael J. Hopkins	16,167	0	$46,699	—
Christopher F. Ebbert	77,061	15,000	$294,995	—
Scott W. Koller	11,573	0	—	—

(1)	Represents shares of common stock issuable upon exercise of outstanding warrants.

(2)	There was no public trading market for our common stock as of December 31, 2005. Accordingly, the value of the unexercised in-the-money warrants listed above have been calculated on the basis of the assumed initial public offering price of $4.50 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the warrants.
Executive Employment Agreements
      We entered into Executive Employment Agreements with our current officers, Messrs. Mack, Witham, Jacobs, Ebbert and Koller, effective as of April 1, 2006. These officers will continue to be employed in their current positions. Except for our agreement with Mr. Jacobs, the agreements are all for an initial term of two years, and will be automatically extended for successive one year periods unless either we or the officer elects not to extend employment. Mr. Jacobs’ employment is for a period of one year. The annual base salary payable under these agreements may be increased, but not decreased, in the sole discretion of our Board of Directors. The initial annual base salaries are: Mr. Mack — $172,000; Mr. Witham — $137,000; Mr. Jacobs — $132,000; Mr. Ebbert — $152,000; and Mr. Koller — $137,000. Messrs. Mack, Jacobs and Ebbert are entitled to one-time cash bonuses payable upon the earlier of the completion of a public offering of our common stock of $10,000,000 or more or the first time our company operates with positive cash flow from operations on a 12-month annualized basis, in the following amounts: Mr. Mack — $25,000; Mr. Ebbert — $20,000; and Mr. Jacobs — $15,000. Mr. Witham is entitled to a one-time cash bonus payable upon the completion of this offering in the amount of $20,000. These agreements prohibit each officer from competing with us during his employment and for a period of time thereafter, two years for Mr. Mack and one year for each other officer. If we terminate the officer’s employment without cause, the officer is entitled to receive a severance payment based on his base salary. For Mr. Mack, this payment is 2 times his base salary, and for Mr. Witham, this payment is 1.5 times his base salary. For each other officer, the payment is equal to his base salary. In addition, in a termination without cause, Mr. Koller is entitled to a payment equal to his earned commission, and each other officer is entitled to a payment equal to the performance bonus paid in the prior year, if any, except that Mr. Witham would be entitled to 1.5 times the bonus earned for the prior year. If there has been a change of control in our company and the officer’s employment is involuntarily terminated or the officer leaves for good reason within 12 months following the change of control, we would pay the officer the severance payments described above, except that Mr. Witham’s severance payment would be 2 times his base salary and 2 times the bonus earned for the prior year.

2006 Equity Incentive Plan
      On March 30, 2006, the Board of Directors adopted the 2006 Equity Incentive Plan which is subject to approval by our shareholders. Participants in the plan may include our employees, officers, directors, consultants, or independent contractors who our compensation committee determines shall receive awards under the plan. The plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity based awards. The number of shares of common stock reserved for issuance under the plan is 1,000,000 shares. No awards have been made under the plan. The plan expires on March 30, 2016.
      The plan is administered by a committee appointed by our board of directors. The compensation committee of our board of directors serves as the committee. The committee has the sole authority to determine which of the eligible individuals shall be granted awards, authorize the grant and terms of awards, to adopt, amend and rescind such rules and regulations as may be advisable in the administration of the plan, construe and interpret the plan and to make all determinations deemed necessary or advisable for the administration of the plan.
      Incentive options may be granted only to our officers and other employees or our corporate affiliates. Non-statutory options may be granted to employees, consultants, directors or independent contractors who the committee determines shall receive awards under the plan. We will not grant non-statutory options under the 2006 Equity Incentive Plan with an exercise price of less than 85% of the fair market value of the Company’s common stock on the date of grant.
      Generally, awards are non-transferable except by will or the laws of descent and distribution, however, the committee may in its discretion permit the transfer of certain awards to immediate family members or trusts for the benefit of immediate family members. If the employment of a participant is terminated by the company for cause, then the committee shall have the right to cancel any awards granted to the participant whether or not vested under the plan.
      In March 2006, the Board of Directors approved, subject to shareholder approval of our plan, a grant to Mr. Mack of options to purchase 166,667 shares of our common stock and a grant to Mr. Witham of options to purchase 66,666 shares of our common stock. These options are exercisable at the initial public offering price, and vest 25% on the date of grant and 25% each year of the three-year period thereafter.
2006 Non-Employee Director Stock Option Plan
      Our Board of Directors has adopted the 2006 Non-Employee Director Stock Option Plan which provides for the grant of options to members of our Board of Directors who are not employees of our company or its subsidiaries. This plan will be effective if approved by our shareholders by April 14, 2007. Our non-employee directors have been granted awards under the 2006 Non-Employee Director Stock Option Plan which are exercisable only if the plan is approved by our shareholders. Under the plan, non-employee directors as of February 27, 2006 and each non-employee director thereafter elected to the Board is automatically entitled to a grant of an option for the purchase of 40,000 shares of common stock, 10,000 of which vest and become exercisable on the date of grant (if the plan is approved by our shareholders), and additional increments of 10,000 shares become exercisable and vest upon each director’s reelection to the board. The plan will be administered by the Compensation Committee of our board. The Compensation Committee is authorized to interpret the plan, amend and modify rules and regulations relating to the plan and amend the plan unless amendment is required to be approved by our shareholders pursuant to rules of any stock exchange or The Nasdaq Stock Market.
      The number of shares reserved and available for awards under the 2006 Non-Employee Director Stock Option Plan will be 510,000 shares. Options are required to be granted at fair market value. Subject to shareholder approval, outstanding options granted to our current and former directors under the 2006 Non-Employee Director Stock Option Plan include the following:

Michael Frank	10,000 shares
Carl B. Walking Eagle Sr.	40,000 shares
Barry W. Butzow	10,000 shares
Gregory T. Barnum	40,000 shares
Thomas J. Moudry	40,000 shares
Brett A. Shockley	40,000 shares
William F. Schnell	40,000 shares
Susan K. Haugerud	10,000 shares
      Mr. Frank, Mr. Butzow and Ms. Haugerud have resigned from the Board since receiving a grant of options, but would be entitled to exercise such options for 10,000 shares each if the plan is approved on or before April 14, 2007. Options have been granted at an exercise price equal to the initial public offering price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      We believe that the terms of each of the following related party transactions were no less favorable to us than could have been obtained from an unaffiliated third party. With respect to each of the following transactions, the transaction was ratified by a majority of our independent directors who did not have an interest in the transactions or who had access, at our expense, to our or independent legal counsel.
We will enter into all future material affiliated transactions and loans with officers, directors and significant shareholders on terms that are no less favorable to us than those that can be obtained from unaffiliated, independent third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our independent legal counsel.
Convertible Notes
      Between May 2003 and March 31, 2006, we financed our company primarily through the sale of convertible notes, some of which were purchased by certain of our directors, executive officers or their affiliates. We have entered into agreements with each of the holders of our outstanding convertible notes to provide, among other things, that the outstanding principal balances (plus, at the option of each holder, interest through the closing of this offering) will be automatically converted into shares of our common stock simultaneously with the closing of this offering. See “Debt Conversion Agreements” below.
      Between May 20, 2003 and November 24, 2003, we borrowed an aggregate of $300,000 from Barry W. Butzow, our former director and a beneficial owner of more than 5% of our outstanding common stock, pursuant to four separate convertible notes. The notes have various maturities ranging from December 20, 2008 to June 26, 2009. Interest accrues at the rate of 10% per annum and is payable quarterly. Under the terms of the notes, Mr. Butzow had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call the notes, in whole or in part, prior to the maturity date. In connection with the notes, we issued to Mr. Butzow 16,666 shares of our common stock and a five-year warrant to purchase 25,000 shares of our common stock at $9.00 per share.
      Between June 16, 2003 and November 24, 2003, we borrowed an aggregate of $250,000 from Jack Norqual, a beneficial owner of more than 5% of our outstanding common stock, pursuant to three separate convertible notes. The notes have five-year maturities ranging from September 10, 2009 to October 24, 2009. Interest accrues at the rate of 10% per annum and is payable quarterly. Under the terms of the notes, Mr. Norqual had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call the notes, in whole or in part, prior to the maturity date. In connection with the notes, we issued to Mr. Norqual 13,887 shares of our common stock and a five-year warrant to purchase 26,389 shares of our common stock at $9.00 per share.
      On July 11, 2003, we sold a convertible note in the principal amount of $100,000 to Don Dorsey, a beneficial owner of more than 5% of our outstanding common stock. The note matures on June 14, 2009. Interest accrues at the rate of 10% per annum and is payable quarterly. Under the terms of the note, Mr. Dorsey had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call this note, in whole or in part, prior to the maturity date. In connection with this note, we issued to Mr. Dorsey 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share.
      On October 31, 2003, we sold a convertible note in the principal amount of $100,000 to Stephen E. Jacobs, one of our officers. The note matures on May 28, 2009 and accrues interest at the rate of 10% per annum and is due quarterly. Under the terms of the note, Mr. Jacobs had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call this note, in whole or in part, prior to the maturity date. In connection with the note, we issued to Mr. Jacobs 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share.
      On October 31, 2003, we sold a convertible note in the principal amount of $25,000 to Steve Meyer, a beneficial owner of more than 5% of our outstanding common stock. The note matures on May 28, 2009. Interest accrues at the rate of 10% per annum and is payable quarterly. Under the terms of the note, Mr. Meyer had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call this note, in whole or in part, prior to the maturity date. In connection with this note, we issued to Mr. Meyer 1,388 shares of our common stock and a five-year warrant to purchase 2,083 shares of our common stock at $9.00 per share.
      On November 24, 2003, we sold a convertible note in the principal amount of $100,000 to Mr. Dorsey. The note matures on June 26, 2009. Interest accrues at the rate of 10% per annum and is payable quarterly. Under the terms of the note, Mr. Dorsey had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the offering price, whichever is less. We have the option to call this note, in whole or in part, prior to the maturity date. In connection with this note, we issued to Mr. Dorsey 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share.
      On March 12, 2004, we sold a convertible note in the principal amount of $100,000 to Mr. Meyer. The maturity date of the note was extended to September 30, 2006. Interest accrues at the rate of 10% per annum and is payable at maturity. Under the terms of the note, Mr. Meyer had the option, prior to the maturity date, to convert the principal amount, in whole or in part, into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. We have the option to call this note, in whole or in part, prior to the maturity date. In connection with this note, we issued to Mr. Meyer 5,555 shares of our common stock and a five-year warrant to purchase 8,333 shares of our common stock at $9.00 per share.
      On July 22, 2004, we sold a convertible note in the principal amount of $200,000 to R.A. Stinski, a beneficial owner of more than 5% of our outstanding common stock. The note matured on July 22, 2006. In connection with this note, we issued to Mr. Stinski 11,111 shares of our common stock and a five-year warrant to purchase 16,667 shares of our common stock at $13.50 per share. On August 25, 2006, Mr. Stinski exchanged this promissory note for $237,933.37 of our 12% convertible bridge notes together with warrants to purchase 47,586 shares of our common stock. In connection with this exchange, we also issued to Mr. Stinski 20,000 shares of our common stock.
      On December 22, 2004, we sold a convertible note in the principal amount of $33,550 to Christopher F. Ebbert, an officer of our company. The note matures on July 22, 2010 and is convertible into shares of our capital stock at a price of $1.00 per share or the then-current offering price, whichever is less. Interest accrues at the rate of 10% per annum and is due quarterly. In connection with the note, we issued to Mr. Ebbert a five-year warrant to purchase 3,727 shares of our common stock at $9.00 per share.
      A description of a $3,000,000 convertible debenture issued to the Spirit Lake Tribe is described below under “Description of Capital Stock — Convertible Debt — Spirit Lake Tribe.” Mr. Carl B. Walking Eagle, Sr., a director, is an officer and member of the Spirit Lake Tribal Council.
Non-Convertible Notes
      On January 30, 2004, we entered into a note in the principal amount of $26,700 with Mr. Butzow. As of May 12, 2006, the balance of this non-convertible note was $13,750 and it matures on December 31, 2009. Interest accrues at the rate of 10% per annum and is due quarterly. In connection with this note, we issued to Mr. Butzow a five-year warrant to purchase 2,967 shares of our common stock at $9.00 per share.

Other Financing Agreements
      On November 2, 2004, we entered into a business loan agreement with Signature Bank that provides us with a variable rate revolving line of credit of $300,000. As of September 30, 2006, we had borrowed $300,000 from Signature Bank under this line. The amounts borrowed are due on November 2, 2006, and our obligations are personally guaranteed by Barry W. Butzow. Interest accrues at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and is payable the first day of each month. We may prepay all or a portion of the loan early without penalty. We executed a promissory note and made customary representations, warranties, and covenants in connection with this loan. In consideration for Mr. Butzow’s personal guarantee, we issued to Mr. Butzow a five-year warrant to purchase 16,667 shares of our common stock at $13.50 per share. These warrants were subsequently repriced to $9.00 per share as described under “Warrant Repricing” below.
      On December 8, 2004, we entered into a 36-month lease agreement with Winmark Capital Corporation for office equipment and furniture. As of September 30, 2006, we had drawn $99,326 on a $150,000 lease line of credit. Our payment obligations under the lease are approximately $6,200 per month. This lease has been personally guaranteed by Stephen Jacobs, one of our officers. In consideration for his personal guarantee, we issued to Mr. Jacobs a five-year warrant to purchase 8,333 shares of our common stock at $13.50 per share. These warrants were subsequently repriced to $9.00 per share as described under “Warrant Repricing” below.
      On November 10, 2005, we entered into a business loan agreement with Signature Bank that provides us with a variable rate revolving line of credit of $200,000. As of September 30, 2006, we have borrowed $200,000 from Signature Bank under this line. The amounts borrowed are due on November 10, 2006, and our obligations are personally guaranteed by Mr. Butzow. Interest accrues at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and is payable the first day of each month. We may prepay all or a portion of the loan early without penalty. We executed a promissory note and made customary representations, warranties, and covenants in connection with this loan. In consideration for his personal guarantee, we issued to Mr. Butzow a five-year warrant to purchase 5,556 shares of our common stock at $9.00 per share.
      On May 23, 2005, we entered into a factoring agreement with Stephen E. Jacobs and Barry W. Butzow, whereby we agreed to assign and sell to Mr. Jacobs and Mr. Butzow certain of our receivables. They may limit their purchases to receivables arising from sales to any one customer or a portion of the net amount of the receivable. We have granted a continuing security interest in all receivables purchased under the agreement. This agreement expires on May 23, 2007, but automatically renews from year-to-year unless terminated by us upon at least 60 days prior written notice. Mr. Jacobs and Mr. Butzow have the right to terminate the agreement at any time by giving us 60 days prior written notice. We pay interest equal to two times the prime rate of interest published by Signature Bank in effect at the time of purchase. The interest rate applies to all receivables purchased under the agreement. The interest amount is based on the receivable balance until collected and is subject to change based on changes in the prime rate. In consideration for this agreement, we have agreed to issue to Mr. Jacobs and Mr. Butzow five-year warrants to purchase shares of our common stock at $9.00 per share in an amount equal to 100% of the net dollar amount of receivables sold to Mr. Jacobs and Mr. Butzow. As of September 30, 2006, we had issued warrants to purchase an aggregate of 39,491 shares at $9.00 per share relating to this agreement. We refer you to Note G of our financials for a discussion of our accounting treatment.
      On November 11, 2005, we sold a 90-day promissory note to SHAG LLC in the principal amount of $100,000. Dr. William Schnell, one of our non-employee directors, is a member of SHAG LLC. The interest rate of the note is 10% per year. As additional consideration, we issued to SHAG LLC a five-year warrant to purchase 2,778 shares of our common stock at $9.00 per share. We have agreed with SHAG LLC to increase the amount of the note to $107,500 and extend the term in exchange for the right to convert amounts outstanding under the note into shares of our common stock at a conversion rate equal to 80% of the initial public offering price.
      On December 27, 2005, we sold a 90-day promissory note to Mr. Butzow in the principal amount of $300,000. The interest rate of the note is 10% per year. As additional consideration, we issued to

Mr. Butzow a five-year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On March 27, 2006, we extended the maturity date of this note for 90 days. As additional consideration, we issued to Mr. Butzow a six-year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On June 27, 2006, Mr. Butzow agreed to extend the maturity date of his promissory note to July 31, 2006 and to exchange the promissory note for our 12% convertible bridge notes in the principal amount of the promissory note, plus accrued interest, together with warrants to purchase shares of our common stock. In consideration for the extension, we agreed to issue to Mr. Butzow 22,666 shares of our common stock. On July 27, 2006, we issued to Mr. Butzow 12% convertible bridge notes in the principal amount of $315,625 and warrants to purchase 63,125 shares of our common stock in exchange for this promissory note.
      On December 27, 2005, we sold a 90-day promissory note to Mr. Norqual in the principal amount of $300,000. The interest rate of the note is 10% per year. As additional consideration, we issued to Mr. Norqual a five year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On March 27, 2006, we extended the maturity date of this note for 90 days. As additional consideration, we issued to Mr. Norqual a six-year warrant to purchase 25,000 shares of our common stock at $6.30 per share. On June 27, 2006, Mr. Norqual agreed to extend the maturity date of his promissory note to July 31, 2006 and to exchange the promissory note for our 12% convertible bridge notes in the principal amount of the promissory note, plus accrued interest, together with warrants to purchase our common stock. In consideration for the extension, we agreed to issue to Mr. Norqual 22,666 shares of our common stock. On July 27, 2006, we issued to Mr. Norqual 12% convertible bridge notes in the principal amount of $315,472 and warrants to purchase 63,094 shares of our common stock in exchange for this promissory note.
      On January 12, 2006, we entered into a business loan agreement with Signature Bank that provides us with a variable rate revolving line of credit of $250,000. As of September 30, 2006, we had borrowed $250,000 from under this line. The amounts borrowed are due on January 12, 2007, and our obligations are personally guaranteed by Michael J. Hopkins, one of our officers and a former director. Interest accrues at a variable interest rate of 1.5 percentage points over the U.S. Bank index rate and is payable the first day of each month. We may prepay all or a portion of the loan early without penalty. We executed a promissory note and made customary representations, warranties, and covenants in connection with this loan. In consideration for his personal guarantee, we issued to Mr. Hopkins a five-year warrant to purchase 6,944 shares of our common stock at $9.00 per share.
      On March 20, 2006, we entered into a 36-month lease agreement with Winmark Capital Corporation for office equipment and furniture. As of September 30, 2006, we had drawn $133,993 on a $186,391 lease line of credit. Our payment obligations under the lease are approximately $5,300 per month.
Warrant Repricing
      In February 2006, our board of directors determined that $9.00 more properly reflected the market value of our common stock and approved a repricing, from $13.50 per share to $9.00 per share, of the following warrants:

Warrant
Name	Shares

Jeffrey C. Mack	21,667
Stephen E. Jacobs	23,333
Christopher F. Ebbert	15,000
Marshall Group	4,444
Barry W. Butzow	16,667
Michael Frank	22,222

      The repricing was effected to provide ongoing incentives to the named executive officers, executive officers, directors, our strategic partner, the Marshall Group, and Michael Frank, a former director. After the completion of this offering, our policy will be not to reprice derivative securities.
Debt Conversion Agreements
      Each of the individual holders of our outstanding convertible notes, with the exception of our 12% convertible bridge notes, has entered into an agreement to provide, among other things, that the outstanding principal balances (plus, at the option of each holder, interest accrued through the closing of this offering) will be automatically converted into shares of our common stock simultaneously with the closing of this offering. Such conversion will be effected at a per share amount equal to the lower of: (i) $9.00 or (ii) 80% of the offering price. If this offering has not closed on or before November 30, 2006, the convertible notes will be convertible into shares of our common stock in accordance with their current terms. Accrued interest will be payable to the holders in cash (unless converted into shares of common stock at the option of the holder) at the closing of this offering, or on November 30, 2006 if a closing of this offering has not occurred on or before that date. Outstanding principal payment obligations which, by their present terms, have matured or will mature prior to November 30, 2006, will be extended to November 30, 2006, subject to the mandatory and optional conversion features described above. In addition, holders of the convertible notes will be entitled to have the shares issuable upon conversion included in a registration statement to be filed within 60 days following the closing of this offering. The holders of an aggregate principal amount of $532,923 of short-term notes have entered into similar debt conversion agreements. Persons entering into debt conversion agreements have agreed to refrain from selling any shares of our common stock for specified periods following our initial public offering as described below under “Shares Eligible For Future Sale — Lock-Up Agreements.”
      A $3,000,000 convertible debenture issued to the Spirit Lake Tribe is presently convertible into 30% of our issued and outstanding shares of common stock determined on a fully diluted basis. The debenture has been amended to provide for automatic conversion of the debenture, simultaneous with the closing of this offering, into 30% of our issued and outstanding shares on a fully diluted basis, but determined without giving effect to shares issued and issuable: (i) in this offering, including shares issuable upon exercise of the warrant to be issued to the underwriter, or (ii) upon conversion of our outstanding 12% convertible notes and exercise of our outstanding warrants issued to the purchasers of such notes.

PRINCIPAL SHAREHOLDERS
      The following table sets forth information with respect to the beneficial ownership of our common stock as of November 3, 2006, and after the sale of shares in this offering, by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each current director;

•	each of our executive officers; and

•	all directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing percentage ownership of each person, shares of common stock subject to options, warrants, rights, conversion privileges or similar obligations held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of November 3, 2006, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
      Except as indicated in this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership after this offering is based on 874,368 shares of our common stock outstanding on November 3, 2006, which assumes the conversion of all convertible debentures and notes into common stock at the respective conversion ratios in effect on that date. The address for each executive officer and director is 14700 Martin Drive, Eden Prairie, Minnesota 55344.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering(1)

Name and Address of Beneficial Owner	Shares		Percent	Shares	Percent

Directors and Executive Officers
Jeffrey C. Mack	53,689	(2)	5.8%	53,689	* %
Michael J. Hopkins	33,944	(3)	3.9%	33,944	* %
Christopher F. Ebbert	121,052	(4)	12.8%	121,052	1.7%
John A. Witham	22,222	(5)	2.5%	22,222	* %
Stephen E. Jacobs	133,933	(6)	13.5%	133,933	1.8%
Scott W. Koller	11,574	(7)	1.3%	11,574	* %
Dr. William F. Schnell	74,769	(8)	8.3%	74,769	1.0%
Carl B. Walking Eagle Sr.	1,305,525	(9)	61.4%	1,305,525	18.1%
Gregory T. Barnum	—	(10)	—	—	—
Thomas J. Moudry	—	(10)	—	—	—
Brett A. Shockley	—	(10)	—	—	—

5% Beneficial Owners
Spirit Lake Tribe	1,305,525	(11)	61.4%	1,305,525	18.1%
Barry W. Butzow	467,850	(12)	36.6%	467,850	6.3%
Jack Norqual	311,428	(13)	27.7%	311,428	4.3%
Galtere International	104,245	(14)	11.0%	104,245	1.4%
R.A. Stinski	197,957	(15)	19.3%	197,957	2.7%
Jill Jensen-Behr	72,729	(16)	8.1%	72,729	1.0%
Stephen P. Meyer	66,806	(17)	7.3%	66,806	* %
C. Donald Dorsey	163,148	(18)	16.0%	163,148	2.3%
SHAG LLC	64,352	(19)	7.2%	64,352	* %
All executive officers and directors as a group (11 persons)	1,756,708	(20)(21)	71.0%	1,756,708	23.4%

*	Less than 1%

(1)	Shares beneficially owned reflect a one-for-six reverse stock split of our common stock effected in April 2006 and a two-for-three reverse stock split effected in August 2006.

(2)	Represents shares issuable upon exercise of warrants. Excludes 55,555 shares issuable upon exercise of options granted subject to shareholder approval.

(3)	Includes 16,167 shares issuable upon exercise of warrants.

(4)	Includes 6,213 shares issuable upon conversion of convertible notes and 77,061 shares issuable upon exercise of warrants.

(5)	Represents shares issuable upon exercise of warrants. Excludes 22,222 shares issuable upon exercise of options granted subject to shareholder approval.

(6)	Includes 18,519 shares issuable upon conversion of convertible notes and 109,859 shares issuable upon exercise of warrants.

(7)	Represents shares issuable upon exercise of warrants.

(8)	Includes 2,083 shares issuable upon exercise of warrants and 64,352 shares beneficially owned by SHAG LLC, which includes 11,111 shares issuable upon exercise of warrants and 19,907 shares issuable upon conversion of convertible notes. Dr. Schnell is an owner of SHAG LLC and may be deemed to beneficially own the shares held by SHAG LLC. Dr. Schnell disclaims beneficial ownership of the shares held by SHAG LLC except to the extent of his pecuniary interest in such shares. Excludes 13,333 shares issuable upon exercise of options granted subject to shareholder approval.

(9)	Includes 44,444 shares owned by Spirit Lake Tribe and 1,261,081 shares issuable upon conversion of the convertible debenture owned by Spirit Lake Tribe. Carl B. Walking Eagle Sr. is the Vice Chairman of the Spirit Lake Tribal Council and may be deemed to beneficially own the shares held by Spirit Lake Tribe. Mr. Walking Eagle disclaims beneficial ownership of the shares owned by Spirit Lake Tribe except to the extent of his pecuniary interest in such shares. Excludes 13,333 shares issuable upon exercise of options granted subject to shareholder approval.

(10)	Excludes 13,333 shares issuable upon exercise of options granted subject to shareholder approval.

(11)	Includes 1,261,081 shares issuable upon conversion of a convertible debenture. The address for the shareholder is P.O. Box 359, Main Street, Fort Totten, ND 58335.

(12)	Includes 203,083 shares issuable upon conversion of convertible notes and 208,767 shares issuable upon exercise of warrants. Excludes 3,333 shares issuable upon exercise of options granted subject to shareholder approval. The address for the shareholder is 9714 Brassie Circle, Eden Prairie, MN 55437.

(13)	Includes 133,970 shares issuable upon conversion of convertible notes and 124,236 shares issuable upon exercise of warrants. The address for the shareholder is 9493 Olympia Drive, Eden Prairie, MN 55437.

(14)	Includes 55,634 shares issuable upon conversion of convertible notes and 29,167 shares issuable upon exercise of warrants. The address for the shareholder is 7 East 20th Street, 11-R, New York, NY 10001.

(15)	Includes 66,093 shares issuable upon conversion of convertible notes and 92,698 shares issuable upon exercise of warrants. The address for the shareholder is 3647 McKinley Street N.E., Minneapolis, MN 55418.

(16)	Includes 29,029 shares issuable upon exercise of warrants. The address for the shareholder is 845 Bradford Avenue North, Champlin, MN 55316.

(17)	Includes 23,148 shares issuable upon conversion of convertible notes and 31,157 shares issuable upon exercise of warrants. The address for the shareholder is 9088 Neill Lake Road, Eden Prairie, MN 55347.

(18)	Includes 92,593 shares issuable upon conversion of convertible notes and 59,444 shares issuable upon exercise of warrants. The address for the shareholder is 3717 S. Gambel Quail Way, Superstition Mountain, AZ 85218.

(19)	Includes 19,907 shares issuable upon conversion of a promissory note and 11,111 shares issuable upon exercise of warrants. The address for the shareholder is 2708 Branch Street, Duluth, MN 55812.

(20)	Includes 1,305,720 shares issuable upon conversion of convertible debentures and notes and 303,766 shares issuable upon exercise of warrants beneficially owned by our executive officers and directors.

(21)	Includes 1,380,294 shares beneficially owned by entities related to two of our directors. These directors may be deemed to beneficially own the shares held by such entities, which include 1,280,988 shares issuable upon conversion of convertible debentures and notes and 13,194 shares issuable upon exercise of warrants.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 66,666,666 shares, par value $0.01 per share, consisting of 50,000,000 shares of common stock and 16,666,666 shares of preferred stock, par value $0.01 per share. As of November 3, 2006, we had 874,368 shares of common stock outstanding held by 186 holders, and no outstanding shares of preferred stock.
Common Stock
      The holders of our common stock:

•	have the right to receive ratably any dividends from funds legally available therefor, when, as and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of our company; and

•	are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.
      All shares of our common stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.
      The holders of our common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of a plurality of outstanding shares voting for the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.
Undesignated Preferred Stock
      Under governing Minnesota law and our amended and restated articles of incorporation, no action by our shareholders is necessary, and only action of our board of directors is required, to authorize the issuance of up to 16,666,666 shares of undesignated preferred stock. Our board of directors is empowered to establish, and to designate the name of, each class or series of the undesignated preferred shares and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, our board of directors, without shareholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock and delaying or preventing a change in control of our company without further action by our shareholders. Our board of directors has no present plans to issue any shares of preferred stock.
      We will not issue preferred stock to our officers, directors, significant shareholders or others deemed to be “promoters” under the North American Securities Administrators Association Statement of Policy Regarding Corporate Securities Definitions unless we offer it to all other existing shareholders or to new shareholders on the same terms, or the issuance is approved by a majority of our independent directors who do not have an interest in the issuance and who have access, at our expense, to our counsel or independent counsel.

Convertible Debt

Bridge Notes
      In private placement transactions issued in March, July and August 2006, we sold to accredited investors our 12% convertible bridge notes in an aggregate principal amount of $5,749,031, together with warrants to purchase an aggregate of 1,149,806 shares of our common stock. The notes mature on the earlier of thirty days following completion of this offering or March 10, 2007. The notes are convertible and the warrants exercisable by the holders thereof at $7.20 per share or, following this offering, at 80% of the initial public offering price per share.
      The notes are unsecured debt obligations and therefore any holders of a security interest in our assets would have a prior claim to such assets upon our liquidation With the prior consent of the note holders, we may prepay the notes in whole or in part at any time without premium or penalty. Any prepayments will be applied pro rata on the basis of the proportion that the then-outstanding balance of each note bears to the aggregate then-outstanding balance of all notes. Upon any such prepayment, the holders would be prevented from converting the outstanding balances of the notes into shares of our common stock.

Spirit Lake Tribe Debenture
      On January 5, 2005, in connection with a Convertible Debenture Purchase Agreement, we sold $2,000,000 aggregate principal amount of 10% fixed rate five-year Convertible Debentures to the Spirit Lake Tribe, a federally recognized Native American Indian Tribe. On September 7, 2005, Spirit Lake Tribe purchased a $1,000,000 principal amount convertible debenture from us and amended the terms of the $2,000,000 principal amount convertible debenture that it purchased from us on January 5, 2005.
      The debenture may be prepaid in whole at any time upon 60 days notice at our option. If we prepay a portion of the debenture on or before January 5, 2008, we must pay a penalty equal to 20% of the principal amount prepaid, and we must pay a penalty equal to 10% of the principal amount prepaid if we prepay after January 5, 2008. Interest on the unpaid principal balance of the debenture will accrue at the rate of 10% per annum and is payable in quarterly installments in arrears commencing on March 31, 2005. If not sooner converted, the entire unpaid balance of principal and all accrued and unpaid interest will be due and payable on December 31, 2009.
      The debenture is convertible in whole (or in part) at any time prior to its payment at the option of the holder into fully paid and nonassessable shares of our common stock constituting 30% of our outstanding common stock calculated on a fully-diluted basis as of the date of conversion. The fully-diluted outstanding shares of common stock includes the aggregate, as of the date of conversion, of:

•	the total outstanding shares of common stock;

•	all shares of common stock issuable upon conversion or exercise in full of all outstanding options, warrants or other convertible securities or other rights of any nature to acquire shares of common stock or securities convertible into shares of common stock; and

•	all shares of common stock that can be acquired pursuant to warrants or options issued to employees pursuant to existing employment contracts.
      In each of February and July of 2006, the debenture was amended to provide for automatic conversion of the conversion simultaneous with the closing of this offering into 30% of our issued and outstanding shares on a fully diluted basis, but determined without giving effect to shares issued and issuable to the investors or the underwriter in this offering and shares issued or issuable upon conversion of our outstanding 12% convertible bridge notes or exercise of warrants issued to investors in March, July and August of 2006. Spirit Lake Tribe also agreed to waive our default under the debenture purchase agreement, based on our failure to pay all principal and interest due on our outstanding convertible debt securities, until November 30, 2006.

Other Convertible Notes
      We issued $2,229,973 principal amount of convertible notes with maturities ranging from December 2008 to July 2010. Interest on the unpaid principal balance of these notes accrues at the rate of 10% per annum and is payable quarterly. Except with respect to $200,000 of that principal amount, which has been exchanged for our 12% convertible bridge notes and warrants to purchase our common stock, we have entered into agreements with each of the holders of our outstanding convertible notes to provide, among other things, that the outstanding principal balances (plus, at the option of each holder, interest through the closing of this offering) will be automatically converted into shares of our common stock simultaneously with the closing of this offering. See “Certain Relationships and Related Transactions — Debt Conversion Agreements” above.
Warrants
      In connection with convertible notes and other debt agreements issued to private investors and to other individuals for services rendered, we have issued five-year warrants to purchase an aggregate of 2,604,081 shares of our common stock, and six-year warrants to purchase an aggregate of 50,000 shares of our common stock. The warrants are currently exercisable at prices ranging from $.09 to $45.00 per share, subject to adjustment pursuant to antidilution provisions contained in the warrant agreements.
Restrictions on Issuance of Options and Warrants
      As required by certain state securities regulators, we have agreed that during the one-year period commencing on the effective date of the offering, we will not grant options or warrants to officers, directors, 5% shareholders, employees or affiliates exceeding 15% of the shares of our common stock outstanding upon completion of this offering.
Registration Rights
      In connection with our sales of 12% convertible bridge notes and warrants in March, July and August 2006, we agreed to file a registration statement with the Securities and Exchange Commission within 60 days following our initial public offering to permit the resale of shares acquired by purchasers upon conversion of the 12% convertible bridge notes and exercise of the warrants. We have also agreed with the holders of our convertible notes to have the shares issuable upon conversion of such convertible notes included in such registration statement. See “Certain Relationships and Related Transactions — Debt Conversion Agreements.”
      As additional compensation in connection with this offering, we have agreed to sell to Feltl and Company, for nominal consideration, a warrant to purchase up to 450,000 shares of our common stock. This warrant is eligible to participate on a “piggy-back” basis in any registration by us for the duration of the warrant and two years thereafter, and for a one time “demand” registration if and when we are eligible to use Form S-3. We have been advised that Feltl and Company will elect to participate in the above-referenced resale registration statement as a selling shareholder. See “Underwriting.”
Anti-Takeover Provisions
      Certain provisions of Minnesota law and our articles of incorporation and bylaws described below could have an anti-takeover effect. These provisions are intended to provide management with flexibility in responding to an unsolicited takeover offer and to discourage certain types of unsolicited takeover offers for our company. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares at prices higher than prevailing market prices.
      Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock from a person, other than us and other than in connection with certain mergers and exchanges to which we are a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of our disinterested shareholders and a majority vote of all of our shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by us during a specified time period.
      Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of our voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of our board of directors composed of one or more disinterested directors.
      The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of our shares within two years following the person’s last purchase of our shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.
      Section 302A.553, subdivision 3, of the Minnesota Business Corporation Act prohibits us from purchasing any voting shares owned for less than two years from a holder of more than 5% of our outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by a majority of our shareholders or if we make a repurchase offer of equal or greater value to all shareholders.
      Our articles of incorporation provide that the holders of our common stock do not have cumulative voting rights. For the shareholders to call a special meeting, our bylaws require that at least 10% of the voting power must join in the request. Our articles of incorporation give our board of directors the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Our board of directors also has the right to fill vacancies of the board, including a vacancy created by an increase in the size of the board of directors.
      Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 90 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the shareholders submitting the proposal.
Transfer Agent and Registrar
      The transfer agent and registrar with respect to our common stock will be Registrar and Transfer Company.
Listing
      We have applied to list our shares of common stock on The Nasdaq Capital Market under the symbol “RNIN.”

SHARES ELIGIBLE FOR FUTURE SALE
      Upon the completion of this offering, based upon the number of shares of common stock outstanding as of November 3, 2006, and assuming the automatic conversion of all outstanding convertible debt other than our 12% convertible bridge notes into 1,824,961 shares of common stock upon the completion of this offering, we will have 7,199,329 shares of common stock outstanding. Of these shares, the 4,500,000 shares of common stock sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares of common stock purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.
      The remaining 2,699,329 shares of common stock outstanding upon completion of this offering are deemed “restricted securities” under Rule 144 or Rule 701 under the Securities Act. Of these restricted shares, 104,402 shares will be eligible for sale in the public market on the date of this prospectus. Ninety days following the date of this prospectus, 128,922 shares of common stock will be eligible for sale in the public market pursuant to Rule 701 and Rule 144. Upon expiration of the lock-up agreements described below after the date of this prospectus, an additional 2,466,005 shares of common stock will be eligible for sale in the public market pursuant to Rule 144 or 701.
      Rule 144. In general, under Rule 144 under the Securities Act, a person, or persons whose shares are aggregated, who owns shares that were acquired from the issuer or an affiliate at least one year ago would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
      Rule 144(k). Under Rule 144(k), a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who owns shares that were acquired from the issuer or an affiliate at least two years ago is entitled to sell the shares without complying with the manner of sale, public information, volume limitations or notice of sale provisions of Rule 144. Therefore, unless otherwise restricted, the shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.
      Rule 701. Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares pursuant to the rule.
      Lock-Up Agreements. Our directors, executive officers and certain shareholders have agreed that, during the period beginning on the date of the final prospectus and continuing to and including the date 360 days, in the case of our directors and executive officers, or 180 days, in the case of certain other shareholders, after the date of the final prospectus, they will not, directly or indirectly:

•	offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or

•	enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, without the prior written consent of Feltl and Company. The lock-up agreements permit transfers of shares of common stock purchased in the open market and, subject to certain restrictions, transfers of shares as a gift, to trusts or immediate family members, or to certain entities or persons affiliated with the shareholder.
      Escrow Agreement. In accordance with the terms of an escrow agreement, our directors and executive officers have agreed to place all of their equity securities in our company (the “Escrowed Securities”) in escrow at the closing of this offering. Those depositing Escrowed Securities may request the release of their Escrowed Securities as follows:

•	if our aggregate revenues for the three fiscal years preceding such request, and any additional interim period, equal or exceed $500,000 and the auditor’s report accompanying our latest audited financial statements does not contain a “going-concern” qualification, then commencing one year from the closing of the offering, 2 1/2 % of the Escrowed Securities may be released on a pro rata basis each quarter, with the remaining Escrowed Securities being released on the second anniversary of the closing of the offering; or

•	if our aggregate revenues for the three fiscal years preceding such request, and any additional interim period, are less than $500,000, then commencing two years from the closing of the offering, 2 1/2 % of the Escrowed Securities may be released on a pro rata basis each quarter, with the remaining Escrowed Securities being released on the fourth anniversary of the closing of the offering.
      In addition, the Escrowed Securities will be released in their entirety upon, among other things, our common stock meeting the definition of “Covered Securities” as defined in Section 18(b)(1) of the Securities Act of 1933, as amended, all Escrowed Securities shall be released.
      Registration Rights. Following this offering, the holders of 1,824,961 shares of our common stock and securities convertible into or exercisable for 2,746,759 shares of common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Sales of these shares pursuant to such registration would result in the shares becoming freely tradable without restriction under the Securities Act. See “Description of Capital Stock — Registration Rights.”
      Stock Options. Following this offering, we intend to file with the Securities and Exchange Commission registration statements under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statements are expected to be filed as soon as practicable. These registration statements will become effective upon filing and the shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, the lock-up agreements described above and escrow arrangements imposed by state securities regulators, be available for sale in the open market following the 180 day anniversary of the effective date.

UNDERWRITING
      Under the terms and subject to the conditions in an underwriting agreement dated                     , 2006 (the “Underwriting Agreement”) we have agreed to sell the Underwriter 4,500,000 shares of our common stock.
      Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriter has agreed to purchase from us 4,500,000 shares of our common stock at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The Underwriting Agreement provides that the Underwriter’s obligation to purchase our shares is subject to, among other things, the Underwriter’s receipt of a comfort letter in customary form from our independent registered accounting firm, opinion letters from our legal counsel and legal counsel to the Underwriter, lock-up agreements from our directors, officers and holders of our common stock and securities convertible into our common stock and closing certificates customary for initial public offerings. The Underwriter is obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if it purchases any shares.
      Our officers and directors may, but are not obligated to, purchase shares.
Commissions and Expenses
      The Underwriter proposes to offer the shares to the public at the initial public offering price set forth on the cover of this prospectus. The Underwriter may offer the shares to securities dealers at the price to the public less a concession not in excess of $           per share. After the shares are released for sale to the public, the Underwriter may vary the offering price and other selling terms from time to time.
      The following table shows the underwriting discounts and commissions that we are to pay to the Underwriter in connection with this offering. These amounts are shown assuming no exercise and full exercise of the Underwriter’s over-allotment option to purchase additional shares.

Payable by Us

	No exercise	Full Exercise

Per share	$
Total	$
      We estimate that the total expenses of this offering will be approximately $                              , excluding underwriting discounts, commissions and a non-accountable expense allowance of $                              . The nonaccountable expense allowance will be increased to $                              if the underwriters exercise the over-allotment option. The non-accountable expense allowance represents an amount based upon a percentage of the gross offering proceeds that is payable to the Underwriter in respect of expenses that need not be itemized.
Warrant
      As additional compensation, we have agreed to sell to the Underwriter, for nominal consideration, a warrant (the “Underwriter’s Warrant”) to purchase up to 450,000 shares of our common stock. The Underwriter’s Warrant is not exercisable during the first 360 days after the date of the final prospectus and thereafter is exercisable at a price per share equal to $                    (120% of the offering price) for a period of four years. The Underwriter’s Warrant contains customary anti-dilution provisions and certain demand and participatory registration rights. The Underwriter’s Warrant also includes a “cashless” exercise provision entitling the holder to convert the Underwriter’s Warrant into shares of our common stock without the payment in cash of the exercise price. The Underwriter’s Warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of the final prospectus, except to officers or partners of the Underwriter and members of the selling group and/or their officers or partners.

Over-Allotment Option
      We have granted to the Underwriter an option, exercisable not later than 45 days after the date of the final prospectus related to this offering, to purchase up to an aggregate of 675,000 additional shares at the initial public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions. The Underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of shares offered hereby.
Lock-Up Agreement
      Except as noted below, our directors, executive officers and certain shareholders have agreed with the Underwriter that for a period of 360 days, in the case of our directors and executive officers, or 180 days, in the case of certain other shareholders, following the date of the final prospectus related to this offering, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for our shares of common stock. We have entered into a similar agreement with the Underwriter that we will not issue additional shares (with the exception of shares pursuant to the over-allotment option) of our common stock before the end of the 180-day period following the date of the final prospectus related to this offering, other than with respect to our issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or other rights to acquire shares of our common stock. The Underwriter may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreements. In determining whether to release shares from the restrictions, the Underwriter may consider, among other factors, the financial circumstances applicable to a director’s, executive officer’s or shareholder’s request to release shares and the number of shares that such director, executive officer or shareholder requests to be released. There are no agreements between the Underwriter and us or any of our directors, executive officers or shareholders releasing us or them from such agreements before the expiration of the applicable period.
Indemnification
      We have agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, and to contribute to payments the Underwriter may be required to make in respect of any such liabilities.
Offering Price Determination
      Before this offering, there was no market for our common stock. The initial public offering price will be arbitrarily determined between us and the Underwriter and may bear no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price for the common stock after this offering. After completion of this offering, the market price of the common stock will be subject to change as a result of market conditions and other factors. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.
Stabilization; Short Positions and Penalty Bids
      In connection with the offering, the Underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales, stabilizing transactions and passive market making in accordance with Regulation M under the Exchange Act. Short sales by an underwriter involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than an underwriter’s option to purchase additional shares from the issuer in the offering pursuant to its over-allotment option. An underwriter may close out any covered short position by either exercising its option to purchase additional shares through the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares through the over-allotment option. “Naked” short sales are any short sales of shares in excess of the shares an underwriter may purchase pursuant to the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by an underwriter in the open market prior to the completion of the offering. In passive market making, an underwriter may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made.
      Stabilizing transactions to cover short sale positions may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.
Discretionary Accounts
      The Underwriter has advised us that it does not intend to confirm sales of the shares to discretionary accounts.
LEGAL MATTERS
      The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Maslon Edelman Borman & Brand, LLP.
EXPERTS
      The audited financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2005 and 2004 and for the years then ended, included herein and in the registration statement have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission for the shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Statements in this prospectus as to the contents of any contract, agreement or other document referred to are materially complete. As a result of this offering, we will also be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.
      You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission’s web site http://www.sec.gov.

WIRELESS RONIN® TECHNOLOGIES, INC.
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004 (AUDITED)
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

The Board of Directors and Shareholders
Wireless Ronin® Technologies, Inc.
Eden Prairie, Minnesota
      We have audited the accompanying balance sheets of Wireless Ronin® Technologies, Inc. as of December 31, 2005 and 2004, and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wireless Ronin® Technologies, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses and negative cash flows from operating activities and requires additional working capital to support future operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
March 30, 2006 (except Note R, for which the date is August 28, 2006)

WIRELESS RONIN® TECHNOLOGIES, INC.
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004 AND SEPTEMBER 30, 2006

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$134,587	$99,644	$357,317
Accounts receivable, net	216,380	27,548	474,355
Inventories	391,503	211,228	276,892
Prepaid expenses and other current assets	25,717	26,504	37,946

Total current assets	768,187	364,924	1,146,510

PROPERTY AND EQUIPMENT, net	384,221	302,429	526,227

OTHER ASSETS
Deferred financing costs, net	143,172	20,139	533,642
Other assets	17,591	14,106	377,559

	160,763	34,245	911,201

TOTAL ASSETS	$1,313,171	$701,598	$2,583,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Bank lines of credit and notes payable	$844,599	$450,000	$4,429,575
Short-term notes payable — related parties	64,605	—	—
Current maturities of long-term obligations	1,402,616	1,702,917	738,792
Current maturities of long-term obligations — related parties	3,000,000	47,300	3,000,000
Accounts payable	306,528	167,528	754,937
Deferred revenue	1,087,426	1,080,833	86,822
Accrued liabilities	544,704	551,044	900,174

Total current liabilities	7,250,478	3,999,622	9,910,300
LONG-TERM LIABILITIES
Notes payable, less current maturities	970,861	747,563	978,559
Notes payable — related parties, less current maturities	697,300	650,000	697,300

Total long-term liabilities	1,668,161	1,397,563	1,675,859

Total liabilities	8,918,639	5,397,185	11,586,159

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIT
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at December 31, 2005 and 2004 and September 30, 2006	—	—	—
Common stock, 50,000,000 shares authorized; 784,037, 583,659, and 874,368 shares issued and outstanding at December 31, 2005 and 2004 and September 30, 2006, respectively	7,840	5,837	8,743
Additional paid-in capital	11,032,668	9,154,627	15,953,297
Accumulated deficit	(18,645,976)	(13,856,051)	(24,964,261)

Total shareholders’ deficit	(7,605,468)	(4,695,587)	(9,002,221)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,313,171	$701,598	$2,583,938

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTH PERIODS ENDED
SEPTEMBER 30, 2006 AND 2005

			Nine Months Ended
	Year Ended	Year Ended
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
Sales
Hardware	$576,566	$847,859	$963,550	$456,299
Software	66,572	83,918	841,246	49,801
Services and other	67,078	142,213	112,618	36,355

Total sales	710,216	1,073,990	1,917,414	542,455
Cost of sales
Hardware	517,503	892,217	705,769	369,617
Software	—	—	—	825
Services and other	32,156	136,855	59,495	24,141
Inventory lower of cost or market adjustment	390,247	—	—	—

Total cost of sales	939,906	1,029,072	765,264	394,583

Gross profit (loss)	(229,690)	44,918	1,152,150	147,872
Operating expenses
Sales and marketing expenses	1,198,629	594,085	1,057,790	922,432
Research and development expenses	881,515	687,398	623,883	678,255
General and administrative expenses	1,690,601	1,574,372	2,482,784	1,208,469

Total operating expenses	3,770,745	2,855,855	4,164,457	2,809,156

Operating loss	(4,000,435)	(2,810,937)	(3,012,307)	(2,661,284)
Other income (expenses)
Interest expense	(804,665)	(525,546)	(3,316,774)	(674,108)
Interest income	1,375	1,425	8,834	1,330
Other	13,800	(4,312)	1,962	17,853

	(789,490)	(528,433)	(3,305,978)	(654,925)

Net loss	$(4,789,925)	$(3,339,370)	$(6,318,285)	$(3,316,209)

Basic and diluted loss per common share	$(7.18)	$(6.87)	$(7.79)	$(5.18)

Weighted average basic and diluted shares outstanding	666,712	486,170	811,174	640,650

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTHS ENDED SEPTEMBER 30, 2006

	Common Stock		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Par Value	Capital	Deficit	Deficit

Balances at December 31, 2003	503,067	$5,031	$8,889,260	$(10,516,681)	$(1,622,390)
Common stock issued for:
Notes payable at $1.80 per share	68,593	686	122,804	—	123,490
Deferred financing costs at $1.80 per share	11,111	111	19,889	—	20,000
Warrants issued to related parties for:
Notes payable	—	—	10,769	—	10,769
Services	—	—	6,054	—	6,054
Warrants issued for:
Notes payable	—	—	45,303	—	45,303
Services	—	—	50,557	—	50,557
Conversion of note payable into common stock	888	9	9,991	—	10,000
Net loss	—	—	—	(3,339,370)	(3,339,370)

Balances at December 31, 2004	583,659	$5,837	$9,154,627	$(13,856,051)	$(4,695,587)

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTHS ENDED
SEPTEMBER 30, 2006

	Common Stock		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Par Value	Capital	Deficit	Deficit

Balances at December 31, 2004	583,659	$5,837	$9,154,627	$(13,856,051)	$(4,695,587)
Sales of equity instruments for cash consideration:
Equity units sold at $9.00 per unit	113,884	1,139	1,023,861	—	1,025,000
Common stock sold at $9.00 per share	9,998	100	89,900	—	90,000
Common stock sold at $4.50 per share	22,222	222	99,778	—	100,000
Common stock issued to related parties for:
Short-term notes payable to related parties at $2.19 per share	33,332	333	72,799	—	73,132
Payment of accrued interest to related party at $9.00 per share	19,443	194	174,806	—	175,000
Common stock issued for:
Services at $1.80 per share	833	8	1,492	—	1,500
Services at $9.00 per share	666	7	5,993	—	6,000
Warrants issued to related parties for:
Short-term notes payable — related parties	—	—	65,925	—	65,925
Notes payable — related parties	—	—	33,954	—	33,954
Short-term borrowings — related parties	—	—	115,628	—	115,628
Deferred financing costs — related party	—	—	28,479	—	28,479
Warrants issued for:
Short-term notes payable	—	—	12,465	—	12,465
Notes payable	—	—	48,409	—	48,409
Deferred financing costs	—	—	25,782	—	25,782
Services	—	—	78,770	—	78,770
Net loss	—	—	—	(4,789,925)	(4,789,925)

Balances at December 31, 2005	784,037	$7,840	$11,032,668	$(18,645,976)	$(7,605,468)

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTHS ENDED
SEPTEMBER 30, 2006

	Common Stock		Additional		Total
			Paid-In	Accumulated	Shareholders’
	Shares	Par Value	Capital	Deficit	Deficit

Balances at December 31, 2005	784,037	$7,840	$11,032,668	$(18,645,976)	$(7,605,468)
Stock issued to related parties for:
Interest expense to related party at $9.00 per share (unaudited)	24,999	250	224,750	—	225,000
Stock issued to related parties for short-term notes payable (unaudited)	45,332	453	202,192	—	202,645
Stock issued for short-term notes payable (unaudited)	20,000	200	58,662	—	58,862
Warrants issued to related parties for:
Short-term notes payable — related parties (unaudited)	—	—	268,872	—	268,872
Deferred issuance costs — related parties (unaudited)	—	—	39,499	—	39,499
Warrants issued for:
Notes payable (unaudited)	—	—	18,697	—	18,697
Bridge notes (unaudited)	—	—	1,893,500	—	1,893,500
Compensation expense (unaudited)	—	—	335,233	—	335,233
Directors (unaudited)	—	—	205,049	—	205,049
Beneficial conversion of short-term notes payable (unaudited)	—	—	1,593,049	—	1,593,049
Repricing of warrants (unaudited)	—	—	81,126	—	81,126
Net loss (unaudited)	—	—	—	(6,318,285)	(6,318,285)

Balances at September 30, 2006 (unaudited)	874,368	$8,743	$15,953,297	$(24,964,261)	$(9,002,221)

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005

			Nine Months Ended
	Year Ended	Year Ended
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
Net loss	$(4,789,925)	$(3,339,370)	$(6,318,285)	$(3,316,209)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	151,830	50,060	629,588	126,169
Loss on disposal of property and equipment	7,355	4,595	—	—
Allowance for doubtful receivables	2,500	—	21,000	2,500
Inventory lower of cost or market adjustment	390,247	—	—	—
Debt discount amortization	63,647	177,974	1,392,553	56,584
Debt discount amortization — related party	153,245	33,070	646,411	149,582
Common stock issued for interest expense — related party	175,000	—	225,000	100,000
Common stock issued for services	7,500	—	—	1,500
Issuance of warrants for services	78,770	56,611	—	67,379
Issuance of warrants as compensation expense	—	—	540,282	—
Repricing of warrants	—	—	81,126	—
Change in assets and liabilities
Accounts receivable	(191,332)	(5,368)	(278,975)	(76,133)
Inventories	(52,289)	(75,062)	111,756	(61,352)
Prepaid expenses and other current assets	787	(26,504)	(12,229)	240
Other assets	(3,485)	(9,140)	(4,995)	(7,210)
Accounts payable	154,000	(6,524)	503,409	18,000
Deferred revenue	6,593	1,080,833	(1,000,604)	(3,115)
Accrued liabilities	460,683	571,554	423,522	105,349

Net cash used in operating activities	(3,384,874)	(1,487,271)	(3,040,441)	(2,836,716)
See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005

			Nine Months Ended
	Year Ended	Year Ended
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
Cash flows used in investing activities
Purchases of property and equipment	(272,114)	(257,634)	(280,311)	(218,779)

Net cash used in investing activities	(272,114)	(257,634)	(280,311)	(218,779)
Cash flows provided by financing activities
Net proceeds from bank lines of credit and short-term notes payable	400,000	450,000	4,825,000	(150,000)
Payment for deferred financing costs	(100,000)	—	(864,509)	(100,000)
Payment for prepaid offering costs	—	—	(354,973)	—
Net proceeds from short-term notes payable — related parties	200,000	—	400,000	133,805
Proceeds from long-term notes payable	—	1,634,740	195,300	—
Proceeds from long-term notes payable — related parties	3,000,000	113,750	—	3,000,000
Payments on long-term notes payable	(1,023,069)	(372,653)	(657,336)	(748,787)
Proceeds from issuance of common stock and equity units	1,215,000	—	—	1,215,000

Net cash provided by financing activities	3,691,931	1,825,837	3,543,482	3,350,018

INCREASE IN CASH AND CASH EQUIVALENTS	34,943	80,932	222,730	294,523
Cash and cash equivalents at beginning of period	99,644	18,712	134,587	99,644

Cash and cash equivalents at end of period	$134,587	$99,644	$357,317	$394,167

See accompanying Notes to Financial Statements.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business and Operations

Overview
      Wireless Ronin Technologies, Inc. (the Company) is a Minnesota corporation that has designed and developed application-specific wireless business solutions.
      The Company provides dynamic digital signage solutions targeting specific retail and service markets. The Company has designed and developed RoninCast, a proprietary content delivery system that manages, schedules and delivers digital content over a wireless or wired network. The solutions, the digital alternative to static signage, provide customers with a dynamic and interactive visual marketing system designed to enhance the way they advertise, market and deliver their messages to targeted audiences. The Company sells its products throughout North America.

Summary of Significant Accounting Policies
      A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.	Revenue Recognition
      The Company recognizes revenue primarily from these sources:

•	Technology license and royalties

•	Product and software license sales

•	Content development services

•	Training and implementation

•	Maintenance and support contracts
      The Company applies the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software license. In the event of a multiple element arrangement, the Company evaluates if each element represents a separate unit of accounting taking into account all factors following the guidelines set forth in Emerging Issues Task Force Issue No. 00-21 (“EITF 00-21”) “Revenue Arrangements with Multiple Deliverables”. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured.
      Multiple-Element Arrangements — The Company enters into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. The Company allocates the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). The fair value of maintenance and support services is based upon the renewal rate for continued service arrangements. The fair value of installation and training services is established based upon pricing for the services. The Company has determined that it does not have VSOE

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

1.	Revenue Recognition — (Continued)
for its technology licenses. In software arrangements for which the Company does not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which the Company does not have VSOE of fair value have been delivered.

Software and technology license sales
      Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction. Standard payment terms are generally less than 90 days. In instances where payments are subject to extended payment terms, revenue is deferred until payments become due. The Company assesses collectibility based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

Product sales
      The Company recognizes revenue on product sales generally upon delivery of the product to the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional service revenue
      Included in professional service revenues are revenues derived from implementation, maintenance and support contracts, content development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. Substantially all of the Company’s contracts are on a time-and-materials basis. For time-and-materials contracts, the Company recognizes revenue as services are performed. For a fixed-fee contract, the Company recognizes revenue upon completion of specific contractual milestones or by using the percentage of completion method.
      Training revenue is recognized when training is provided.

Maintenance and support revenue
      Included in support services revenues are revenues derived from maintenance and support. Maintenance and support revenue is recognized ratably over the term of the maintenance contract, which is typically one year. Maintenance and support is renewable by the customer on an annual basis. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

2.	Cash and Cash Equivalents
      Cash equivalents consist of certificates of deposit and all other liquid investments with original maturities of three months or less when purchased. The Company maintains its cash balances in several financial institutions in Minnesota. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

3.	Accounts Receivable
      Accounts receivable are unsecured and stated at net realizable value and bad debts are accounted for using the allowance method. The Company performs credit evaluations of its customers’ financial condition on an as-needed basis and generally requires no collateral. Payment is generally due 90 days or less from the invoice date and accounts past due more than 90 days are individually analyzed for collectibility. In addition, an allowance is provided for other accounts when a significant pattern of uncollectibility has occurred based on historical experience and management’s evaluation of accounts receivable. When all collection efforts have been exhausted, the account is written off against the related allowance. The allowance for doubtful accounts was $2,500 and $0 and $23,500 at December 31, 2005, December 31, 2004, and September 30, 2006, respectively.

4.	Inventories
      The Company records inventories using the lower of cost or market on a first-in, first-out (FIFO) method. Inventories consist principally of finished goods, product components and software licenses. Inventory reserves are established to reflect slow-moving or obsolete products.

5.	Depreciation and Amortization
      Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leased equipment is depreciated over the term of the capital lease. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method. Intangible assets consist of deferred financing costs for fees paid related to the financing of the Company’s notes payable and are being amortized using the straight-line method over the term of the associated financing arrangement (which approximates the interest method).
      The estimated useful lives used to compute depreciation and amortization are as follows:

Property and equipment
Equipment	3-5 years
Demonstration equipment	3-5 years
Furniture and fixtures	7 years
Purchased software	3 years
Leased equipment	3 years
Leasehold improvements	5 years
Intangible assets
Deferred financing costs	1-5 years

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

5.	Depreciation and Amortization — (Continued)
      Depreciation expense was $120,602 and $49,393 for the years ended December 31, 2005 and December 31, 2004, respectively. Amortization expense related to the deferred financing costs was $31,228 and $667 for the years ended December 31, 2005 and December 31, 2004, respectively and is recorded as a component of interest expense.

6.	Advertising Costs
      Advertising costs are charged to operations when incurred. Advertising costs were $212,262 and $12,501 for the years ended December 31, 2005 and December 31, 2004, respectively.

7.	Software Development Costs
      Statement of Financial Accounting Standards (SFAS) No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” requires certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant. No software development costs were capitalized during the years ended December 31, 2005 and 2004. Software development costs have been recorded as research and development expense.

8.	Basic and Diluted Loss per Common Share
      Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Shares reserved for outstanding stock warrants and convertible notes are not considered because the impact of the incremental shares is antidilutive.

9.	Deferred Income Taxes
      Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

10.	Accounting for Stock-Based Compensation
      In the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), which revises SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). SFAS 123R requires that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. Prior to SFAS 123R the Company disclosed

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

10.	Accounting for Stock-Based Compensation — (Continued)
the pro forma effects of SFAS 123 under the minimum value method. The Company adopted SFAS 123R effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006. The adoption of SFAS 123R for the nine months ended September 30, 2006 resulted in the recognition of stock-based compensation expense of $540,282. No tax benefit has been recorded due to the full valuation allowance on deferred tax assets that the Company has recorded.
      Prior to January 1, 2006, the Company accounted for employee stock-based compensation in accordance with provisions of APB 25, and Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB No. 25”, and complies with the disclosure provisions of SFAS 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transaction and Disclosure” (SFAS 148). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. The Company amortized deferred stock-based compensation using the straight-line method over the vesting period.
      SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure” (SFAS No. 148), defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies were not required to adopt the fair value method of accounting for employee stock-based transactions. Companies were permitted to account for such transactions under APB 25, but were required to disclose in a note to the financial statements pro forma net loss and per share amounts as if a company had applied the fair methods prescribed by SFAS 123. The Company applied APB Opinion 25 and related interpretations in accounting for its stock awards granted to employees and directors and has complied with the disclosure requirements of SFAS 123 and SFAS 148.
      All stock awards granted by the Company have an exercise or purchase price equal to or above market value of the underlying common stock on the date of grant. Prior to the adoption for SFAS 123R, had compensation cost for the grants issued by the Company been determined based on the fair value at the grant dates for grants consistent with the fair value method of SFAS 123, the Company’s cash flows would have remained unchanged; however, net loss and loss per common share would have been reduced

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

10.	Accounting for Stock-Based Compensation — (Continued)
for the years ending December 31, 2005 and 2004 and for the nine months ended September 30, 2005 to the pro forma amounts indicated below:

			Nine Months
	Year Ended	Year Ended	Ended
	December 31,	December 31,	September 30,
	2005	2004	2005

			(Unaudited)
Net loss:
As reported	$(4,789,925)	$(3,339,370)	$(3,316,209)
Add: Employee compensation expense included in net loss	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(13,880)	(2,239)	(6,503)

Pro forma	$(4,803,805)	$(3,341,609)	$(3,322,712)

Basic and diluted loss per common share:
As reported	$(7.18)	$(6.87)	$(5.18)

Pro forma	$(7.21)	$(6.87)	$(5.19)

      For purposes of the pro forma calculations, the fair value of each award is estimated on the date of the grant using the Black-Scholes option-pricing model (minimum value method), assuming no expected dividends and the following assumptions:

	2005 Grants	2004 Grants	2006 Grants

Expected volatility factors	n/a	n/a	61.7%
Approximate risk free interest rates	5.0%	5.0%	5.0%
Expected lives	5 Years	5 Years	5 Years
      The determination of the fair value of all awards is based on the above assumptions. Because additional grants are expected to be made each year and forfeitures will occur when employees leave the Company, the above pro forma disclosures are not representative of pro forma effects on reported net income (loss) for future years. See Note N for more information regarding the Company’s stock-based compensation plans.
      The Company accounts for equity instruments issued for services and goods to non-employees under SFAS 123; EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”; and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. Generally, the equity instruments issued for services and goods are for shares of the Company’s common stock or warrants to purchase shares of the Company’s common stock. These shares or warrants generally are fully-vested, nonforfeitable and exercisable at the date of grant and require no future performance commitment

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

10.	Accounting for Stock-Based Compensation — (Continued)
by the recipient. The Company expenses the fair market value of these securities over the period in which the related services are received.

11.	Fair Value of Financial Instruments
      SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” (SFAS 107) requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to the Company’s financial instruments, do not purport to represent the aggregate net fair value of the Company. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximated fair value because of the short maturity of those instruments. The carrying value of notes payable approximates fair value based upon the Company’s expected borrowing rate, evaluation of risk factors for debt with similar remaining maturities and comparable risk.

12.	Registration Rights Agreements
      The Company has adopted EITF 05-4, “The Effect of Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”, View C to account for its registration rights agreements. The Company has entered into registration rights agreements in association with the issuance of common stock, debt and warrants. View C of EITF 05-4 takes the position that the registration rights should be accounted for separately from the financial instrument as the payoff of the financial instruments is not dependent on the payoff of the registration rights agreement, and according to DIG K-1, registration rights agreements and the financial instruments do not meet the combining criteria as they relate to different risks. The Financial Accounting Standards Board (Board) has postponed further discussion on EITF 05-4. Since the Board has not reached a consensus, the Company’s accounting for the registration rights may change when the Board reaches a consensus.

13.	Unaudited Interim Results
      The accompanying balance sheet as of September 30, 2006 and statements of operations for the nine months ended September 30, 2006 and 2005 and the statements of cash flows for the nine months ended September 30, 2006 and 2005, and the statement of shareholders’ deficit for the nine months ended September 30, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of the Company’s management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the Company’s financial position as of September 30, 2006 and results of operations for the nine months ended September 30, 2006 and 2005 and the results of cash flows for the nine months ended September 30, 2006 and 2005. The financial data and other information disclosed in these notes to the financial statements relative to the nine month periods presented are unaudited. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006 or any other interim period or for any other future year.

14.	Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

14.	Use of Estimates — (Continued)
assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates of the Company are the allowance for doubtful accounts, inventory reserve, deferred tax assets, deferred revenue and depreciable lives and methods of property and equipment. Actual results could differ from those estimates.

15.	Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment”, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method under APB 25, and generally would require instead that such transactions be accounted for using a fair-value-based method. SFAS 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. In April 2005, the Securities and Exchange Commission amended the compliance dates for SFAS 123R. In accordance with this amendment, the Company adopted the requirements of SFAS 123R beginning January 1, 2006.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in Accounting Research Board (ARB) 43, Chapter 4, Inventory Pricing, (ARB 43) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS 151 requires those items be recognized as current period charges regardless of whether they meet the criterion of so abnormal which was the criterion specified in ARB 43. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of production be based on normal capacity of the production facilities. The Company adopted SFAS 151 effective January 1, 2006. The adoption of SFAS 151 did not have a significant effect on our financial statements.

16.	Going Concern
      The accompanying financial statements are prepared assuming the Company will continue as a going concern. During the years ended December 31, 2005 and 2004, the Company incurred operating losses of $4,000,435 and $2,810,937, respectively. During the years ended December 31, 2005 and 2004, the Company used cash totaling $3,384,874 and $1,487,271 in its operating activities, respectively. As of December 31, 2005, the Company had an accumulated deficit of $18,645,976 and total shareholders’ deficit of $7,605,468.
      Subsequent to December 31, 2005, the Company sold $5,749,031 principal amount of 12% convertible bridge notes and warrants to purchase 1,149,806 shares of common stock. Proceeds, which included cash of $4,825,000, are being used as working capital. In addition, the notes are payable on the earlier of March 2007 or thirty days following completion of an initial public offering. The notes are convertible and the warrants are exercisable at the lesser of $7.20 per share or, following the offering, at 80% of the price at

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

16.	Going Concern — (Continued)
which the Company’s stock is sold to the public. The Company also entered into agreements with the holders of $2,029,973 of convertible notes payable to provide for the automatic conversion thereof upon the Company’s public offering at the lesser of the exercise price stated in the note or 80% of the public offering price. Subsequent to December 31, 2005, the holder of a $3,000,000 principal amount convertible debenture has agreed to convert the debenture into common stock of the Company upon its completion of an initial public offering on or before September 30, 2006 (see note R for subsequent extension of the initial public offering date). Upon such conversion, the holder will be issued common shares equal to thirty percent of the Company’s common stock outstanding on a fully diluted basis, excluding shares issuable upon conversion of convertible notes and warrants issued in March, July and August 2006, and shares issued or issuable as a result of securities sold in a planned initial public offering.
      The Company is marketing its digital signage systems. The Company’s ability to continue as a going concern is dependent on it achieving profitability and generating cash flow to fund operations.
      The Company is targeting $17,000,000 in net proceeds from an initial public offering of the Company’s common stock. If the Company raises these proceeds and continued to operate at its current cost structure, it would have adequate cash for at least the next twelve months.
NOTE B — CONCENTRATION OF CREDIT RISK
      The Company maintains its cash balances with several financial institutions. At times, deposits may exceed federally insured limits.
      A significant portion of the Company’s revenues are derived from a few customers. Customers with greater than 10% of total sales are represented on the following table:

			Nine Months Ended
	Year Ended	Year Ended
	December 31,	December 31,	September 30,	September 30,
Customer	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
A	10.0%	*	*	13.1%
B	*	61.4%	15.4%	*
C	*	21.4%	*	*
D	*	*	26.1%	*
E	*	*	16.5%	*
F	*	*	12.8%	*
G	*	*	*	11.6%
H	*	*	*	10.5%

	10.0%	82.8%	70.8%	35.2%

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE B — CONCENTRATION OF CREDIT RISK — (Continued)

*	Sales from this customer were less than 10% of total sales for the period reported.
      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the variety of customers comprising the Company’s customer base.
      A significant portion of the Company’s accounts receivable is concentrated with a few customers. Customers with greater than 10% of total accounts receivable are represented on the following table:

	December 31,	December 31,	September 30,	September 30,
Customer	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
A	41.1%	*	*	*
B	30.8%	*	*	54.4%
C	14.3%	*	*	*
D	*	77.0%	*	*
E	*	14.8%	*	*
F	*	*	52.5%	*
G	*	*	22.3%	*
H	*	*	*	36.1%

	86.2%	91.8%	74.8%	90.5%

*	Accounts receivable from this customer were less than 10% of total accounts receivable for the period reported.
NOTE C — INVENTORIES
      Inventories consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Finished goods	$143,483	$41,295	$106,457
Product components and supplies	248,020	48,878	170,435
Software licenses	—	121,055	—

	$391,503	$211,228	$276,892

      The Company purchased the above-referenced software licenses from an unrelated vendor for resale to its customers.
      During 2005, the Company recorded a lower of cost or market adjustment on certain finished goods, product components and software licenses. The Company recorded an expense of $390,247 related to this adjustment to cost of sales.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE D — PROPERTY AND EQUIPMENT
      Property and equipment consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Equipment	$139,953	$42,277	$156,555
Demonstration equipment	59,738	14,278	87,616
Furniture and fixtures	24,598	10,271	24,598
Purchased software	66,573	51,288	70,246
Leased equipment	180,756	180,756	381,965
Leasehold improvements	100,430	53,085	131,148

	572,048	351,955	852,128
Less: accumulated depreciation and amortization	(187,827)	(49,526)	(325,901)

	$384,221	$302,429	$526,227

NOTE E — OTHER ASSETS
      Other assets consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Deferred financing costs, net	$143,172	$20,139	$533,642
Prepaid offering costs	—	—	354,973
Deposits	17,591	14,106	22,586

	$160,763	$34,245	$911,201

Deferred financing costs
      In December 2003, the Company engaged an investment banking firm to assist the Company in raising additional capital through the potential future issuance of the Company’s equity, debt or convertible securities. The firm helped secure a $3,000,000 convertible debenture for the Company and received a fee of $100,000 and 11,111 shares of the Company’s common stock, which were valued at $1.80 per share at the time of issuance. These costs are being amortized over the five year term of the convertible debenture as additional interest expense.
      During 2005, the Company issued a warrant for the purchase of 5,556 shares of the Company’s common stock at $9.00 per share to a related party for the guarantee of a bank line of credit. The fair value of the warrant granted was calculated at $28,479 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. These costs are being amortized over the one year term of the line of credit as additional interest expense.
      During 2005, the Company issued a warrant for the purchase of 6,945 shares of the Company’s common stock at $9.00 per share to an employee for the guarantee of a bank line of credit. The fair value

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE E — OTHER ASSETS — (Continued)
of the warrant granted was calculated at $25,782 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. These costs are being amortized over the one year term of the line of credit as additional interest expense.
      In March 2006, the Company issued additional short-term debt borrowings in connection with the Company’s planned initial public offering of its common stock. The Company incurred $505,202 of professional fees, commissions and other expenses in connection with the borrowings. The Company capitalized these costs and is amortizing them over the one year period of the notes as additional interest expense.
      During July and through August 25, 2006, the Company issued additional short-term debt borrowings in connection with the Company’s planned initial public offering of its common stock. The borrowings are due in March 2007, or 30 days following the closing of the initial public offering of the Company’s stock. The Company incurred $339,307 of professional fees, commissions and other expenses in connection with the borrowings. The Company capitalized these costs and is amortizing them over the term of the notes as additional interest expense.

Prepaid offering costs
      During 2006, the Company incurred $354,973 of professional and other expenses in connection with the Company’s planned initial public offering of its common stock. The Company capitalized these costs in other assets and will record them in additional paid in capital against the proceeds of the offering when completed.
NOTE F — BANK LINES OF CREDIT AND NOTES PAYABLE
      Bank lines of credit and notes payable consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Lines of credit — bank	$750,000	$300,000	$750,000
Short-term note payable — shareholder	94,599	—	107,500
Bridge notes payable	—	—	3,572,075
Short-term note payable — bank	—	150,000	—

	$844,599	$450,000	$4,429,575

Lines of credit — bank
      During 2005 and 2004, the Company entered into three unsecured revolving line of credit financing agreements with a bank that provide aggregate borrowings of up to $750,000. These agreements expire at varying times during 2006. The lines are unsecured with unlimited personal guarantees of three shareholders. Interest is payable monthly at 1.5% over the bank’s base rate (effective rate of 8.25% at December 31, 2005).

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE F — BANK LINES OF CREDIT AND NOTES PAYABLE — (Continued)

Short-term note payable — shareholder
      During 2005, the Company entered into a short-term note payable to a shareholder that provided for borrowings of $100,000. The agreement requires interest payments of 10% at maturity. The note matured in February 2006. As consideration for the note, the shareholder received a warrant to purchase 2,778 shares of the Company’s common stock at $9.00 per share within five years of the note agreement date. The fair value of the warrant granted was calculated at $12,465 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of warrants granted in connection with the note payable over the original term of the note as additional interest expense. The remaining debt discount to be amortized was $5,401 at December 31, 2005.
      In January 2006, the Company extended the note payable plus accrued interest and penalty of $7,500. The extended note provides for monthly interest at 10% and matures in September 2006. As consideration for extending the note, the Company issued the note holder the right to convert amounts outstanding under the note into shares of the Company’s common stock at a conversion rate equal to 80% of the public offering price of the Company’s common stock in the event of a public offering. The Company must complete the initial public offering of the Company’s stock by September 30, 2006 or the note will revert to its prior terms (see note R for subsequent extension of the initial public offering date). The issuance of equity securities will not take place unless the Company completes the initial public offering of its common stock and the note holder elects to convert the note into shares of common stock. As a result, according to SFAS #84, the Company will record the inducement to convert debt if and when the debt is converted into common stock. If the debt is not converted into common stock, there will be no expense.

Bridge notes payable
      In March 2006, the Company received an additional $2,775,000 proceeds from additional short-term debt borrowings and issuance of warrants to purchase 555,000 shares of common stock. The notes are convertible and the warrants exercisable into common stock of the Company at the option of the lenders at $7.20 per share until the Company completes the initial public offering of its common stock. After the initial public offering, the exercise price will be 80% of the price at which the Company’s stock is sold to the public. Interest is payable at 12% at maturity of the notes. The notes mature one year from the date of issuance, or 30 days following the closing of the initial public offering of the Company’s common stock. The fair value of the warrants granted was calculated at $923,428 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of warrants granted in connection with the note payable over the original term of the notes as additional interest expense. The Company determined that there was a beneficial conversion feature of $749,991 at the date of issuance which was recorded as debt discount at date of issuance and will be amortized into interest expense over the original term of the notes. The remaining debt discount to be amortized was $741,543 at September 30, 2006. If the conversion price of the bridge notes payable after the Company completes the initial public offering of its common stock is lower than the stated conversion price of $7.20 per share, the Company may be required to record an additional amount related to the beneficial conversion feature for the difference between the stated conversion price and the conversion price upon completion of an IPO.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE F — BANK LINES OF CREDIT AND NOTES PAYABLE — (Continued)
      During July and through August 25, 2006, the Company sold an additional $2,974,031 principal amount of 12% convertible notes along with 20,000 shares of common stock and warrants to purchase 594,806 shares of common stock. The convertible notes comprised of the following:

Amount

Cash proceeds	$2,050,000
Conversion of short-term notes payable to related parties (note G)	600,000
Conversion of long-term convertible bridge notes payable (note J)	200,000
Accrued interest	69,031
Accounts payable	55,000

Long-term portion	$2,974,031

      Cash proceeds are being used as working capital. The notes are convertible and the warrants exercisable into common stock of the Company at the option of the lenders at of $7.20 per share until the Company completes the initial public offering of its common stock. After the initial public offering, the exercise price will be 80% of the price at which the Company’s stock is sold to the public. Interest is payable at 12% at maturity of the notes. The notes mature in March 2007, or 30 days following the closing of the initial public offering of the Company’s common stock. The fair value of the stock was issued was calculated at $58,862. The fair value of the warrants granted was calculated at $970,072 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. The Company reduced the carrying value of the notes by amortizing the fair value of stock and warrants granted in connection with the note payable over the original term of the notes as additional interest expense. The Company determined that there was a beneficial conversion feature of $843,057 at the date of issuance which was recorded as debt discount at date of issuance and will be amortized into interest expense over the original term of the notes. The remaining debt discount to be amortized was $1,435,413 at September 30, 2006. If the conversion price of the bridge notes payable after the Company completes the initial public offering of its common stock is lower than the stated conversion price of $7.20 per share, the Company may be required to record an additional amount related to the beneficial conversion feature for the difference between the stated conversion price and the conversion price upon completion of an IPO.

Short-term note payable — bank
      During 2004, the Company entered into a short-term note payable with a financial institution that provided for borrowings of $150,000. The agreement required monthly interest payments at 7%. The note was repaid in January 2005.
NOTE G — SHORT-TERM NOTES PAYABLE — RELATED PARTIES

Short-term notes payable — related parties
      During 2005, the Company entered into two short-term notes payable with different related parties. The agreements provide for aggregate borrowings of up to $600,000. As of December 31, 2005, $200,000 had been received on these notes. The remaining $400,000 was received in January and February 2006.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE G — SHORT-TERM NOTES PAYABLE — RELATED PARTIES — (Continued)
These agreements matured in March 2006 and were subsequently extended through July 2006. Interest is payable monthly at 10%.
      As consideration for entering into the agreements, the related parties received a total of 33,332 shares of the Company’s common stock valued at $240,000 and warrants to purchase 50,000 shares of the Company’s common stock at $6.30 per share within five years of the note agreement date. The Company valued the common stock at $7.20 per share based on the current offering price of the stock at the date of issuance. The fair value of the warrants granted was calculated at $216,349 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of six years, and volatility of 61.718%. The Company allocated the value of the warrants and common stock based on the debts based on their relative fair value as the debt proceeds are received.
      The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. The remaining debt discount to be amortized was $135,395 at December 31, 2005.
      In March and June 2006, the Company extended these notes. They provided for monthly interest at 10% and matured in July 2006. As consideration for extending the notes, the Company issued 45,332 shares of the Company’s common stock and six year warrants to purchase 50,000 shares of the Company’s common stock at $6.30 per share.
      During July 2006, the related parties converted the notes and the interest accrued to date into convertible bridge notes (see note F).

Short-term borrowings — related parties
      During 2005 and 2006, the Company borrowed funds from two related parties to fund short-term cash needs. The Company agreed to assign and sell certain receivables to the related parties in exchange for these short-term borrowings. The related parties may limit their purchases to receivables arising from sales to any one customer or a portion of the net amount of the receivable. The Company has granted a continuing security interest in all receivables purchased under the agreement. This agreement expires on May 23, 2007, but automatically renews from year-to-year unless terminated by the Company upon at least 60 days prior written notice. Each related party has the right to terminate the agreement at any time by giving the Company 60 days prior written notice. These transactions were accounted for as sales and as a result the related receivables have been excluded from the accompanying balance sheets. The agreement underlying the sale of receivables contains provisions that indicate the Company is not responsible for end-user customer payment defaults on sold receivables. The borrowings are due when those accounts receivables are paid and require interest payments at twice the prime rate (14.5% and 16.5% at December 31, 2005 and at September 30, 2006, respectively).
      The Company issued the related parties warrants to purchase 39,492 shares of the Company’s common stock at $9.00 per share within five years from the advance date. The fair value of the warrants granted was calculated at $155,127 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. Since the advances are due upon payment of accounts receivable, the Company expensed the value of the warrants on the date of issuance.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE G — SHORT-TERM NOTES PAYABLE — RELATED PARTIES — (Continued)
      There were no amounts due under these borrowings as of December 31, 2005 and September 30, 2006. During the year ended December 31, 2005, the Company borrowed and repaid $431,208 pursuant to this agreement. During the nine months ended September 30, 2006, the Company borrowed and repaid $149,216 pursuant to this agreement. The net book value of the receivables sold was equal to the proceeds the Company borrowed and repaid.
NOTE H — DEFERRED REVENUE
      Deferred revenue consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Gaming industry license	$500,000	$500,000	$—
Restaurant industry license	236,659	569,866	—
Customer deposits	332,236	5,185	54,952
Deferred maintenance	18,531	5,782	31,870

	$1,087,426	$1,080,833	$86,822

      During 2004, the Company signed a non-refundable licensing and sales agreement with a customer for $500,000. The agreement granted an exclusive two-year agreement for the customer to market the Company’s products in the gaming industry. The agreement also called for installation of $810,000 of the Company’s systems in the future. As of December 31, 2005, the Company had not met the system installation requirement discussed in the agreement and continued to defer revenue recognition until the systems were installed. The remaining deferred revenue was recognized during the nine months ended September 30, 2006 as a result of the Company meeting the $810,000 installation threshold.
      During 2004, the Company signed a licensing and sales agreement with a customer for $925,000. The agreement granted an exclusive perpetual agreement for the customer to market the Company’s products in the restaurant industry. The agreement also called for the future installation of 3,000 units of one on the Company’s products. Subsequent agreements require the Company to refund the customer for unsold units.
      The remaining deferred revenue was recognized during the nine months ended September 30, 2006 as a result of signing a new agreement with the customer in March 2006 calling for repayment of remaining uninstalled units and elimination of additional performance to the customer. See note payable to customer in Note J.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE I — ACCRUED LIABILITIES
      Accrued liabilities consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Interest	$380,798	$365,874	$757,368
Compensation	102,380	102,672	72,962
Deferred gain on sale leaseback	50,455	76,780	37,529
Sales tax and other	11,071	5,718	32,315

	$544,704	$551,044	$900,174

      During 2004, the Company entered into a sales leaseback transaction with certain of its property and equipment. The transaction resulted in a gain of $78,973. The Company has deferred this gain and will recognize the gain ratably over the three year term of the lease.
      During 2006, the Company entered into sales leaseback transactions with certain of its property and equipment. The transactions resulted in a gain of $8,480. The Company has deferred the gains and will recognize them ratably over the three year term of the leases.
NOTE J — LONG-TERM NOTES
      Long-term notes payable consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Convertible bridge notes payable	$1,438,923	$1,543,325	$1,238,923
Non-convertible notes payable	221,273	587,019	137,481
Note payable to customer	384,525	168,750	107,629
Note payable to supplier	232,193	—	—
Capital lease obligations	96,563	151,386	233,318

	2,373,477	2,450,480	1,717,351
Less: current maturities	(1,402,616)	(1,702,917)	(738,792)

	$970,861	$747,563	$978,559

Convertible bridge notes payable
      The Company has issued bridge notes to individuals and corporations. The notes are unsecured and have varying repayment terms for principal and interest, with maturity dates through March 2010. Interest accrues at interest rates ranging from 8% to 16%. The notes are convertible at the discretion of the note holder, into shares of common stock as specified in each agreement, with a conversion rate of $9.00 per share or the current offering price, whichever is less. At December 31, 2005, notes payable totaling $1,438,923 were convertible into 159,891 shares of common stock. At December 31, 2004, notes payable totaling $1,543,325 were convertible into 171,492 shares of common stock.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE J — LONG-TERM NOTES PAYABLE — (Continued)
      As consideration for entering into the agreements, the note holders also received shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. As of December 31, 2005, the note holders had received a total of 103,659 shares of the Company’s common stock and warrants to purchase 208,209 shares of the Company’s common stock at $9.00 per share within terms ranging from two to five years from the note agreement date. The Company valued the common stock at $186,630 ($1.80 per share) based on an internal valuation of the Company’s common stock during July 2004 in the absence of stock transactions. The fair value of the warrants granted was calculated at $110,064 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.
      The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. As of December 31, 2005, all of the convertible bridge notes payable have been extended to five year maturities without consideration. The remaining debt discount to be amortized was $0 and $8,175 at December 31, 2005 and 2004, respectively.
      In March 2006, the holders of convertible bridge notes totaling $1,238,923 agreed to convert their notes into shares of the Company’s common stock in the event of an initial public offering of the Company’s stock. The notes will convert at the lesser of the exercise price stated in the note or 80% of the initial public offering price. The Company must complete the initial public offering of the Company’s stock by September 30, 2006 or the notes will revert to their prior terms (see note R for subsequent extension of the initial public offering date). The issuance of equity securities will not take place unless the Company completes the initial public offering of its common stock and the note holder elects to convert the note into shares of common stock. As a result, according to SFAS #84, the Company will record the inducement to convert debt if and when the debt is converted into common stock. If the debt is not converted into common stock, there will be no expense.
      In August 2006, the holder of a convertible bridge note totaling $200,000 exchanged the note plus accrued interest for another convertible note (see note G).

Non-convertible notes payable
      The Company has various notes payable owed to individuals and corporations. The notes are unsecured and have varying repayment terms for principal and interest, with maturity dates through January 2008. Interest accrues at interest rates ranging from 8% to 12%.
      As consideration for the loans, the lenders received warrants to purchase shares of the Company’s common stock. As of December 31, 2005, the note holders received warrants to purchase 2,778 shares of the Company’s common stock at $13.50 per share exercisable within five years from the note agreement date. The fair value of the warrants granted was calculated at $673 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.
      The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note as additional interest expense. As of December 31, 2005, all of the non-convertible notes payable has been extended to

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE J — LONG-TERM NOTES PAYABLE — (Continued)
maturities of terms ranging from one to five years without consideration. The remaining debt discount to be amortized was $0 at December 31, 2005 and 2004.

Note payable to customer
      In March 2006, the Company signed a note payable with the counterparty in its restaurant industry license agreement (see Note H) for repayment of $384,525 of fees the Company collected and had recorded as deferred revenue. The note is unsecured and has requires varying monthly payments, including interest at 10%. The note matures in December 2006.

Note payable to supplier
      The Company had a note payable owed to a supplier related to the purchase of inventories during 2005. The note was unsecured and required payments, including interest at 10%. The note was repaid in March 2006.

Capital Lease Obligations
      The Company leases certain equipment under two capital lease arrangements. The leases require monthly payments of approximately $6,100, including interest imputed at 7% to 16% through December 2007.
      Other information relating to capital lease equipment:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Cost	$180,756	$180,756	$381,965
Less: accumulated amortization	(92,874)	(32,622)	(157,233)

Total	$87,882	$148,134	$224,732

      Amortization expense for capital lease assets was $60,252 and $26,987 for the years ended December 31, 2005 and December 31, 2004, respectively and is included in depreciation expense (see Note A.5).
      Future lease payments under the capital leases are as follows:

Year Ending December 31,	Amount

2006	$63,143
2007	48,319

Total payments	111,462
Less: portion representing interest	(14,899)

Principal portion	96,563
Less: current portion	(52,006)

Long-term portion	$44,557

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE J — LONG-TERM NOTES PAYABLE — (Continued)
      Future maturities of long-term notes payable, including capital lease obligations, are as follows:

Year Ending December 31,	Amount

2006	$1,402,616
2007	148,334
2008	9,027
2009	768,500
2010	45,000

Total	$2,373,477

NOTE K — LONG-TERM NOTES PAYABLE — RELATED PARTIES
      Long-term notes payable — related parties consisted of the following:

	December 31,	December 31,	September 30,
	2005	2004	2006

			(Unaudited)
Convertible debenture payable	$3,000,000	$—	$3,000,000
Convertible bridge notes payable	683,550	683,550	683,550
Non-convertible notes payable	13,750	13,750	13,750

	3,697,300	697,300	3,697,300
Less: current maturities	(3,000,000)	(47,300)	(3,000,000)

	$697,300	$650,000	$697,300

Convertible debenture payable
      During 2005, the Company entered into a five-year convertible debenture payable with a related party for $3,000,000 that matures on December 31, 2009. The note is unsecured and requires quarterly interest payments at 10%. Interest expense can be paid with cash or in shares of the Company’s common stock. The note holder has the option of converting the note into 30% of the then outstanding fully diluted shares of common stock. As of December 31, 2005, the note was convertible into 798,107 shares of the Company’s common stock. During 2005, the Company issued 19,445 shares of its common stock to pay $175,000 of interest expense. Since the number of shares to be received is contingent on the number of dilutive shares outstanding when the debt is converted, the Company will determine if there is a beneficial conversion feature when and if the debt is converted.
      The Company is also subject to certain non-financial covenants as specified in the note agreement. The Company was in violation with certain covenants requiring the Company to be current on all principal and interest payments for any debt of the Company. However, the Company has received a waiver for these violations through September 30, 2006. Since the waiver was effective only through September 30, 2006, the Company has recorded the note as a current liability as of December 31, 2005 and September 30, 2006.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE K — LONG-TERM NOTES PAYABLE — RELATED PARTIES — (Continued)
      In March 2006, the holder of a $3,000,000 convertible debenture evidencing debt to a related party agreed to convert their debenture into 30% of the Company’s common stock on a fully diluted basis, excluding shares issuable upon conversion of convertible notes and warrants issued in March 2006 and shares issued or issuable as a result of securities sold in a planned initial public offering, prior to the anticipated initial public offering of the Company’s stock. If the Company does not complete the initial public offering of its stock by September 30, 2006, the debenture will be governed by its prior terms (see note R for subsequent extension of the initial public offering date).

Convertible bridge notes payable
      The Company has issued bridge notes to related parties. The notes are unsecured, accrue interest at 10% and have varying maturity dates through December 2009. The notes are convertible at the discretion of the note holder, into shares of common stock as specified in each agreement, with a conversion rate of $9.00 per share or the current offering price, whichever is less. At December 31, 2005 and 2004, notes payable totaling $683,550 were convertible into 75,956 shares of common stock.
      As consideration for the loans, the lenders received shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock. As of December 31, 2005, the note holders received a total of 36,106 shares of the Company’s common stock and warrants to purchase 82,895 shares of the Company’s common stock at $9.00 per share with terms ranging from two to five years from the note agreement date. The Company valued the common stock at $65,000 ($1.80 per share) based on an internal valuation of the Company’s common stock during July 2004 in the absence of stock transactions. The fair value of the warrant granted was calculated at $30,374 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.
      The Company reduced the carrying value of the notes by amortizing the fair value of common stock and warrants granted in connection with the notes payable over the term of each original note. As of December 31, 2004, all of the convertible bridge notes payable have been extended to five year maturities without consideration. The remaining debt discount to be amortized was $0 at both December 31, 2005 and 2004.
      In March 2006, the holders of convertible bridge notes totaling $683,550 agreed to convert their notes into shares of the Company’s common stock in the event of an initial public offering of the Company’s stock. The notes will convert at the lesser of the exercise price stated in the note or 80% of the initial public offering price. The Company must complete the initial public offering of the Company’s stock by September 30, 2006 or the notes will revert to their prior terms (see note R for subsequent extension of the initial public offering date). The Company will record a debt inducement expense if and when the initial public offering is completed.

Non-convertible notes payable
      The Company has issued a non-convertible note payable to a related party. The note is unsecured and requires quarterly interest payments at 10%. The note has a maturity date of December 2009.
      As consideration for the loan, the lender received a warrant to purchase 2,967 shares of the Company’s common stock at $9.00 per share within five years from the note agreement date. The fair value of the warrant granted was calculated at $1,071 using the Black-Scholes model. The following

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE K — LONG-TERM NOTES PAYABLE — RELATED PARTIES — (Continued)
assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.
      The Company reduced the carrying value of the notes by amortizing the fair value of the warrant granted in connection with the notes payable over the term of each original note as additional interest expense. As of December 31, 2004, the non-convertible note payable has been extended to a five year maturity without consideration. The remaining debt discount to be amortized was $0 at both December 31, 2005 and 2004.
      Future maturities of notes payable are as follows:

Year Ending December 31,	Amount

2006	$3,000,000
2007	—
2008	100,000
2009	563,750
2010	33,550

Total	$3,697,300

NOTE L — COMMITMENTS AND CONTINGENCIES

Operating Leases
      The Company leases storage and office space under a non-cancelable operating lease that requires monthly payments of $5,415 that escalate to $5,918 through November 2009. The lease also requires payments of real estate taxes and other operating expenses.
      The Company also leases equipment under a non-cancelable operating lease that requires monthly payments of $441 through December 2008.
      Rent expense under the operating leases was $98,179 and $55,849 for the years ended December 31, 2005 and December 31, 2004, respectively.
      Future minimum lease payments for operating leases are as follows:

Year Ending December 31,	Amount

2006	$70,458
2007	72,611
2008	74,727
2009	65,095

Total	$282,891

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE M — SHAREHOLDERS’ DEFICIT
      The Company has issued common stock purchase warrants to certain debt holders, contractors, and investors in exchange for their efforts to sustain the Company. The Company values the warrants using the Black-Scholes pricing model and they are recorded based on the reason for issuance.
      Warrants issued to non-employees during the years ended December 31, 2005 and December 31, 2004 were as follows:

	December 31, 2005		December 31, 2004

		Weighted		Weighted
		Average		Average
	Common Stock	Exercise	Common Stock	Exercise
	Warrants	Price	Warrants	Price

Outstanding at beginning of year	412,446	$9.57	131,765	$10.59
Granted	183,637	8.45	287,228	8.96
Exercised	—	—	—	—
Expired	(28,483)	3.38	(6,547)	8.83

Outstanding and exercisable at end of year	567,600	$9.25	412,446	$9.57

      As of December 31, 2005, the weighted average contractual life of the outstanding warrants was 3.69 years.
      The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2005	2004

Expected life	3-5 Years	5 Years
Dividend yield	0%	0%
Expected volatility	61.718%	61.718%
Risk-free interest rate	5.0%	5.0%
      The Company issued common stock purchase warrants pursuant to contractual agreements to certain non-employees. Warrants granted under these agreements are expensed when the related service or product is provided. Total expense recognized for non-employee granted warrants for interest expense and other services was $86,270 and $56,611 for the years ended December 31, 2005 and December 31, 2004, respectively.
      During 2005, the Company sold 113,889 equity units for $1,025,000. Each unit contained one share of stock and a warrant to purchase 25% of a share of the Company’s common stock. The warrants can be exercised within five years from the equity unit purchase date at an exercise price of $9.00 per share.
      As of December 31, 2005, the Company had employment agreements with three key employees. Under these agreements, upon a sale or merger transaction by the Company, the three employees will receive warrants to purchase 55,556 shares of the Company’s common stock with an exercise price of $9.00 per share for all three employees. These agreements expired March 31, 2006.
      In March 2006, the holders of convertible notes totaling $2,029,973 agreed to convert their notes into shares of the Company’s common stock in the event of an initial public offering of the Company’s stock. The notes will convert at the lesser of the exercise price stated in the note or 80% of the initial public

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE M — SHAREHOLDERS’ DEFICIT — (Continued)
offering price. The Company must complete the initial public offering of the Company’s stock by September 30, 2006 or the notes will revert to their prior terms (see note R for subsequent extension of the initial public offering date).
      In 2006, the Company issued 16,666 shares of common stock to the holder of a $3,000,000 convertible debenture in payment of interest due in the amount of $150,000.
NOTE N — STOCK-BASED COMPENSATION
      The Company has issued common stock warrants to employees as stock-based compensation. The Company values the warrants using the Black-Scholes pricing model. The warrants vested immediately and had exercise periods of five years.
      Warrants issued to employees during the years ended December 31, 2005 and December 31, 2004 were as follows:

	December 31, 2005		December 31, 2004

		Weighted		Weighted
	Common	Average	Common	Average
	Stock	Exercise	Stock	Exercise
	Warrants	Price	Warrants	Price

Outstanding at beginning of year	137,522	$3.08	34,444	$0.87
Granted	191,815	8.63	103,078	3.82
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding and exercisable at end of year	329,337	$6.31	137,522	$3.08

      Information with respect to employee common stock warrants outstanding and exercisable at December 31, 2005 is as follows:

	Warrants Outstanding
				Warrants Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$ 0.09-$ 2.16	47,222	2.57 Years	$0.13	47,222	$0.13
$ 2.25-$ 6.66	67,411	3.74 Years	2.25	67,411	2.25
$ 6.75-$ 8.91	119,445	4.12 Years	6.75	119,445	6.75
$ 9.00-$11.25	42,481	4.95 Years	9.24	42,481	9.24
$13.50-$22.50	52,778	5.16 Years	13.69	1,111	22.50

	329,337	4.09 Years	$6.31	277,670	$4.98

      During 2005, the Company issued warrants to employees to purchase 51,667 shares of the Company’s common stock at an exercise price of $13.50 per share. Also during 2005, the Company issued warrants to non-employees to purchase 51,667 shares of the Company’s common stock at an exercise price of

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE N — STOCK-BASED COMPENSATION — (Continued)
$13.50 per share. The exercise price was changed to $9.00 per share during March 2006. The Company recognized $81,126 of expense during 2006 related to the repricing of these warrants.
NOTE O — INCOME TAXES
      There is no current or deferred tax provision or benefit for the years ended December 31, 2005 and December 31, 2004.
      Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforwards that create deferred tax assets and liabilities are as follows:

	2005	2004

Current asset:
Allowance for doubtful accounts	$1,000	$—
Property and equipment	(29,000)	(17,000)
Accrued expenses	14,000	17,000
Non-current asset:
Net operating loss carryforwards	6,203,000	4,265,000

Deferred tax asset	6,189,000	4,265,000
Less: valuation allowance	(6,189,000)	(4,265,000)

Net deferred tax asset	$—	$—

      Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. As of December 31, 2005, the Company had federal net operating loss (NOL) carryforwards of approximately $15,600,000, which will begin to expire in 2020. The Company also has various state net operating loss carryforwards for income tax purposes of $14,100,000, which will begin to expire in 2020. The utilization of a portion of the Company’s NOLs and carryforwards is subject to annual limitations under Internal Revenue Code Section 382. Subsequent equity changes could further limit the utilization of these NOLs and credit carryforwards.
      Realization of the NOL carryforwards and other deferred tax temporary differences are contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a full valuation allowance has been recorded against the Company’s deferred tax asset.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE O — INCOME TAXES — (Continued)
      The components of income tax expense (benefit) consist of the following:

	Year Ended December 31,

	2005	2004

Income tax provision:
Deferred:
Federal	$(1,617,000)	$(1,135,000)
State	(307,000)	(216,000)
Change in valuation allowance	1,924,000	1,351,000

Total income tax expense (benefit)	$—	$—

      The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion there of, to be utilized, and will reduce the valuation allowance appropriately at such time when it is determined that the “more likely than not” criteria is satisfied.
      The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to loss before taxes as a result of the following:

	Year Ended
	December 31,

	2005	2004

Federal statutory rate	(34.0)%	(34.0)%
State taxes	(6.5)	(6.5)
Other	0.3	0.0
Change in valuation allowance	40.2	40.5

	—%	—%

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE P — SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

			Nine Months Ended
	Year Ended	Year Ended
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005

			(Unaudited)	(Unaudited)
Cash paid for:
Interest	$424,329	$77,569	$427,200	$315,847
Noncash Investing and Financing Activities:
Common stock issued for notes payable
Related parties	$73,132	$—	$202,645	$—
Non-related parties	—	123,490	58,863	—
Warrants issued for notes payable
Related parties	99,879	45,303	268,872	33,954
Non-related parties	60,874	10,769	1,912,197	48,408
Stock and warrants issued for deferred financing costs
Related parties	28,479	—	—	—
Non-related parties	25,782	20,000	—	—
Conversion of accounts payable into long-term notes payable	15,000	43,500	55,000	15,000
Conversion of accounts payable into long-term notes payable — related party	—	33,550	—	—
Conversion of deferred revenue into long-term note payable	328,275	168,750	—	—
Conversion of accrued interest into long-term notes payable	112,423	—	76,531	90,000
Issuance of note payable in exchange for inventory	482,193	—	—	—
Long-term note payable converted into common stock	—	10,000	—	—
Non-cash purchase of fixed assets through capital lease	—	12,047	5,910	—
Non-cash deposit on capital lease	—	4,966	—	—
Beneficial conversion of short-term notes payable	—	—	1,593,048	—
NOTE Q — RELATED PARTY TRANSACTIONS
      The Company has outstanding convertible notes payable to related parties. Interest expense incurred to related parties was $296,898 and $70,569 for the years ended December 31, 2005 and December 31, 2004, respectively. At December 31, 2005 and December 31, 2004, the Company had unpaid interest to shareholders and warrant holders of $169,675 and $99,106, respectively.

WIRELESS RONIN® TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2005 and 2004
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 2006
AND 2005 IS UNAUDITED) — (Continued)
NOTE Q — RELATED PARTY TRANSACTIONS — (Continued)
      During 2005 and 2006, the Company borrowed funds from two related parties to fund short-term cash needs. The Company issued the related parties warrants to purchase 39,492 shares of the Company’s common stock at $9.00 per share within five years from the advance date. The fair value of the warrants granted was calculated at $155,127 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%. See Note G.
      During 2004, two related parties guaranteed short-term notes of the Company payable to a bank and equipment lease finance company. The Company issued the related parties warrants to purchase 25,000 shares of the Company’s common stock at $13.50 per share within five years from the advance date. The fair value of the warrant granted was calculated at $6,054 using the Black-Scholes model. The following assumptions were used to calculate the value of the warrant: dividend yield of 0%, risk-free interest rate of 5%, expected life equal to the contractual life of five years, and volatility of 61.718%.
NOTE R — SUBSEQUENT EVENTS
      On April 14, 2006, at a Special Meeting of Shareholders of the Company, the shareholders approved a one-for-six reverse stock split of all outstanding common shares. On August 28, 2006, the Company’s Board of Directors approved a two-for-three reverse stock split of all outstanding common shares. All shares and per share information in the accompanying financial statements are restated to reflect the effect of these stock splits.
      During July 2006, the holders of convertible bridge notes payable agreed to extend the date for which the Company was required to complete the initial public offering of the Company’s common stock from September 30, 2006 to November 30, 2006.
      During August 2006, the holder of a $200,000 convertible bridge note payable (see note J) agreed to extend the maturity through August 25, 2006. On August 25, 2006, the holder converted the note and the interest accrued to date into bridge notes.

PUBLIC SPACES

ScotRail - Scotland

Canterbury Park (Minneapolis Airport)

CANTERBURY PARK

Las Vegas Convention Center

HOSPITALITY

Coca-Cola

Muller Family Theatres

Foxwoods Resort & Casino

FOX

Chateau Theatres Food Court

Chateau Theatres

SERVICES

Spalon Montage

Sun Spa

Kids' Hair

Prospectus
                  , 2006
Wireless Ronin Technologies, Inc.
            Shares
Common Stock
Dealer Prospectus Delivery Obligation
        Until                , 2006 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers
      Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
      Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.
      The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 25.	Other Expenses of Issuance and Distribution
      Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

SEC registration fee	$2,769
NASD filing fee	2,570
Nasdaq listing fee	30,000
Legal fees and expenses	350,000
Accounting fees and expenses	50,000
Blue sky qualification fees and expenses	15,000
Printing and engraving expenses	75,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous expenses	49,161

Total	$579,500

Item 26.	Recent Sales of Unregistered Securities
      Since March 31, 2003, we have issued and sold the following unregistered securities:
      (a) Between May 20, 2003 and February 10, 2005, we issued $4,510,800 principal amount of 5-year convertible debentures and notes to 17 investors. In March 2006, we entered into note conversion agreements and addenda thereto with each of these investors providing, among other things, for the extension of payment of principal and interest due on these debt securities to a date which will be the earlier of our completion of this offering or September 30, 2006. In addition to deferral of any payments of principal or interest due on these debt securities, the note conversion agreements and addenda thereto provided that the debt securities would be automatically converted into our common stock at the lesser of the conversion rate stated in the securities or 80% of the initial public offering price in this offering. The note conversion agreements also granted the holders the right to convert accrued interest into our common stock effective upon the date we complete this offering.
      (b) Between May 16, 2003 and March 31, 2006, we issued 374,683 shares of common stock to investors in connection with various financing transactions and as consideration for extending bridge loans and notes.
      (c) Between May 20, 2003 and January 13, 2006, we issued warrants for the purchase of an aggregate of 427,584 shares of common stock to the holders of our debt securities, including certain holders of our short-term notes (described below). The warrants were generally exercisable for a five-year period at exercise prices ranging from $0.09 to $13.50 per share.
      (d) Between July 10, 2003 and July 22, 2004, we issued short-term convertible notes to seven investors in principal amounts aggregating $630,422. All but one of the notes were convertible into our common stock at the option of the note holder at $9.00 with the other note convertible at $13.50 per share. All but one of these notes have been continuously extended and all but one of the note holders have entered into note conversion agreements described in paragraph (a) above.
      (e) On October 15, 2003, we issued a warrant to purchase 1,666 shares of common stock to one of our former directors. The warrant was for a five-year period at an exercise price of $0.09 per share.
      (f) Between July 1, 2004 and October 3, 2005, we issued warrants for the purchase of an aggregate of 66,334 shares of common stock to various product development and service providers. The warrants were generally exercisable for a five-year period at exercise prices ranging from $6.75 to $13.50 per share.
      (g) Between July 12, 2004 and March 31, 2006, we issued 64 warrants to 29 employees for the purchase of an aggregate of 379,264 shares of common stock, exercisable at prices ranging from $0.09 to $11.75 per share. Of the warrants issued, five warrants were issued to our current chief executive officer and five other executive officers, one of whom is no longer with the Company.
      (h) Between February 28, 2005 and December 30, 2005, we issued warrants for the purchase of an aggregate of 37,500 shares of common stock to an officer, a non-employee director and a former director in consideration for their personal guarantees on loans to our company as described in “Certain Relationships and Related Party Transactions.” The warrants were exercisable for a five-year period at exercise prices ranging from $9.00 to $13.50. Thee warrants with the exercise price of $13.50 per share were subsequently repriced to $9.00 per share as described under “Warrant Repricing” above.
      (i) Between June 16, 2005 and March 6, 2006, we issued warrants for the purchase of an aggregate of 39,490 shares of common stock to one of our directors and one of our executive officers in connection with a factoring agreement as described in “Certain Relationships and Related Party Transactions.” The warrants are exercisable for a five-year period at an exercise price of $9.00 per share.
      (j) On January 5, 2005 and September 7, 2005, we borrowed an aggregate of $3,000,000 from the Spirit Lake Tribe, currently evidenced by a 10% convertible debenture which is convertible into 30% of our common stock, calculated on a fully-diluted basis. On March 7, 2006, we and the Spirit Lake Tribe entered into an amendment to the convertible debenture agreement providing, among other things, that the principal amount of the debenture would be automatically converted into our common stock upon completion of this offering, equal to 30% of our common stock outstanding on a fully diluted basis, excluding shares issuable to holders of our 12% convertible notes or as a result of the exercise of the warrants issued in connection therewith, and shares of common stock sold in this offering or as a result of the exercise of the warrant issuable to the underwriter of this offering.
      (k) On March 10, 2006, we issued to 53 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $2,775,000 and issued to the holders thereof, warrants to purchase an aggregate of 555,000 shares of our common stock. These convertible promissory notes are convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following this offering, at 80% of the initial public offering price thereof, subject to adjustment pursuant to anti-dilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes mature on the earlier of March 10, 2007 or thirty days following the closing of this offering. In connection with the private placement described in this paragraph (k), we appointed Feltl and Company our exclusive agent and paid Feltl and Company commissions totaling $277,500, a nonaccountable expense allowance of $83,250 and a reimbursement for fees of legal counsel totaling $26,988.20.
      (l) On March 27, 2006, we issued six-year warrants to purchase an aggregate of 50,000 shares of our common stock to two holders of our short-term promissory notes as described in “Certain Relationships and Related Party Transactions.” These warrants are exercisable at $6.30 per share.
      (m) On March 31, 2006, we issued five-year warrants for the purchase of an aggregate of 51,667 shares of common stock to three of our executive officers. These warrants are exercisable at $9.00 per share.
      (n) On June 30, 2006, we issued 8,333 shares of common stock to Spirit Lake Tribe in connection with the quarterly interest payment on their convertible debenture as described in “Certain Relationships and Related Transactions.”
      (o) On June 30, 2006, we issued an aggregate of 45,332 shares of common stock to two holders of our short-term promissory notes as consideration for extending their promissory notes as described in “Certain Relationships and Related Transactions.”
      (p) On July 27, 2006, we issued to 12 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $1,431,097 and issued to the holders thereof warrants to purchase an aggregate of 286,219 shares of our common stock. These convertible promissory notes are convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following this offering, at 80% of the initial public offering price thereof, subject to adjustment pursuant to antidilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes mature on the earlier of March 10, 2007 or thirty days following the closing of this offering.
      (q) On August 25, 2006, we issued to 20 investors convertible promissory notes bearing interest at the rate of 12% per annum in an aggregate principal amount of $1,542,934 and issued to the holders thereof warrants to purchase an aggregate of 308,587 shares of our common stock. These convertible promissory notes are convertible into our common stock at $7.20 per share, subject to anti-dilution adjustments or, following this offering, at 80% of the initial public offering price thereof, subject to adjustment pursuant to antidilution provisions. The warrants issued to such individuals are similarly exercisable at such exercise prices. Unless converted or prepaid, these notes mature on the earlier of March 10, 2007 or thirty days following the closing of this offering.
      (r) On August 25, 2006, we issued 20,000 shares of common stock to a holder of our convertible promissory notes in connection with such holder’s exchange of the promissory note for our 12% convertible notes and warrants to purchase common stock as described in “Certain Relationships and Related Transactions.”

      (s) On September 30, 2006, we issued 8,333 shares of common stock to Spirit Lake Tribe in connection with the quarterly interest payment on their convertible debenture as described in “Certain Relationships and Related Transactions.”
      Except as noted in paragraph (k) above, we did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above.
      The sales of the securities identified in paragraphs (a) through (s) above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.
      The issuance of warrants to our associates described in paragraphs (e), (f), (g), (h), (i), (l) and (m) and the common stock issuable upon the exercise of the warrants as described in this Item 26 were issued pursuant to written compensatory plans or arrangements with our associates, officers, directors and advisors in reliance upon the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act. All recipients either received information about us or had access, through employment or other relationships, to such information.

Item 27.	Exhibits.
      See “Index to Exhibits.”

Item 28.	Undertakings
      The undersigned registrant hereby undertakes:
      To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
      For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Eden Prairie, State of Minnesota, on November 6, 2006.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Jeffrey C. Mack

Jeffrey C. Mack
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Jeffrey C. Mack Jeffrey C. Mack		Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer and Director)	November 6, 2006

/s/ John A. Witham John A. Witham		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 6, 2006

* Dr. William F. Schnell		Director	November 6, 2006

* Carl B. Walking Eagle Sr.		Director	November 6, 2006

* Gregory T. Barnum		Director	November 6, 2006

* Thomas J. Moudry		Director	November 6, 2006

* Brett A. Shockley		Director	November 6, 2006

*By:	/s/ John A. Witham John A. Witham Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

1	Form of Underwriting Agreement by and between the Registrant and Feltl and Company (including form of warrant).*
3.1	Articles of Incorporation, as amended of the Registrant.*
3.2	Bylaws, as amended of the Registrant.*
4.1	See exhibits 3.1 and 3.2.*
4.2	Specimen form of common stock certificate of the Registrant.*
4.3	Form of Current Warrant to Purchase Common Stock of the Registrant.*
4.4	Form of Previous Warrant to Purchase Common Stock of the Registrant.*
4.5	Form of Convertible Debenture Note issued to lenders, including related parties (including the extension thereto).*
4.6	Convertible Debenture Note issued to Steve Meyer in the amount of $100,000 dated March 12, 2004.*
4.7	Promissory Note issued to SHAG LLC in the amount of $100,000 dated November 11, 2005.*
4.8	Promissory Note issued to Jack Norqual in the amount of $300,000 dated December 27, 2005.*
4.9	Promissory Note issued to Barry Butzow in the amount of $300,000 dated December 27, 2005.*
4.10	Form of Note Conversion Agreement by and between the Registrant and certain lenders (including the addendum thereto).*
4.11	Note Conversion Agreement by and between the Registrant and Galtere International Master Fund L.P., dated March 3, 2006.*
4.12	Note Conversion Agreement by and between the Registrant and SHAG LLC, dated March 9, 2006.*
4.13	Letter regarding Note Extension by Barry Butzow dated June 27, 2006.*
4.14	Letter regarding Note Extension by Jack Norqual dated June 27, 2006.*
5	Opinion of Briggs and Morgan, Professional Association.*
10.1	Wireless Ronin Technologies, Inc. 2006 Equity Incentive Plan.*
10.2	Wireless Ronin Technologies, Inc. 2006 Non-Employee Director Stock Option Plan.*
10.3	Form of Loan and Subscription Agreement by and between the Registrant and each purchaser of 12% Convertible Bridge Notes.*
10.4	Form of the Registrant’s 12% Convertible Bridge Notes.*
10.5	Form of Warrant to Purchase Shares of Common Stock issued by the Registrant to purchasers of 12% Convertible Bridge Notes.*
10.6	Employment Agreement, dated as of April 1, 2006, between the Registrant and Jeffrey C. Mack.*
10.7	Employment Agreement, dated as of April 1, 2006, between the Registrant and Christopher F. Ebbert.*
10.8	Employment Agreement, dated as of April 1, 2006, between the Registrant and Stephen E. Jacobs.*
10.9	Employment Agreement, dated as of April 1, 2006, between the Registrant and Scott W. Koller.*
10.10	Employment Agreement, dated as of April 1, 2006, between the Registrant and John A. Witham.*
10.11	Strategic Partnership Agreement, dated May 28, 2004, between the Registrant and The Marshall Special Assets Group, Inc., as amended.*
10.12	Factoring Agreement, dated May 23, 2005, by and between the Registrant and Barry W. Butzow and Stephen E. Jacobs.*
10.13	Lease, dated November 15, 2004, between the Registrant and The Brastad/Lyman Partnership.*
10.14	Convertible Debenture Purchase Agreement between the Registrant and the Spirit Lake Tribe dated January 5, 2005.*
10.15	10% Convertible Debenture in principal amount of $3,000,000 dated September 7, 2005.*

Exhibit
Number	Description

10.16	Amended and Restated Convertible Debenture Purchase Agreement between the Registrant and the Spirit Lake Tribe dated September 7, 2005.*
10.17	Amendment No. 1 to Amended and Restated Convertible Debenture Purchase Agreement between the Registrant and the Spirit Lake dated February 27, 2006.*
10.18	Guaranty by and between Stephen E. Jacobs and Winmark Corporation dated December 8, 2004.*
10.19	Commercial Guaranty by and between the Registrant, as Borrower, Signature Bank, as Lender and Michael J. Hopkins, as Guarantor dated January 12, 2006.*
10.20	Commercial Guaranty by and between the Registrant, as Borrower, Signature Bank, as Lender and Barry Butzow, as Guarantor dated November 10, 2005.*
10.21	Commercial Guaranty by and between the Registrant, as Borrower, Signature Bank, as Lender and Barry Butzow, as Guarantor dated November 2, 2004.*
10.22	Lease by and between Dennis P. Dirlam and the Registrant dated April 18, 2006.*
10.23	Sale and Purchase Agreement, dated July 11, 2006, between Sealy Corporation and the Registrant.*x
10.24	Amendment No. 2 to Amended and Restated Convertible Debenture Agreement and Debenture between the Registrant and Spirit Lake Tribe dated July 18, 2006.*
10.25	Note Amendment Agreement by and between the Registrant and Galtere International Master Fund L.P. dated July 21, 2006.*
10.26	Form of Note Amendment Agreement by and between the Registrant and certain lenders dated July 27, 2006.*
10.27	Form of option agreement granted under the 2006 Equity Incentive Plan.*
10.28	Letter Amendment, dated October 5, 2006, to the Sale and Purchase Agreement between Sealy Corporation and the Registrant.*
10.29	Form of option agreement under the 2006 Non-Employee Director Stock Option Plan.*
10.30	Hardware Partnership Agreement, dated September 14, 2006, by and between Richardson Electronics Ltd. and the Registrant.
21	Subsidiaries of the Registrant.*
23.1	Consent of Virchow, Krause & Company, LLP.
23.2	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).*
24	Powers of Attorney.*

*	Previously filed.

x	Confidential treatment has been requested for the confidential portions of this agreement.